Exhibit 10.1

MASTER AGREEMENT

AMONG

T-MOBILE USA, INC.,

T-MOBILE SUBSIDIARIES NAMED HEREIN,

CROWN CASTLE INTERNATIONAL CORP.

AND

CROWN CASTLE SUBSIDIARY NAMED HEREIN

DATED AS OF SEPTEMBER 28, 2012

TABLE OF CONTENTS

i

v

Schedules

Schedule 1	CA/NV Consent and Acknowledgment
Schedule 2	Excluded Equipment
Schedule 3	MPL Sites
Schedule 4	Portfolio Sites
Schedule 5	Sale Sites
Part A	CA/NV Sites
Part B	Other Leased Sites
Part C	Owned Sites
Schedule 6	Site List
Schedule 7	SMS Dispute Sites
Schedule 8	CA/NV Site Agreements

Exhibits

Exhibit A	Form of Management Agreement
Exhibit B	Form of Master Prepaid Lease
Exhibit C	Form of General Assignment and Assumption Agreement
Exhibit D	Form of MPL Site MLA
Exhibit E	Form of Sale Site MLA
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Joinder Agreement
Exhibit H	Form of Paying Agent Agreement
Exhibit I	Form of T-Mobile Internal Transfers Agreement
Exhibit J	Form of T-Mobile SPE Certificate of Formation
Exhibit K	Form of T-Mobile SPE LLC Agreement
Exhibit L	Form of T-Mobile SPE Separateness Agreement
Exhibit M	Form of Sale Site Subsidiary Certificate of Formation
Exhibit N	Form of Sale Site Subsidiary LLC Agreement
Exhibit O	Form of Membership Interest Assignment and Assumption Agreement
Exhibit P	Form of Parent Indemnity Agreement
Exhibit Q	Press Release

MASTER AGREEMENT

This MASTER AGREEMENT (this “Agreement”), dated as of September 28, 2012 (the “Signing Date”), is among Crown Castle International Corp., a Delaware corporation (“Crown”), T-Mobile USA, Inc., a Delaware corporation (“T-Mobile”), the Subsidiaries of T-Mobile named on the signature pages hereto as “T-Mobile Contributors” (each such Subsidiary, a “T-Mobile Contributor” and, collectively, the “T-Mobile Contributors”; each of T-Mobile and the T-Mobile Contributors being a “T-Mobile Party” and, collectively, the “T-Mobile Parties”), and each Sale Site Subsidiary, each T-Mobile SPE and the Tower Operator that become a party to this Agreement pursuant to Section 10.3 and Section 11.3.  Each of Crown, the T-Mobile Parties and, subject to Section 10.3, Section 11.3 and the terms of the applicable Joinder Agreements, each Sale Site Subsidiary, each T-Mobile SPE and the Tower Operator, may hereafter be referred to as a “Party” and, collectively, as the “Parties”.

RECITALS:

A.           The T-Mobile Contributors operate the Portfolio Sites;

B.           Crown desires to, through Tower Operator or the Sale Site Subsidiaries, as applicable, purchase and acquire the Included Property of the Sale Sites and Lease the Included Property of the MPL Sites, or otherwise operate and manage the Sale Sites and the MPL Sites, in each case on the terms and subject to the conditions set forth in this Agreement and the Collateral Agreements;

C.           Crown intends to market all available capacity at the MPL Sites and the Sale Sites through the Tower Operator and the Sale Site Subsidiaries, respectively, and to maximize the collocation revenue that may be derived therefrom;

D.           At or prior to the Initial Closing, the T-Mobile Parties shall form (i) two Delaware limited liability companies (each, a “T-Mobile SPE” and, collectively, the “T-Mobile SPEs”) in accordance with Section 2.1(a) and (ii) two Delaware limited liability companies (each, a “Sale Site Subsidiary” and, collectively, the “Sale Site Subsidiaries”) in accordance with Section 2.1(d);

E.           At or prior to the Initial Closing, Crown shall form a Delaware limited liability company (the “Tower Operator”) as more particularly described in Section 2.1(b), and the Tower Operator shall form a Delaware limited liability company (the “Paying Agent”) as more particularly described in Section 2.1(c);

F.           At or prior to the Applicable Closing, each applicable T-Mobile Party shall (i) cause to be contributed, conveyed, assigned, transferred and delivered to the applicable T-Mobile SPE its respective right, title and interest in, to and under the Included Property of the Contributable Sites in accordance with the terms of Section 2.2(a) and pursuant to the T-Mobile Internal Transfers Agreement, (ii) cause to be contributed, conveyed, assigned, transferred and delivered to the applicable Sale Site Subsidiary its respective right, title and interest in, to and under the Included Property of the Assignable Sites in accordance with the terms of Section 2.2(b) and Section 2.2(c) and pursuant to the T-Mobile Internal Transfers Agreement, (iii) enter into a management agreement with the T-Mobile SPEs, Sale Site Subsidiaries and Tower Operator (the “Management Agreement”), substantially in the form attached as Exhibit A, with respect to the Managed Sites in accordance with Section 2.2(f), pursuant to which the T-Mobile Contributors shall grant to the Tower Operator or the Sale Site Subsidiaries, as applicable, as of the Applicable Closing Date, the right to operate each Non-Contributable Site and each Non-Assignable Site (including the Included Property thereof), as applicable, and the T-Mobile SPEs shall grant to the Tower Operator, as of the Applicable Closing Date, the right to operate each Pre-Lease Site (including the Included Property thereof), in each case until such time as such Site becomes a Lease Site or an Assignable Site, as applicable, (iv) upon the consummation of the transactions contemplated by the T-Mobile Internal Transfers Agreement, cause to be sold, conveyed, assigned, transferred and delivered to Crown (or one of its Affiliates designated by Crown) all of the Sale Site Subsidiary Interests in accordance with Section 2.2(e) and pursuant to the T-Mobile Transfer Transactions;

G.           At the Initial Closing, T-Mobile, the T-Mobile SPEs and the Tower Operator shall enter into a master prepaid lease for the MPL Sites held or operated by the T-Mobile SPEs (the “MPL”), substantially in the form attached as Exhibit B, and the Tower Operator General Assignment and Assumption Agreement, substantially in the form attached as Exhibit C (the “Tower Operator General Assignment and Assumption Agreement”), in accordance with the terms of Section 2.2(d), pursuant to which the T-Mobile SPEs shall (i) with respect to each Lease Site held by the T-Mobile SPEs, Lease the Included Property of the Lease Site to the Tower Operator and (ii) sell, convey, assign, transfer and deliver the T-Mobile SPEs’ rights to the Collocation Agreements of the MPL Sites to the Tower Operator;

H.           At the Initial Closing, T-Mobile, the Tower Operator and the applicable T-Mobile Collocators shall enter into a master leaseback agreement for the MPL Sites (the “MPL Site MLA”), substantially in the form attached as Exhibit D, in accordance with Section 2.2(h), pursuant to which the Tower Operator shall (i) sublease to the applicable T-Mobile Collocators the T-Mobile Collocation Space at the Lease Sites and (ii) reserve and make the T-Mobile Collocation Space available for the exclusive use and possession of the applicable T-Mobile Collocators (subject to certain incidental rights) at each Managed MPL Site until such time as such Managed MPL Site becomes a Lease Site;

I.           At the Initial Closing, T-Mobile, the Sale Site Subsidiaries and the applicable T-Mobile Collocators shall enter into a master leaseback agreement for the Sale Sites (the “Sale Site MLA”), substantially in the form attached as Exhibit E, in accordance with Section 2.2(h), pursuant to which the Sale Site Subsidiaries shall (i) sublease to the applicable T-Mobile Collocators the T-Mobile Collocation Space at the Assignable Sites and (ii) reserve and make the T-Mobile Collocation Space available for the exclusive use and possession of the applicable T-Mobile Collocators (subject to certain incidental rights) at each Managed Sale Site until such time as such Managed Sale Site becomes an Assignable Site; and

J.           At the Initial Closing, the T-Mobile Parties, the T-Mobile SPEs, the Tower Operator and the Sale Site Subsidiaries shall enter into the Transition Services Agreement (the “Transition Services Agreement”), substantially in the form attached as Exhibit F, pursuant to which the T-Mobile Parties and the T-Mobile SPEs shall provide the Tower Operator and the Sale Site Subsidiaries certain services for an interim period following the Initial Closing.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1   Certain Defined Terms.  As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the following respective meanings when used in this Agreement with initial capital letters.

“Accountants” has the meaning set forth in Section 9.1(b).

“Accounts Payable” means all Liabilities arising out of the operation, use or occupancy of the Included Property of any Site in the ordinary course of business that would be shown as current accounts payable on a combined balance sheet for the Sites, prepared in accordance with GAAP, as of immediately prior to the Applicable Closing Date.  “Accounts Payable” does not include (i) Liabilities which any Party to this Agreement or any party to any Collateral Agreement has agreed to pay or perform pursuant to this Agreement (other than Section 2.9) or such Collateral Agreement or (ii) payables and expenses in respect of events and for periods and portions thereof on and subsequent to the Applicable Closing Date.

“Accounts Receivable” means all receivables arising out of the operation, use or occupancy of the Included Property of any Site in the ordinary course of business that would be shown as current accounts receivable on a combined balance sheet for the Sites, prepared in accordance with GAAP, as of immediately prior to the Applicable Closing Date.

“Action” has the meaning set forth in Section 14.12.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person.  As used in this definition, “control” means the beneficial ownership (as such term is defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended) of 50% or more of the voting interests of the Person.

“Aggregate Deferred Managed Site Consideration” means, at any time of determination, the aggregate amount of Deferred Managed Site Consideration paid by Crown or the Tower Operator to the T-Mobile Parties or the T-Mobile SPEs with respect to all Managed Sites that have been converted to Lease Sites or Assignable Sites, as applicable, and for which a Technical Closing has occurred on or prior to such time of determination.

“Agreement” has the meaning set forth in the preamble and shall include, except where the context otherwise requires, all of the attached Schedules and Exhibits and the T-Mobile Disclosure Letter and the Crown Disclosure Letter.

“Antitrust Laws” means the HSR Act or any other antitrust, competition or trade regulatory Laws.

“Applicable Closing” means (i) with respect to all Sites other than the CA/NV Sites, the Initial Closing, and (ii) with respect to the CA/NV Sites, (a) the Initial Closing if the CA/NV Inclusion occurs at the Initial Closing or (b) the CA/NV Subsequent Closing if the CA/NV  Inclusion occurs at the CA/NV Subsequent Closing.

“Applicable Closing Date” means (i) with respect to all Sites other than the CA/NV Sites, the Initial Closing Date, and (ii) with respect to the CA/NV Sites, (a) if the CA/NV Inclusion occurs at the Initial Closing, the Initial Closing Date or (b) if the CA/NV Inclusion does not occur at the Initial Closing but occurs at the CA/NV Subsequent Closing, the CA/NV Subsequent Closing Date.

“Assignable Site” has the meaning set forth in Section 4.1(c).

“Assignment Exception” means, with respect to any Sale Site, any Authorization that must be obtained or satisfied in order for (i) the applicable T-Mobile Contributor to (a) contribute, convey, assign, transfer or deliver the Included Property or the related Collocation Agreements of such Sale Site to the applicable Sale Site Subsidiary or (b) sell, convey, assign, transfer or deliver all Sale Site Subsidiary Interests to Crown, (ii) any Sale Site Subsidiary to contribute, convey, assign, transfer or deliver the Included Property or the related Collocation Agreements of such Sale Site to Crown or any Affiliate of Crown or (iii) Crown to contribute, convey, assign, transfer or deliver any Sale Site Subsidiary Interests to any Affiliate of Crown, in each case without breach of Law or contract.

“Auction” has the meaning set forth in Section 9.12(a).

“Authorization” means, with respect to any Site, each consent, approval or waiver from, or a notice to or filing with, any Governmental Authority or other Person (including, if applicable, the Ground Lessor under the Ground Lease for such Site), if any, required in order to consummate the transactions contemplated by this Agreement.

“Available Space,” as to any Site, has the meaning set forth in the MPL Site MLA or the Sale Site MLA, as applicable.

“Bankruptcy” means a proceeding, whether voluntary or involuntary, under the federal bankruptcy laws, a foreclosure, an assignment for the benefit of creditors, trusteeship, conservatorship or other proceeding or transaction arising out of the insolvency of a Person or any of its Affiliates or involving the complete or partial exercise of a creditor’s rights or remedies in respect of payment upon a breach or default in respect of any obligation.

“CA/NV Closing Condition” means the closing condition, applicable only to the CA/NV Sites, set forth in Section 10.5 (with respect to the Initial Closing) or Section 2.6(b)(ii) (with respect to the CA/NV Subsequent Closing).

“CA/NV Consent and Acknowledgement” means a consent and acknowledgment from the CA/NV Counterparty which shall contain the CA/NV Counterparty’s agreement and consent to, and acknowledgment and confirmation of, the matters set forth on Schedule 1.

“CA/NV Counterparty” means the Ground Lessor under the CA/NV Master Lease, together with its successors and assigns.

“CA/NV Final Date” means the date that is 180 days after the date of this Agreement.

“CA/NV Ground Lease” means the ground lease, sublease, easement, license or other agreement pursuant to which the CA/NV Counterparty or the applicable T-Mobile Contributor holds its leasehold or subleasehold interest, leasehold or subleasehold estate, easement, license, sublicense or other interest in the CA/NV Sites.

“CA/NV Inclusion” means the satisfaction or waiver of the CA/NV Closing Condition and the inclusion of the CA/NV Sites in the transactions contemplated by this Agreement at the Applicable Closing Date for the CA/NV Sites.

“CA/NV Master Lease” means that certain Lease and Sublease, dated December 14, 2000, by and between SBC Tower Holdings LLC, as landlord, and T-Mobile West LLC (as successor in interest to the original tenant under such lease), as tenant, as amended, modified or supplemented from time to time.

“CA/NV Site Agreements” has the meaning set forth in Section 5.19.

“CA/NV Sites” means the Sale Sites set forth in Part A of Schedule 5 as “CA/NV Sites”, including the Included Property related thereto, other than any such sites designated following the Signing Date as Excluded Sites in accordance with the terms of this Agreement (in each case from and after the date of such designation).

“CA/NV Subsequent Closing” has the meaning set forth in Section 2.6(b).

“CA/NV Subsequent Closing Date” has the meaning set forth in Section 2.6(b).

“Casualty Site” means a Portfolio Site with respect to which (i) a casualty, condemnation or other taking, foreclosure, deed in lieu of foreclosure or similar proceeding involving a Lien or Ground Lessor Mortgage has occurred prior to the Applicable Closing Date that renders the Tower on such Site unusable as a communications tower or that otherwise materially impairs the value of such Site or (ii) a notice of condemnation or other taking, foreclosure, deed in lieu of foreclosure or similar proceeding involving a Lien or Ground Lessor Mortgage that is reasonably likely to render the Tower on such Site unusable as a communications tower or otherwise materially impair the value of such Site has been received prior to the Applicable Closing Date.

“Claims” means any claims, demands, assessments, actions, suits, damages, obligations, fines, penalties, liabilities, losses, adjustments, costs and expenses (including those for bodily injury (including death) and property damage (including the loss of use thereof) and reasonable attorneys’ and accountants’ fees and expenses).

“Closing” means the Initial Closing, the CA/NV Subsequent Closing, a Conversion Closing or a Technical Closing.

“Closing Assignable Site Price” means an amount for each Assignable Site equal to the product of (i) the Closing Total TCF for such Assignable Site multiplied by (ii) the TCF Multiple.

“Closing Date” means the date on which a Closing occurs.

“Closing Lease Site Rent” has the meaning set forth in Section 3.2(a).

“Closing Managed Site Consideration” has the meaning set forth in Section 3.2(c).

“Closing Total Consideration” means the sum of (i) the Closing Lease Site Rent for all Lease Sites, plus (ii) the Closing Assignable Site Price for all Assignable Sites, plus (iii) the Closing Managed Site Consideration for all Managed Sites.

“Closing Total TCF” means, with respect to each Portfolio Site, the sum of (i) the TCF for such Portfolio Site, as set forth on the Site List, plus (ii) the Supplemental TCF for such Portfolio Site, as set forth on the Updated Site List.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Agreements” means the following documents:  (i) the MPL, (ii) the MLAs, (iii) the Site Lease Agreements and Memoranda of Site Lease Agreements, (iv) the Tower Operator General Assignment and Assumption Agreement, (v) Management Agreement, (vi) the Transition Services Agreement, (vii) the Paying Agent Agreement, (viii) the T-Mobile Internal Transfers Agreement, (ix) the T-Mobile SPE Separateness Agreements and (x) any other agreements, certificates and documents entered into in connection with the transactions contemplated by this Agreement or the Collateral Agreements.

“Collocation Agreement” means an agreement (other than the MPL) pursuant to which a T-Mobile Party or a T-Mobile SPE (or any Affiliate thereof), as lessor, sublessor, licensor or sublicensor, rents space to a third party at any Site (including space on a Tower), including all amendments, modifications, supplements, assignments, guaranties and side letters related thereto.

“Collocation Operations” means the operations of the T-Mobile Contributors and their respective Affiliates of (i) marketing available capacity at any Site to wireless communications services providers, (ii) administering the Collocation Agreements (including any Master Collocation Agreements) with such wireless communications services providers and (iii) managing the use and occupancy of the Sites by the T-Mobile Contributors and their respective Affiliates and the Tower Subtenants.

“Communications Equipment” means, as to any Site, all equipment and other equipment installed at (i) the T-Mobile Collocation Space and (ii) any other portion of the Site with respect to a Tower Subtenant, for the provision of current or future communication services, including voice, video, internet and other data services.  Such “Communications Equipment” shall include switches, antennas, including microwave antennas, panels, conduits, flexible transmission lines, cables, radios, amplifiers, filters, interconnect transmission equipment and all associated software and hardware, and will include any modifications, replacements and upgrades to such equipment.

“Competing Transaction” has the meaning set forth in Section 9.12(a).

“Confidentiality Agreement” means the Non-Disclosure Agreement dated April 17, 2012, between T-Mobile and Crown Castle International LLC.

“Confirmatory Assignments” has the meaning set forth in Section 2.8(c).

“Contributable Site” has the meaning set forth in Section 4.1(a).

“Contribution Exception” means, with respect to any MPL Site, any Authorization that must be obtained or satisfied in order for the applicable T-Mobile Contributor to contribute, convey, assign, transfer and deliver the Included Property and the related Collocation Agreements of such MPL Site to the applicable T-Mobile SPE without breach of Law or contract.

“Conversion Closing” has the meaning set forth in Section 2.6(c).

“Conversion Closing Date” means, with respect to each Conversion Closing, the date on which such Conversion Closing is deemed to have occurred under Section 2.6(c).

“Corrective Assignment” has the meaning set forth in Section 2.8(d).

“Crown” has the meaning set forth in the preamble.

“Crown Disclosure Letter” means the disclosure letter delivered by Crown to the T-Mobile Parties prior to the execution and delivery of this Agreement.

“Crown Indemnified Parties” means Crown, the Tower Operator and the Sale Site Subsidiaries (after the Initial Closing), and each of their respective Affiliates, together with their respective members, managers and Representatives.

“Crown Proposed Site Designation” has the meaning set forth in Section 3.3(a).

“Crown Proposed TCF” has the meaning set forth in Section 3.3(a).

“Crown Site Report” has the meaning set forth in Section  3.3(a).

“Damaged Site” has the meaning set forth in Section 4.6(b).

“Deferred Managed Site Consideration” means, with respect to each Managed Site, an amount equal to 10% of the product of (i) (a) prior to the determination of the Final Total TCF for such Site in accordance with Section 3.3, the Closing Total TCF for such Site, and (b) after the determination of the Final Total TCF for such Site, the Final Total TCF for such Site, multiplied by (ii) the TCF Multiple.

“De Minimis Claim” has the meaning set forth in Section 12.5(a).

“Environmental Law” means any federal, state or local statute, Law, ordinance, code, rule, regulation, order or decree, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or public or workplace health and safety as may now or at any time hereafter be in effect, including the following, as same may be amended or replaced from time to time, and all regulations promulgated under or in connection with the Superfund Amendments and Reauthorization Act of 1986; CERCLA; The Clean Air Act; The Clean Water Act; The Toxic Substances Control Act; The Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act; The Hazardous Materials Transportation Act; and The Occupational Safety and Health Act of 1970.

“Equipment” means all physical assets (other than real property and interests in real property) located at the applicable Site on, in or attached to the Land, Improvements or Towers. With respect to any item of or interest in real property at any Site, any fixture (other than Towers) attached to that real property is “Equipment” related thereto. “Equipment” does not include any intellectual property or intangible rights or Excluded Equipment.

“Exception” means a Contribution Exception, Leasing Exception or Assignment Exception.

“Excluded Assets” means the following:

(i)	all Excluded Equipment and Excluded Sites;

(ii)
any of the T-Mobile Contributors’ or the T-Mobile SPEs’ right, title or interest in, to and under the Land, other than any fee, leasehold or other interest in such Land granted or transferred to the Tower Operator pursuant to the MPL or the Sale Site Subsidiaries pursuant to this Agreement and the Collateral Agreements;

(iii)
except as otherwise expressly provided in this Agreement (including with respect to any Governmental Approvals constituting Tower Related Assets), any and all licenses granted by the FCC or any other Governmental Authority to the T-Mobile Contributors or their respective Affiliates;

(iv)
any Accounts Receivable or other receivables of the T-Mobile Contributors, the T-Mobile SPEs or the Sale Site Subsidiaries or their respective Affiliates under any Collocation Agreement accruing as to periods ending prior to the Applicable Closing Date (for the avoidance of doubt, the foregoing shall not include any receivables or revenue (including site rental revenue, collocation revenue and prepaid rent) relating to or for events and periods and portions thereof on and subsequent to the Applicable Closing Date);

(v)	any intellectual property of the T-Mobile Contributors, the T-Mobile SPEs or the Sale Site Subsidiaries or their respective Affiliates;

(vi)	any condemnation or eminent domain proceeds with respect to a taking of any Excluded Site;

(vii)	any Tower Bonds;

(viii)
except as otherwise expressly provided in this Agreement, any cash, cash equivalents or marketable securities and all rights to any bank accounts of the T-Mobile Contributors or the T-Mobile SPEs or their respective Affiliates;

(ix)
any Claims of T-Mobile and its Affiliates in respect of any Excluded Asset or Excluded Liability, including Claims against SMS, Michael Flynn or Cingular Wireless, LLC, its Affiliates or any other Person in connection with the SMS Litigation;

(x)
any rights to refunds or credits of Taxes relating to the periods before the Applicable Closing Date or with respect to which T-Mobile or its Affiliates have made any payments, in each case to the extent the Taxes have not been indemnified by Crown or Tower Operator; and

(xi)	for the avoidance of doubt, the SMS Dispute Sites and applicable Tower Related Assets and Collocation Agreements.

“Excluded Equipment” means (i) any Equipment located at any Site as of the Applicable Closing Date used in connection with the occupancy of and operations at the T-Mobile Collocation Space by the T-Mobile Contributors or any of their respective Affiliates pursuant to the MLAs, including all of the Equipment described on the attached Schedule 2, other than any such Equipment actively used by the T-Mobile Contributors exclusively in connection with the operation or maintenance of the Towers on the Applicable Closing Date (and not in connection with any of their other businesses or as support for any of their Communications Equipment on the Towers) and (ii) any Equipment belonging to Tower Subtenants or any other third Person, including any contractor.

“Excluded Liabilities” means all Liabilities of the T-Mobile Parties, the T-Mobile SPEs or the Sale Site Subsidiaries or any of their respective Affiliates, other than Post-Closing Liabilities.  “Excluded Liabilities” shall include the following: (i) any Liability of the T-Mobile Parties or the T-Mobile SPEs or any of their respective Affiliates to their employees in their capacity as employers or under any employee benefits or similar plans; (ii) any Liability based upon, resulting from, related to or arising out of (a) any Excluded Asset, the ownership of any Excluded Asset or the realization of the benefits of any Excluded Asset, (b) the operation, use or occupancy by the T-Mobile Parties or the T-Mobile SPEs or any of their respective Affiliates of any properties or assets other than the Included Property of the Sites or the conduct by the T-Mobile Parties or T-Mobile SPEs or any of their respective Affiliates of any business or operations other than the operation, use or occupancy of the Included Property of the Sites or (c) the SMS Litigation; (iii) T-Mobile’s Share of Transaction Revenue Sharing Payments; (iv) any indebtedness of any T-Mobile Party or any T-Mobile SPE or any of their respective Affiliates; (v) any Liability for any fees or expenses incurred by any T-Mobile Party or T-Mobile SPE or any of their respective Affiliates (including the fees and expenses of legal counsel, any accountant, auditor, broker, financial advisor or consultant retained by them or on their behalf) in connection with the preparation, negotiation, execution and delivery of this Agreement or the Collateral Agreements or the transactions contemplated hereby or thereby; (vi) any Accounts Payable; and (vii) except as otherwise expressly provided in this Agreement, the MPL and the MLAs, any Taxes of any T-Mobile Party or T-Mobile SPE or any of their respective Affiliates.

“Excluded Site” means, at any time of determination, any Portfolio Site designated as an “Excluded Site” in accordance with the terms of this Agreement.

“Excluded Site Collocation Payments” means, with respect to any Site that is re-designated as an Excluded Site in accordance with this Agreement, any amounts paid to or received by Crown, the Tower Operator or any Sale Site Subsidiary from and after the Applicable Closing Date (and which are not subject to refund or risk of loss or forfeiture) with respect to such Site (including any payments received by Crown, the Tower Operator or any Sale Site Subsidiary from and after the Applicable Closing Date under any Collocation Agreement or the MLA for such Site).

“FCC” means the United States Federal Communications Commission or any successor Governmental Authority performing a similar function.

“Final Assignable Site Price” means an amount for each Assignable Site equal to the product of (i) the Final Total TCF for such Assignable Site multiplied by (ii) the TCF Multiple.

“Final Closing Date” has the meaning set forth in Section 2.7(e).

“Final Lease Site Rent” means an amount for each Lease Site equal to the product of (i) the Final Total TCF for such Lease Site multiplied by (ii) the TCF Multiple.

“Final Managed Site Consideration” means an amount for each Managed Site equal to (i) 90% of (ii) the product of (x) the Final Total TCF for such Managed Site multiplied by (y) the TCF Multiple.

“Final Payment Date” has the meaning set forth in Section 3.4(a).

“Final Site Designation” means, with respect to each Portfolio Site, the Site Designation of such Portfolio Site as determined in accordance with Section 3.3 or, if applicable, Section 4.4(b).

“Final Total Consideration” means the sum of (i) the Final Lease Site Rent for all Lease Sites, plus (ii) the Final Assignable Site Price for all Assignable Sites, plus (iii) the Final Managed Site Consideration for all Managed Sites less (iv) if the CA/NV Inclusion occurs at the CA/NV Subsequent Closing Date, $100,000,000.

“Final Total TCF” means, with respect to each Portfolio Site, the Final Total TCF as determined in accordance with Section 3.3.

“FIRPTA Certificate” has the meaning set forth in Section 10.3(c)(vi).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Approvals” means all licenses, permits, franchises, certifications, waivers, variances, registrations, consents, approvals, qualifications and other authorizations to, from or with any Governmental Authority.

“Governmental Authority” means, with respect to any Person or any Site, any foreign, domestic, federal, territorial, state, tribal or local governmental authority, administrative body, quasi-governmental authority, court, government or self-regulatory organization, commission, board, administrative hearing body, arbitration panel, tribunal or any regulatory, administrative or other agency or any political or other subdivision, department or branch of any of the foregoing, in each case having jurisdiction over such Person or such Site.

“Ground Lease” means, (i) as to any Leased Site other than a CA/NV Site, the ground lease, sublease or any easement, license or other agreement pursuant to which a T-Mobile Contributor, a T-Mobile SPE or a Sale Site Subsidiary holds a leasehold or subleasehold interest, leasehold or subleasehold estate, easement, license, sublicense or other interest in such Site, together with any extensions of the term thereof (whether by exercise of any right or option contained therein or by execution of a new ground lease or other instrument providing for the use of such Site), and including all amendments, modifications, supplements, assignments, guarantees, side letters and other documents related thereto or (ii) as to each CA/NV Site, both the CA/NV Master Lease and the CA/NV Ground Lease.

“Ground Lessor” means, as to any Leased Site, the “lessor”, “sublessor”, “landlord”, “licensor”, “sublicensor” or similar Person under the related Ground Lease.

“Ground Lessor Estoppel” means, (i) with respect to a Ground Lease other than the CA/NV Master Lease, an estoppel agreement from the Ground Lessor thereunder, for the benefit of the Tower Operator, its successors and assigns, in form and substance reasonably satisfactory to Crown and the Tower Operator; provided that with respect to any Site in respect of which (a) the T-Mobile Contributors have been given notice that Unison Site Management, LLC, Wireless Capital Partners, LLC, Capital Communications Group, LLC, the respective Affiliates of such Persons or any other Person in a similar wireless communications site acquisition business (each, a “Lease Buyout Firm”) has acquired an interest in or assignment of the ground rent payable under a Ground Lease with respect to such Site (but not the fee simple interest of the related Ground Lessor in such Site) and (b) the T-Mobile Contributors have made ground rent payments under such Ground Lease with respect to such Site to such Lease Buyout Firm, such Lease Buyout Firm shall be deemed the sole Ground Lessor under the Ground Lease for purposes of obtaining a Ground Lessor Estoppel and (ii) with respect to the CA/NV Master Lease, the CA/NV Consent and Acknowledgement.

“Ground Lessor Mortgage” means any mortgage, deed of trust or similar Lien encumbering the interest of a Ground Lessor that is superior to the interest of a T-Mobile Contributor in a Leased Site and that exists prior to the Applicable Closing Date.

“Hazardous Material” means and includes petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls, or any hazardous, toxic or dangerous waste, substance or material defined as such (or any similar term) or regulated by, in or for the purposes of Environmental Laws, including Section 101(14) of CERCLA.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements,” as to any Site, has the meaning set forth in the MPL.

“Included Collocation Agreements” means all Collocation Agreements entered into prior to and in effect as of the Signing Date under which the unconditional obligation to pay regular recurring rent (determined as of the Initial Closing Date) begins prior to the six-month anniversary of the Initial Closing Date (it being understood and agreed that such Included Collocation Agreements may contain customary conditions that are contained in customary collocation agreements so long as the satisfaction of such conditions is solely under the control of the lessor thereunder and are likely to be satisfied in a timely manner prior to the date such regular recurring rent is to be paid).

“Included Property” means, with respect to each Site, (i) the Land related to such Site (including the interest in any Ground Lease), (ii) the Tower located on such Site (including the T-Mobile Collocation Space) and (iii) the related Equipment, Improvements (excluding T-Mobile Improvements and any Tower Subtenant’s Improvements) and the Tower Related Assets with respect to such Site.

“Included Supplemental Collocation Agreements” means all Supplemental Collocation Agreements under which the unconditional obligation to pay regular recurring rent (determined as of the Initial Closing Date) begins prior to the six-month anniversary of the Initial Closing Date (it being understood and agreed that such Included Supplemental Collocation Agreements may contain customary conditions that are contained in customary collocation agreements so long as the satisfaction of such conditions is solely under the control of the lessor thereunder and are likely to be satisfied in a timely manner prior to the date such regular recurring rent is to be paid).

“Indemnified Party” has the meaning set forth in Section 12.3(a).

“Indemnifying Party” has the meaning set forth in Section 12.3(a).

“Indemnity Period” means the period during which a claim for indemnification may be asserted pursuant to Article 12 by an Indemnified Party.

“Independent Managers” means, with respect to each T-Mobile SPE, the Independent Manager or Managers as defined in the T-Mobile SPE LLC Agreement for such T-Mobile SPE.

“Initial Closing” has the meaning set forth in Section 2.6(a).

“Initial Closing Date” means the date on which the Initial Closing occurs.

“Interest Rate” has the meaning set forth in Section 3.4(a).

“Joinder Agreement” means a Joinder Agreement, in substantially the form attached as Exhibit G, to be executed by each T-Mobile SPE, each Sale Site Subsidiary and the Tower Operator at the Initial Closing, pursuant to which each T-Mobile SPE, each Sale Site Subsidiary and the Tower Operator shall agree to become bound by the terms and conditions of this Agreement.

“Land” means the Owned Sites Land and the Leased Sites Land.

“Law” means any statute, rule, code, regulation, ordinance or Order of, or issued by, any Governmental Authority.

“Laws Related to Electromagnetic Radiation” means all Laws (including FCC guidelines and safety limits related thereto) related to radio frequency emissions, microwave emissions or any other type of electromagnetic radiation.

“Lease” means (i) with respect to the Included Property of a Site (other than any Tower Related Assets), the act of leasing, subleasing or otherwise granting to the Tower Operator by the applicable T-Mobile SPE the right to use such Included Property and (ii) with respect to any Tower Related Assets related to a Site, the act of assigning or otherwise granting to the Tower Operator by the applicable T-Mobile SPE the right to use such Tower Related Assets, in each case pursuant to the MPL or the Management Agreement, as applicable.

“Leased Sites” means all Sites that are not Owned Sites, including all the MPL Sites, the CA/NV Sites and the other Sale Sites set forth in Part B of Schedule 5 as “Leased Sites”, including the Included Property related thereto.

“Leased Sites Land” means the tracts, pieces or parcels of land leased from the Ground Lessor by the T-Mobile Contributors, the T-Mobile SPEs or the Sale Site Subsidiaries on which Towers are located, together with all easements, rights of way and other rights appurtenant thereto.

“Lease Site” has the meaning set forth in Section 4.1(b).

“Leasing Exception” means, with respect to any MPL Site, any Authorization that must be obtained or satisfied in order for a T-Mobile SPE to Lease the Included Property and assign the Collocation Agreements of such MPL Site to the Tower Operator, in each case without breach of Law or contract.

“Legal Action” means, with respect to any Person, any and all litigation or legal or other pending actions, arbitrations, claims, investigations, proceedings (including condemnation proceedings) at Law or in equity, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person’s business, property or assets.

“Liabilities” means, with respect to any Person, any and all debts (including interest thereon and any prepayment penalties applicable thereto), obligations, liabilities and Claims, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in such Person’s consolidated financial statements or disclosed in the notes thereto.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, security interest, charge, attachment or encumbrance of any kind in respect of such asset.

“Managed MPL Site” means, at any time of determination, any MPL Site that is a Non-Contributable Site or a Pre-Lease Site.

“Managed Sale Site” means, at any time of determination, any Sale Site that is a Non-Assignable Site.

“Managed Site” means a Managed MPL Site or a Managed Sale Site.

“Management Agreement” has the meaning set forth in the recitals.

“Master Collocation Agreement” means a Collocation Agreement that permits a Tower Subtenant to occupy space (including on a Tower) at more than one site, which may include sites that are not the subject of the transaction contemplated by this Agreement or the Collateral Agreements.

“Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that is materially adverse to the assets, financial condition or results of operations of the Included Property of the Sites, taken as a whole, except to the extent resulting from or relating to (i) changes to the wireless communications industry in the United States generally or the communications tower ownership, operation, leasing, management and construction business in the United States generally, (ii) the announcement or disclosure of the transactions contemplated by this Agreement, (iii) general economic, regulatory or political conditions in the United States or changes or developments in the financial or securities markets, (iv) changes in GAAP or their application, (v) acts of war, military action, armed hostilities or acts of terrorism, (vi) changes in Law, or (vii) the taking of any action by any Person which is required to be taken pursuant to the terms of this Agreement, unless any of the facts, changes, effects, conditions, developments or occurrences set forth in clauses (i), (iii) or (v) hereof disproportionately impacts or affects the Included Property of the Sites, taken as a whole, as compared to other similar portfolios of communications towers.

“Material Agreement” means each Ground Lease, Collocation Agreement and each other material agreement to which any T-Mobile Party, any T-Mobile SPE or any Sale Site Subsidiary or any of their respective Affiliates is a party relating to the Sites or the Included Property, including, in each case, all amendments, modifications, supplements, assignments, guarantees, side letters and other documents related thereto.

“Material Site Non-Compliance Issue” means a Site where a Party has received written notice from a Governmental Authority that such Site was not constructed in compliance with the National Environmental Policy Act of 1970 (“NEPA”) or the National Historic Preservation Act of 1966 (“NHPA”) and, as of the date of such notice, such Site is in material non-compliance with NEPA or NHPA, and the reasonably anticipated cost of remedying such non-compliance exceeds $250,000 per Site.

“Material Site Title Issue” means (i) with respect to any Leased Site, that none of the T-Mobile Contributors or the T-Mobile SPEs holds a leasehold interest in such Site or an easement, license, permit or similar agreement to operate such Site or such other possessory interest in such Site or (ii) with respect to any Owned Site, that none of the T-Mobile Contributors or the Sale Site Subsidiaries holds a fee simple interest in such Site.

“Membership Interest Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(d).

“Memorandum of Site Lease Agreement” means, as to any Site, a Memorandum of Site Lease Agreement in substantially the form attached to the MLAs.

“Minimum Contributable Site and Assignable Site Closing Condition” means that the aggregate TCF, as set forth on the Site List, and the aggregate Supplemental TCF, as set forth on the Updated Site List, for all Contributable Sites and Assignable Sites is at least equal to the Target Contributable Site and Assignable Site TCF; provided, however, that (i) solely for purposes of Section 10.4, if the CA/NV Inclusion does not occur at the Initial Closing, the TCF and Supplemental TCF of all CA/NV Sites shall be excluded for purposes of determining whether the Minimum Contributable Site and Assignable Site Closing Condition has been satisfied as of the Initial Closing Date and (ii) if the CA/NV Inclusion occurs but the CA/NV Closing Condition was not satisfied at time of such occurrence, the TCF and Supplemental TCF of all CA/NV Sites shall be excluded for purposes of determining whether the Minimum Contributable Site and Assignable Site Closing Condition has been satisfied at such time.

“Minimum Lease Site and Assignable Site Closing Condition” means that the aggregate TCF, as set forth on the Site List, and the aggregate Supplemental TCF, as set forth on the Updated Site List, is at least equal to the Target Lease Site and Assignable Site TCF; provided, however, that (i) solely for purposes of Section 10.4, if the CA/NV Inclusion does not occur at the Initial Closing, the TCF and Supplemental TCF of all CA/NV Sites shall be excluded for purposes of determining whether the Minimum Lease Site and Assignable Site Closing Condition has been satisfied as of the Initial Closing Date and (ii) if the CA/NV Inclusion occurs but the CA/NV Closing Condition was not satisfied at time of such occurrence, the TCF and Supplemental TCF of all CA/NV Sites shall be excluded for purposes of determining whether the Minimum Lease Site and Assignable Site Closing Condition has been satisfied at such time.

“MLAs” means the MPL Site MLA and Sale Site MLA.

“MPL” has the meaning set forth in the recitals.

“MPL Site MLA” has the meaning set forth in the recitals.

“MPL Sites” means the Portfolio Sites set forth in Schedule 3, including the Included Property related thereto, other than any such sites designated following the Signing Date as Excluded Sites in accordance with the terms of this Agreement (in each case from and after the date of such designation) and any MPL Sites that are designated as “Sale Sites” in accordance with Section 4.8.

“Multiple Site Ground Lease” means any Ground Lease applicable to multiple Towers, where at least one of those Towers is located on a Site and at least one of the Towers is not located on a Site.

“Names” means, collectively, all names, marks, trade names and trademarks, whether or not registered.

“Non-Assignable Site” means any Sale Site that (i) is not an Assignable Site or (ii) is deemed not to be an Assignable Site in accordance with Section 4.5.  If the CA/NV Closing Condition is not satisfied and Crown does not designate the CA/NV Sites as Excluded Sites under this Agreement, each CA/NV Site shall be deemed, subject to the terms and conditions of this Agreement, to be a Non-Assignable Site until the CA/NV Consent and Acknowledgement has been received by Crown and all other Assignments Exceptions applicable to such CA/NV Site have been cured.

“Non-Compliant Site” means a Portfolio Site that is subject to a Material Site Non-Compliance Issue or a Material Site Title Issue.

“Non-Contributable Site” means any MPL Site that (i) is not a Contributable Site or (ii) is deemed not to be a Contributable Site in accordance with Section 4.5.

“Non-Disturbance Agreement” means, as to a Ground Lease for a Site that is subject to a Ground Lessor Mortgage, a non-disturbance agreement from the lender with respect to such Ground Lessor Mortgage, in form and substance reasonably satisfactory to Crown, the Tower Operator and, after the Initial Closing, the Sale Site Subsidiaries.

“Non-Surviving Representations and Warranties” means the representations and warranties set forth in Section 5.3(d), Section 5.4(c), Section 5.5 (other than Section 5.5(d)), Section 5.7, Section 5.8, Section 5.11, Section 5.13, Section 7.3, Section 7.4, Section 7.5 and Section 7.7.

“Notice of Dispute” has the meaning set forth in Section 4.4(a).

“Order” means an administrative, judicial, or regulatory injunction, order, decree, judgment, sanction, award or writ of any nature of any Governmental Authority of competent jurisdiction.

“Owned Sites” means the Sale Sites set forth in Part C of Schedule 5, including the Included Property related thereto.

“Owned Sites Land” means the tracts, pieces or parcels of land of Owned Sites on which Towers are located, together with all easements, rights of way and other rights appurtenant thereto.

“Parent Indemnity Agreement” has the meaning set forth in Section 2.2(k).

“Party” or “Parties” has the meaning set forth in the preamble.

“Paying Agent” has the meaning set forth in the recitals.

“Paying Agent Agreement” means a Paying Agent Agreement, in substantially the form attached as Exhibit H, to be executed by the T-Mobile Contributors, the T-Mobile SPEs, the Tower Operator and the Paying Agent.

“Permitted Encumbrances” means, collectively, (i) Liens in respect of property Taxes or similar assessments, governmental charges or levies that relate solely to the interests of any Ground Lessor in a Site and are not, in the aggregate for all Sites, in excess of $10,000,000 or are not yet due and payable, (ii) Liens of landlords, laborers, shippers, carriers, warehousemen, mechanics, materialmen, repairmen and other like Liens imposed by Law that relate solely to the interests of a Ground Lessor or a Tower Subtenant in a Site and arise in the ordinary course of business and secure obligations that are not yet due and payable, (iii) any easements, rights of public utility companies, rights-of-way, covenants, conditions, licenses, restrictions, reservations of mineral rights (with surface rights being waived) or similar non-monetary encumbrances that do not impair the use or operation of the applicable Site as a communications tower facility, including the rental of such Site to Tower Subtenants, (iv) rights of tenants in possession of the applicable Site pursuant to Collocation Agreements, (v) the Ground Leases, (vi) agreements with Governmental Authorities related to the construction, use or operation of a Site, (vii) Zoning Laws and all other Laws related to the use and operation of communications towers similar to the Towers, (viii) Ground Lessor Mortgages, (ix) Collocation Agreements and (x) without limiting the foregoing, such other matters filed in the public real estate records that do not materially impair the use or operation of such Site as a communication tower facility, including the rental of such Site to Tower Subtenants.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a Governmental Authority.

“Portfolio Sites” means the 7,180 wireless communications sites comprising T-Mobile’s entire tower portfolio set forth on Schedule 4.  Any Portfolio Site will be designated either as an MPL Site, a Sale Site or an Excluded Site in accordance with this Agreement.

“Post-Closing Liabilities” means all Liabilities that relate to or arise out of or in connection with the operation, use or occupancy of the Included Property of any Site after the Applicable Closing Date, but, with respect to any MPL Site, prior to the expiration or earlier termination of the MPL, including all such payment and performance obligations due under any Ground Lease (other than T-Mobile’s Share of Transaction Revenue Sharing Payments) or Collocation Agreement after the Applicable Closing Date.

“Pre-Closing Liabilities” means all Excluded Liabilities that relate to or arise out of or in connection with the operation, use or occupancy of the Included Property of any Site prior to the Applicable Closing Date (whether or not asserted as of or prior to the Applicable Closing Date), including all such payment and performance obligations due under any Ground Lease or Collocation Agreement prior to the Applicable Closing Date. For the avoidance of doubt, the physical condition of any Site, Tower or Equipment prior to or as of the Applicable Closing Date, in and of itself, shall not be deemed to constitute a Pre-Closing Liability.

“Pre-Closing Liabilities Deductible” has the meaning set forth in Section 12.5(a).

“Pre-Lease Site” means any Contributable Site that has an unsatisfied or unaddressed Leasing Exception.

“Representations and Warranties Deductible” has the meaning set forth in Section 12.5(a).

“Representatives” means, with respect to a Person, its directors, officers, employees, attorneys, accountants, consultants, bankers, financing sources, financial advisers and any other professionals or agents acting on behalf of any such Person.

“Required Financial Statements” has the meaning set forth in Section 9.16.

“Sale Site MLA” has the meaning set forth in the recitals.

“Sale Sites” means the Portfolio Sites set forth in Schedule 4 and any MPL Sites that are designated as “Sale Sites” in accordance with Section 4.8, in each case including the Included Property relating thereto, other than any such sites designated following the Signing Date as Excluded Sites in accordance with the terms of this Agreement (in each case from and after the date of such designation).

“Sale Site Subsidiary” has the meaning set forth in the recitals.

“Sale Site Subsidiary Certificate of Formation” has the meaning set forth in Section 2.1(d).

“Sale Site Subsidiary Interests” has the meaning set forth in Section 2.2(d).

“Sale Site Subsidiary LLC Agreement” has the meaning set forth in Section 2.1(d).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 7.5.

“Settlement Firm” means Ernst & Young LLP, or if such firm is unable or unwilling to serve as Settlement Firm, such other nationally recognized independent auditing firm (other than any accounting firms regularly engaged by Crown or the T-Mobile Parties or any of their respective Affiliates) that Crown and the T-Mobile Parties may agree upon in writing and, includes, in each case, any legal counsel hired by such firm.

“Settlement Firm Site Report” has the meaning set forth in Section 3.3(c).

“Shared Site” means a Site where the applicable T-Mobile Contributor’s interest therein is shared, as to any real property interest, with another Person who is not a T-Mobile Contributor and whose interest shall not be Leased to the Tower Operator pursuant to the MPL.

“Signing Date” has the meaning set forth in the preamble.

“Site Designation” means, with respect to any Portfolio Site, the designation of such Portfolio Site into one or more of the following categories of Sites: (i) a Lease Site, (ii) a Pre-Lease Site, (iii) a Non-Contributable Site, (iv) an Assignable Site, (v) a Non-Assignable Site, (vi) a CA/NV Site, (vii) an Excluded Site, (viii) a Special Zoning Site, (ix) a Casualty Site, (x) a Damaged Site, (xi) a Shared Site, (xii) a Non-Compliant Site subject to a Material Site Non-Compliance Issue, (xiii) a Non-Compliant Site subject to a Material Site Title Issue, (xiv) a Portfolio Site that is governed by a Multiple Site Ground Lease, (xv) a Portfolio Site that is subject to Transaction Revenue Sharing Payments or (xvi) a Portfolio Site at which space is occupied by a Tower Subtenant under a Master Collocation Agreement. Sites can have more than one designation (such as a CA/NV Site that is a Non-Assignable Site), as applicable.

“Site Designation Pre-Closing Dispute” has the meaning set forth in Section 4.4(a).

“Site Lease Agreement” means, as to any Site, a supplement to the applicable MLA, in substantially the form attached to the applicable MLA.

“Site List” means Schedule 6.

“Site Non-Compliance Agreement Notice” has the meaning set forth in Section 4.9(a).

“Site Non-Compliance Dispute Notice” has the meaning set forth in Section 4.9(a).

“Site Non-Compliance Notice” has the meaning set forth in Section 4.9(a).

“Sites” means the MPL Sites and the Sale Sites, but excludes any Portfolio Sites designated as Excluded Sites in accordance with the terms of this Agreement (in each case from and after the date of such designation).

“SMS” means, collectively, Site Management Solutions, Inc. and Site Management Services, Inc.

“SMS Dispute Sites” means the Sites listed on Schedule 7.

“SMS Litigation” means the action pending in the San Diego County Superior Court, titled Site Management Services, Inc., et al., v. Cingular Wireless, LLC, et al., and related actions, Case No. GIC852215.

“Special Zoning Site” means a Site that (i) received a zoning variance, exemption or other Order which permits its current use, (ii) would lose such variance, exemption or other Order if the Included Property of such Site were to be Leased to the Tower Operator or transferred to the Sale Site Subsidiaries in the manner contemplated by this Agreement, and (iii) would not lose such variance, exemption or other Order if the Included Property of such Site were retained by the T-Mobile Contributors and managed by the Tower Operator or the Sale Site Subsidiaries in accordance with the terms of the Management Agreement.

“Specified Representations and Warranties” means the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.9, Section 5.14, Section 5.15, Section 5.19, Section 6.1, Section 6.2, Section 7.1, Section 7.2, Section 7.6, Section 7.9, Section 7.11, Section 8.1, Section 8.2 and Section 8.3.

“Subsidiary” of a Person means any other Person the financial condition or results of operations of which would be required by GAAP to be reflected in the consolidated financial statements of the first Person.

“Subsequent Closing CA/NV Consideration” means, with respect to any CA/NV Site, if the CA/NV Inclusion does not occur at the Initial Closing with respect to such CA/NV Site but occurs at the CA/NV Subsequent Closing and (i) such CA/NV Site is an Assignable Site at the CA/NV Subsequent Closing, an amount for such CA/NV Site equal to the product of (a) the Closing Total TCF for such CA/NV Site multiplied by (b) the TCF Multiple or (ii) if such CA/NV Site is a Non-Assignable Site at the CA/NV Subsequent Closing, an amount for such CA/NV Site equal to 90% of the product of (a) the Closing Total TCF for such CA/NV Site multiplied by (b) the TCF Multiple.

“Subsequent Closing Total CA/NV Consideration” means (a) the sum of the Subsequent Closing CA/NV Consideration for all CA/NV Sites less (b) $100,000,000.

“Supplemental Collocation Agreement” means any Collocation Agreement entered into after the Signing Date and prior to the Initial Closing Date.

“Supplemental TCF” means, with respect to any Portfolio Site, without duplication of any amounts included in TCF for such Portfolio Site, the sum of:

(i)           an amount equal to the product of 12 times the monthly rent, calculated using the monthly rent that shall be in effect and paid when such rent first becomes payable, under the Included Supplemental Collocation Agreements, if any, related to such Portfolio Site, without giving effect to any free rent provided for in such Included Supplemental Collocation Agreements; provided, however, that such amount (A) shall not include monthly rent under any Included Supplemental Collocation Agreement with respect to which notice of termination has been received or the monthly rent under any Included Collocation Agreement that has been rejected or terminated in a Bankruptcy or with respect to which a filing to reject such Included Collocation Agreement has been made in a Bankruptcy, any security deposits, prepaid rents (unless taken into income by the T-Mobile Parties or their respective Affiliates and subject to the apportionment below), amounts refundable to tenants, and tower improvement expenses collected from any tenants and amounts recorded to recognize known lease escalation amounts on a straight-line basis over the life of the related lease and (B) without duplication, shall include, in each case to the extent such amounts are to be unconditionally received after the Initial Closing Date (or to the extent Crown and the Tower Operator shall receive the benefits of, and the rights to, such receivables in accordance with Section 2.9), any monthly fees under such Included Supplemental Collocation Agreements related to reimbursement of amounts payable to landlords under the assignment and sublease provisions of the Ground Leases, any recurring utilities, maintenance and Tax reimbursements under such Included Supplemental Collocation Agreements and, in the case of prepaid rent, the apportioned amount of such prepaid rent attributable to such monthly period; minus

(ii)          an amount equal to the product of 12 times the sum of (A) without duplication, an amount equal to any related increase in monthly rent under the Ground Lease for such Portfolio Site, excluding amounts recorded to recognize known lease escalation amounts on a straight-line basis over the life of the related lease, plus (B) without duplication, the amount equal to any related increase in the monthly amount payable under any revenue sharing provisions, or other provisions similar to revenue sharing provisions, under such Ground Lease, plus (C) without duplication, any related increase in the reimbursement amounts or fees payable to landlords under Included Supplemental Collocation Agreements under the assignment and sublease provisions of the Ground Leases, plus (D) without duplication, the amount equal to any related decrease in monthly revenues from other Included Collocation Agreements and Included Supplemental Collocation Agreements for such Portfolio Site.

In all cases, Supplemental TCF shall be calculated and confirmed using only: (i) this definition (and related provisions herein) and the information set forth in each Included Supplemental Collocation Agreement and Ground Lease for the Portfolio Sites, and (ii) the amounts, rates and terms in effect when the regularly scheduled monthly rent first becomes payable under any given Included Supplemental Collocation Agreement.  To the extent that rent is paid or payable on an other-than-monthly basis, rent for the month shall include an apportioned amount of such rent attributable to such month.

“Supplemental TCF Cap” means an amount equal to the sum of (i) the product of (a) $33,333 multiplied by (b) the actual number of calendar days elapsed between the Signing Date and the Initial Closing Date plus (ii) the product of (y) 12 multiplied by (z) the monthly rent under any Included Collocation Agreements with respect to which a notice of termination has been received after the Signing Date; provided that in no event shall the Supplemental TCF Cap exceed $3,500,000 in the aggregate.

“Target Contributable Site and Assignable Site TCF” means an amount equal to 95% of the aggregate TCF, as set forth on the Site List, and Supplemental TCF, as set forth on the Updated Site List, for all Portfolio Sites; provided, however, that (i) solely for purposes of Section 10.4, if the CA/NV Inclusion does not occur at the Initial Closing, the TCF and Supplemental TCF of all CA/NV Sites shall be excluded for purposes of determining the Target Contributable Site and Assignable Site TCF and (ii) if the CA/NV Inclusion occurs but the CA/NV Closing Condition was not satisfied at time of such occurrence, the TCF and Supplemental TCF of all CA/NV Sites shall be excluded for purposes of determining the Target Contributable Site and Assignable Site TCF.

“Target Date” means November 30, 2012.

“Target Lease Site and Assignable Site TCF” means an amount equal to 80% of the aggregate TCF, as set forth on the Site List, and Supplemental TCF, as set forth on the Updated Site List, for all Portfolio Sites; provided, however, that (i) solely for purposes of Section 10.4, if the CA/NV Inclusion does not occur at the Initial Closing, the TCF and Supplemental TCF of all CA/NV Sites shall be excluded for purposes of determining the Target Lease Site and Assignable Site TCF and (ii) if the CA/NV Inclusion occurs but the CA/NV Closing Condition was not satisfied at time of such occurrence, the TCF and Supplemental TCF of all CA/NV Sites shall be excluded for purposes of determining the Target Lease Site and Assignable Site TCF.

“Tax” means all forms of taxation, whenever created or imposed, whether imposed by a local, municipal, state, foreign, federal or other Governmental Authority, and whether imposed directly by a Governmental Authority or indirectly through any other Person and includes any federal, state, local or foreign income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding, employment, payroll, property or environmental tax, levy, charge, assessment or fee together with any interest, penalty, addition to tax or additional amount imposed by a Governmental Authority or indirectly through any other Person, as well as any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

“Taxing Authority” means any Governmental Authority responsible for the imposition or administration of any Tax.

“Tax Return” means any return, report, statement, schedule, estimate, claim for refund or other document filed or required to be filed with any Taxing Authority (including any amendment thereof or attachment thereto).

“TCF” means, with respect to any Portfolio Site, the sum of:

(i)           an amount equal to the product of 12 times the monthly rent, calculated using the monthly rent that is in effect as of the Initial Closing Date, under the Included Collocation Agreements (other than Included Supplemental Collocation Agreements) related to such Portfolio Site, without giving effect to any free rent provided for in such Included Collocation Agreements; provided, however, that such amount (A) shall not include monthly rent under any Included Collocation Agreement with respect to which notice of termination has been received or the monthly rent under any Included Supplemental Collocation Agreement that has been rejected or terminated in a Bankruptcy or with respect to which a filing to reject such Included Supplemental Collocation Agreement has been made in a Bankruptcy, any security deposits, prepaid rents (unless taken into income by the T-Mobile Parties or their respective Affiliates and subject to the apportionment below), amounts refundable to tenants, and tower improvement expenses collected from any tenants and amounts recorded to recognize known lease escalation amounts on a straight-line basis over the life of the related lease and (B) without duplication, shall include, in each case to the extent such amounts are to be unconditionally received after the Initial Closing Date (or to the extent Crown and the Tower Operator shall receive the benefits of, and the rights to, such receivables in accordance with Section 2.9), any monthly fees under such Included Collocation Agreements related to reimbursement of amounts payable to landlords under the assignment and sublease provisions of the Ground Leases, any recurring utilities, maintenance and Tax reimbursements under such Included Collocation Agreements and, in the case of prepaid rent, the apportioned amount of such prepaid rent attributable to such monthly period; minus

(ii)          an amount equal to the product of 12 times the sum of (A) the aggregate monthly amount of rent under the Ground Lease for such Portfolio Site, calculated using the rent that is in effect as of the Initial Closing Date, excluding amounts recorded to recognize known lease escalation amounts on a straight-line basis over the life of the related lease, plus (B) without duplication, the monthly amount payable under any revenue sharing provisions, or other provisions similar to revenue sharing provisions, under such Ground Lease (excluding any such amount to the extent it constitutes part of T-Mobile’s Share of Transaction Revenue Sharing Payments), plus (C) without duplication, any reimbursement amounts or fees payable to landlords under Included Collocation Agreements under the assignment and sublease provisions of the Ground Leases, plus (D) $230, which is the agreed upon amount of the maintenance, utilities, Taxes and other similar monthly costs and expenses related to each Portfolio Site for purposes of this Agreement; plus

(iii)         $22,200.

In all cases, TCF shall be calculated and confirmed using only:  (i) this definition (and related provisions herein) and the information set forth in each Included Collocation Agreement and Ground Lease for the Portfolio Sites, and (ii) the amounts, rates and terms in effect as of the Initial Closing Date (or, if the date when the regularly scheduled monthly rent first becomes payable pursuant to the terms of an Included Collocation Agreement is after the Initial Closing Date, such date).  To the extent that rent is paid or payable on an other-than-monthly basis, rent for the month shall include an apportioned amount of such rent attributable to such month.

“TCF Multiple” means 20.4.

“Technical Closing” has the meaning set forth in Section 2.6(c).

“Technical Closing Date” means, as to each Technical Closing, the date on which such Technical Closing occurs.

“Term,” as to any Site, has the meaning set forth in the MPL.

“Termination Fee” has the meaning set forth in Section 13.3(a).

“Third-Party Claim” has the meaning set forth in Section 12.3(a).

“Title Company” means one or more national title insurance companies (or agents thereof) reasonably designated by Crown.

“Title Policies” has the meaning set forth in Section 9.9.

“T-Mobile” has the meaning set forth in the preamble.

“T-Mobile Collocation Space” has the meaning set forth in the MLAs.

“T-Mobile Collocator” has the meaning set forth in the MLAs.

“T-Mobile Contributor(s)” has the meaning set forth in the preamble.

“T-Mobile Disclosure Letter” means the disclosure letter delivered by the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries to Crown prior to the execution and delivery of this Agreement.

“T-Mobile Improvements,” as to any Site, has the meaning set forth in the MPL (as if “Site” therein has the meaning set forth in this Agreement).

“T-Mobile Indemnified Parties” means the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries (prior to the Initial Closing) and each of their respective Affiliates, together with their respective members, managers and Representatives.

“T-Mobile Internal Transfers Agreement” means the T-Mobile Internal Transfers Agreement, substantially in the form attached as Exhibit I.

“T-Mobile Parties” has the meaning set forth in the preamble.

“T-Mobile SPE(s)” has the meaning set forth in the recitals.

“T-Mobile SPE Certificate of Formation” has the meaning set forth in Section 2.1(a).

“T-Mobile SPE Interests” means the issued and outstanding limited liability company membership interests in the T-Mobile SPEs.

“T-Mobile SPE LLC Agreement” has the meaning set forth in Section 2.1(a).

“T-Mobile SPE Separateness Agreement” has the meaning set forth in Section 2.1(a).

“T-Mobile’s Share of Transaction Revenue Sharing Payments” means all Transaction Revenue Sharing Payments other than Tower Operator Share of Transaction Revenue Sharing Payments.

“to Crown’s knowledge” means all facts actually known by any of those individuals set forth in Section 1 of the Crown Disclosure Letter.

“to the T-Mobile Parties’ knowledge” means all facts actually known by any of those individuals set forth in Section 1 of the T-Mobile Disclosure Letter.

“Tower” or “Towers” means a communications tower on a Site.

“Tower Bonds” means, collectively, any bonds, letters of credit, deposits or other security interests relating to the removal of a Tower from a Portfolio Site.

“Tower Liability” means a condition resulting in (i) a Claim at a single Site of more than $50,000 or (ii) Claims at one or more Sites of more than $10,000,000.

“Tower Operator” has the meaning set forth in the recitals.

“Tower Operator General Assignment and Assumption Agreement” has the meaning set forth in the recitals.

“Tower Operator Interests” means the issued and outstanding limited liability company membership interests in the Tower Operator.

“Tower Operator Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that is materially adverse to the assets, financial condition or results of operations of Crown and its Subsidiaries, taken as a whole, except to the extent resulting from or relating to (i) changes to the wireless communications industry in the United States generally or the communications tower ownership, operation, leasing, management and construction business in the United States generally, (ii) the announcement or disclosure of the transactions contemplated by this Agreement, (iii) general economic, regulatory or political conditions in the United States or changes or developments in the financial or securities markets, (iv) changes in GAAP or their application, (v) acts of war, military action, armed hostilities or acts of terrorism, (vi) changes in Law or (vii) the taking of any action by any Person which is required to be taken pursuant to the terms of this Agreement, unless any of the facts, changes, effects, conditions, developments, or occurrences set forth in clauses (i), (iii) or (v) hereof disproportionately impacts or affects Crown and its Subsidiaries, taken as a whole, as compared to other participants in the industries and businesses in which Crown and its Subsidiaries operate.

“Tower Operator Parties” means the Tower Operator and the Paying Agent.

“Tower Operator Party Interests” means the issued and outstanding limited liability company membership interests in the Tower Operator Parties.

“Tower Operator Reimbursable Expenses” means, with respect to any Site, the actual reasonable out-of-pocket costs and expenses incurred by Crown or the Tower Operator or any of their respective Affiliates in curing any Exceptions to such Site or, in the case of a Special Zoning Site, in remedying the circumstances causing such Site to be a Special Zoning Site; provided that the Tower Operator Reimbursable Expenses with respect to any Site shall not exceed the Deferred Managed Site Consideration for such Site.

“Tower Operator Share of Transaction Revenue Sharing Payments” means (i) 20% of Transaction Revenue Sharing Payments payable as a result of, or otherwise triggered by, the payments contemplated by Section 2.6(b), Section 2.7(c), Section 3.2 and Section 3.4, (ii) 10% of Transaction Revenue Sharing Payments payable as a result of, or otherwise triggered by, the payments of collocation rent or ground rent contemplated by the MLAs and (iii) all “Tower Operator Negotiated Increased Revenue Sharing Payments” under and as defined in the MLAs; provided that the sum of the Transaction Revenue Sharing Payments referred to in clauses (i) and (ii) above shall in no event exceed $5,000,000 in the aggregate.

“Tower Related Assets” means, with respect to each Tower, (i) to the extent such rights are assignable, all rights to any warranties held by the T-Mobile Contributors or their respective Affiliates with respect to such Tower (or the related Site) (and if such rights cannot be assigned to the Tower Operator or the applicable Sale Site Subsidiary, as applicable, such rights shall be enforced by the T-Mobile Contributors and their respective Affiliates at the direction of and for the benefit of the Tower Operator or, after the Initial Closing, the applicable Sale Site Subsidiary, as applicable), (ii) to the extent such rights are assignable, all rights under any Governmental Approvals held exclusively with respect to the ownership or operation of such Tower (and of the related Sale Site if such Sale Site is an Owned Site), and that are not used by the T-Mobile Contributors in any part of their respective businesses and operations other than the Collocation Operations (and if such rights cannot be assigned to the Tower Operator or the applicable Sale Site Subsidiary, as applicable, such rights shall be enforced by the T-Mobile Contributors and their respective Affiliates at the direction of and for the benefit of the Tower Operator or, after the Initial Closing, the applicable Sale Site Subsidiary, as applicable), (iii) to the extent such rights may be granted to the Tower Operator or the applicable Sale Site Subsidiary, as applicable, a sublicense or other right to use any Governmental Approvals not held exclusively with respect to, but held in part for the benefit of, the ownership or operation of such Tower (and of the related Sale Site if such Sale is an Owned Site) and (iv) copies of all material current books, files and records (including all leasing documents, licensing documents, engineering documents, construction documents, regulatory documents and master lease agreements) of the T-Mobile Contributors and their respective Affiliates solely related to the ownership, occupancy or leasing of such Tower or the operation of the Site related to such Tower or, to the extent not so solely related, appropriate extracts thereof.  For the avoidance of doubt, “Tower Related Assets” does not include any intellectual property or intangible rights or any Excluded Assets.

“Tower Subtenant” means, as to any Site, any Person (other than a T-Mobile Contributor or an Affiliate of T-Mobile), that (i) subleases, licenses or otherwise accepts from a T-Mobile Contributor under any Collocation Agreement affecting such Site (prior to the Applicable Closing) or (ii) subleases, licenses or otherwise accepts from Crown or the Tower Operator the right to use Available Space at such Site (from and after the Applicable Closing).

“Transaction Revenue Sharing Payment” means any amounts payable, from time to time, to any Ground Lessor, whether as revenue sharing under any Ground Lease, as percentage rent, as an additional lump sum payment, a fixed periodic increase in rent or otherwise, in connection with or relating to the execution and delivery of this Agreement or any Collateral Agreement or the consummation of any of the transactions contemplated by this Agreement or any Collateral Agreement; provided, however, that “Transaction Revenue Sharing Payment” shall not include any such payments payable to Crown or its Affiliate(s) with respect to any Sites (i) that are owned by Crown or its Affiliate(s) or with respect to which Crown or its Affiliate(s) is the Ground Lessor immediately prior to the Applicable Closing or (ii) that are acquired by Crown or its Affiliate(s) after the Applicable Closing Date, so long as no such payments were paid to the applicable Ground Lessor, or asserted by the applicable Ground Lessor to be payable to it, with respect to such Sites prior to the acquisition thereof by Crown or its Affiliate(s).

“Transfer Tax” means all sales, use, license, value added, documentary, stamp, gross receipts, registration, real estate transfer, conveyance, excise, recording and other similar Taxes and fees.

“Transition Services Agreement” has the meaning set forth in the recitals.

“Updated Site List” has the meaning set forth in Section 3.1(b).

“Zoning Laws” means any zoning, land use or similar Laws, including Laws relating to the use or occupancy of any communications towers or property, building codes, development orders, zoning ordinances, historic preservation laws and land use regulations.

SECTION 1.2   Construction.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa.  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof.  The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation.  The use of the words “or,” “either” or “any” shall not be exclusive.  References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and references to an “Article,” “Section,” “preamble” or “recital” are, unless otherwise specified, to an Article, Section, preamble or recital of this Agreement.  The Parties have participated equally in the negotiation and drafting of this Agreement and the Collateral Agreements.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 1.3   Assignments; Transfers of Certain Assets and Liabilities.  (a)  Notwithstanding anything in this Agreement or any Collateral Agreement to the contrary, but without limiting any of the T-Mobile Parties’ or T-Mobile SPEs’ duties and obligations arising under this Agreement or any Collateral Agreement, neither this Agreement nor any Collateral Agreement shall constitute an assignment, sublease, transfer or other conveyance of any claim, contract, license, lease, sublease or commitment if an attempted assignment, sublease, transfer or other conveyance thereof, without the Authorization or consent of a third-party thereto, would constitute a breach or violation thereof or in any way adversely affect the rights of Crown or Tower Operator thereunder, but only to the extent such Authorization or consent has not been obtained.  If such Authorization or consent is not obtained, or if any attempt at an assignment, sublease, transfer or other conveyance thereof would be ineffective or would affect the rights of the T-Mobile Parties thereunder so that Crown, Tower Operator or, after the Initial Closing, the applicable Sale Site Subsidiary would not in fact receive all such rights or would affect the ability of Crown, the Tower Operator or, after the Initial Closing, the applicable Sale Site Subsidiary to obtain the benefits and rights contemplated by this Agreement and the Collateral Agreements, the T-Mobile Parties and the T-Mobile SPEs shall implement alternative arrangements acceptable to Crown and the T-Mobile Parties to ensure that Crown, Tower Operator and, after the Initial Closing, the applicable Sale Site Subsidiary obtain all such benefits and rights and are in the same legal and economic position as they would have been if such Authorization or consent had been obtained.

(b)           To the extent that, on and after the Applicable Closing, Crown, the Tower Operator or any Sale Site Subsidiary has acquired or assumed in connection with the transactions contemplated by this Agreement and the Collateral Agreements any Excluded Assets or Excluded Liabilities, the T-Mobile Parties and the T-Mobile SPEs shall, and shall cause their respective Affiliates to, take all reasonable actions necessary to, and provide all assistance reasonably requested by Crown, the Tower Operator or any Sale Site Subsidiary to, effectuate the assignment, transfer, conveyance or delivery of any such Excluded Assets and Excluded Liabilities back to the T-Mobile Parties or T-Mobile SPEs, as applicable.

ARTICLE 2

CONTRIBUTION, CONVEYANCE/GRANT OF LEASEHOLD, SUBLEASEHOLD OR OTHER INTEREST AND CONSIDERATION

SECTION 2.1   Formation of the T-Mobile SPEs, Sale Site Subsidiaries, Tower Operator and Paying Agent.

(a)           On or prior to the Initial Closing Date, the applicable T-Mobile Parties shall:  (i) form each T-Mobile SPE by filing a certificate of formation for such T-Mobile SPE, in substantially the form set forth in Exhibit J (each, a “T-Mobile SPE Certificate of Formation”), with the Secretary of State of Delaware, (ii) enter into a limited liability company agreement substantially in the form attached as Exhibit K (each, a “T-Mobile SPE LLC Agreement”) with the Independent Manager of such T-Mobile SPE, (iii) enter into a separateness agreement, in substantially the form set forth in Exhibit L (each, a “T-Mobile SPE Separateness Agreement”), with Crown and the T-Mobile SPEs with respect to each T-Mobile SPE and (iv) cause each T-Mobile SPE to be duly qualified in each jurisdiction in which an MPL Site held by such T-Mobile SPE is located and, in each case, provide Crown with evidence of the same.

(b)           On or prior to the Initial Closing Date, Crown shall: (i) form the Tower Operator by filing a certificate of formation with the Secretary of State of Delaware, (ii) enter into a limited liability company agreement for the Tower Operator and (iii) cause the Tower Operator to be duly qualified in each jurisdiction in which an MPL Site held by the Tower Operator is located and, in each case, provide T-Mobile with evidence of the same.  Crown shall consult with T-Mobile and provide a draft of the documents specified in this Section 2.1(b) prior to their execution or initial filing with the Delaware Secretary of State, if applicable.

(c)           On or prior to the Initial Closing Date, the Tower Operator shall: (i) form the Paying Agent by filing a certificate of formation, with the Secretary of State of Delaware, (ii) enter into a limited liability company agreement for the Paying Agent and (iii) cause the Paying Agent to be duly qualified in the State of Delaware and, in each case, provide T-Mobile with evidence of the same.  Tower Operator shall consult with T-Mobile and provide a draft of the documents specified in this Section 2.1(c) prior to their execution or initial filing with the Delaware Secretary of State, if applicable.

(d)           On or prior to the Initial Closing Date, the applicable T-Mobile Parties shall (i) form each Sale Site Subsidiary by filing a certificate of formation, in substantially the form set forth in Exhibit M (each, a “Sale Site Subsidiary Certificate of Formation”), with the Secretary of State of Delaware, (ii) enter into a limited liability company agreement substantially in the form attached as Exhibit N (each, a “Sale Site Subsidiary LLC Agreement”) and (iii) cause such Sale Site Subsidiary to be duly qualified in each jurisdiction in which a Sale Site is located and, in each case, provide Crown with evidence of the same.

SECTION 2.2   Closing Transactions.  At the Applicable Closing:

(a)           With respect to the Contributable Sites, the T-Mobile Contributors holding such Contributable Sites shall contribute, convey, assign, transfer and deliver to the applicable T-Mobile SPE, and such T-Mobile SPE shall acquire, accept and assume from such T-Mobile Contributors, all of their respective right, title and interest in, to and under the Included Property of such Contributable Sites, the related Collocation Agreements, and all Post-Closing Liabilities with respect to such Contributable Sites, by the execution and delivery of: (i) the  T-Mobile Internal Transfers Agreement and (ii) such other instruments of conveyance and assignment, including deeds of transfer, as may be necessary for the T-Mobile Contributors to contribute, convey, assign, transfer and deliver to the T-Mobile SPEs all of their respective right, title and interest in, to and under the Included Property of such Contributable Sites and the related Collocation Agreements, in each case, in form and substance reasonably acceptable to the Parties;

(b)           With respect to the Assignable Sites (other than CA/NV Sites), the T-Mobile Contributors holding such Assignable Sites shall contribute, convey, assign, transfer and deliver to the applicable Sale Site Subsidiary, and such Sale Site Subsidiary shall acquire, accept and assume from such T-Mobile Contributors, all of their respective right, title and interest in, to and under the Included Property of such Assignable Sites, the related Collocation Agreements, and all Post-Closing Liabilities with respect to such Assignable Sites, by the execution and delivery of: (i) with respect to each such Assignable Site that is an Owned Site, (A) a special warranty deed (or the state-specific equivalent), pursuant to which the applicable T-Mobile Contributor shall contribute, convey, assign, transfer and deliver its fee simple interests in such Owned Site (and its right, title and interest in, to and under the appurtenant Towers thereon) to the applicable Sale Site Subsidiary, (B) the T-Mobile Internal Transfers Agreement, pursuant to which the applicable T-Mobile Contributor shall contribute, convey, assign, transfer and deliver all of its right, title and interest in, to and under the Included Property of such Site (other than the related Owned Sites Land) and the related Collocation Agreements to the applicable Sale Site Subsidiary, (ii) with respect to each such Assignable Site that is a Leased Site, the  T-Mobile Internal Transfers Agreement, pursuant to which the applicable T-Mobile Contributor shall contribute, convey, assign, transfer and deliver all of its right, title and interest in, to and under the Included Property of such Site and the related Collocation Agreements to the applicable Sale Site Subsidiary and (iii) such other instruments of conveyance and assignment, including deeds of transfer, as may be necessary for the T-Mobile Contributors to contribute, convey, assign, transfer and deliver to the Sale Site Subsidiaries all of their respective right, title and interest in, to and under the Included Property of such Assignable Sites and the related Collocation Agreements, in each case, in form and substance reasonably acceptable to the Parties;

(c)           With respect to each CA/NV Site, if the CA/NV Closing Condition has been satisfied and such CA/NV Site is an Assignable Site hereunder, the T-Mobile Contributors holding such CA/NV Site shall contribute, convey, assign, transfer and deliver to the applicable Sale Site Subsidiary (or its designee) all of their rights under the CA/NV Master Lease applicable to such Site and all other CA/NV Site Agreements, CA/NV Ground Leases and related Collocation Agreements and all their right, title and interest in, to and under such CA/NV Site and the Included Property of such CA/NV Site by the execution and delivery of: (i) the T-Mobile Internal Transfers Agreement and (ii) such other instruments of conveyance and assignment, including deeds of transfer, as may be necessary for the T-Mobile Contributors to contribute, convey, assign, transfer and deliver to the Sale Site Subsidiaries all of their rights under the CA/NV Master Lease and all other CA/NV Site Agreements, CA/NV Ground Leases and related Collocation Agreements applicable to such Site and all of their right, title and interest in, to and under such CA/NV Site and the Included Property of such CA/NV Site, in each case, in form and substance reasonably acceptable to the Parties;

(d)           With respect to the Lease Sites, the applicable T-Mobile SPE holding such Lease Sites shall Lease to the Tower Operator the Included Property of such Lease Sites, transfer and assign to the Tower Operator all Collocation Agreements related to such Lease Sites and assign and delegate to the Tower Operator, and the Tower Operator shall accept and assume, all Post-Closing Liabilities with respect to such Lease Sites by the execution and delivery of the Tower Operator General Assignment and Assumption Agreement and the MPL;

(e)           The applicable T-Mobile Parties shall sell, convey, assign, transfer and deliver to Crown (or one of its Affiliates designated by Crown) all of the issued and outstanding limited liability company membership interests in the Sale Site Subsidiaries (collectively, the “Sale Site Subsidiary Interests”) free and clear of all Liens, and Crown shall purchase, acquire and assume the Sale Site Subsidiary Interests from the applicable T-Mobile Parties.  Each of the applicable T-Mobile Parties and Crown shall execute and deliver an assignment and assumption agreement, substantially in the form of Exhibit O (the “Membership Interest Assignment and Assumption Agreement”) pursuant to which the Sale Site Subsidiary Interests of the T-Mobile Parties shall be transferred to Crown;

(f)           With respect to the Managed Sites (including, for the avoidance of doubt, any CA/NV Site if (x) the CA/NV Inclusion occurs but the CA/NV Closing Condition was not satisfied or (y) the CA/NV Closing Condition has been satisfied but such CA/NV Site otherwise constitutes a Non-Assignable Site), the T-Mobile Contributors and the T-Mobile SPEs holding such Managed Sites shall enter into the Management Agreement, pursuant to which the T-Mobile Contributors and the T-Mobile SPEs shall grant to the Tower Operator or the Sale Site Subsidiaries, as applicable, as of the Applicable Closing Date, the exclusive right to operate each Non-Contributable Site and each Non-Assignable Site, as applicable, including the Included Property thereof, and administer the related Collocation Agreements, and the T-Mobile SPEs shall grant to the Tower Operator, as of the Applicable Closing Date, the right to operate each Pre-Lease Site, including the Included Property thereof, and administer the related Collocation Agreements, in each case until such time as such Site becomes a Lease Site or an Assignable Site, as applicable, and shall assign and delegate to the Tower Operator and the Sale Site Subsidiaries, as applicable, and the Tower Operator and the Sale Site Subsidiaries, as applicable, shall accept and assume, all Post-Closing Liabilities with respect to such Managed Sites;

(g)           At the Initial Closing Date, subject to Section 1.3 and the adjustments and prorations described in Section 2.9 and Article 3, Crown shall pay to T-Mobile the Closing Total Consideration in immediately available funds.  Such funds shall be delivered by wire transfer to an account designated by T-Mobile (on behalf of the T-Mobile Contributors, their Affiliates and the T-Mobile SPEs) by written notice to Crown delivered not later than three business days prior to the Initial Closing Date;

(h)           The Tower Operator shall sublease or otherwise make available to the T-Mobile Collocators the T-Mobile Collocation Space at the MPL Sites by entering into the MPL Site MLA, and the T-Mobile Collocators shall be obligated to pay the “T-Mobile Total Rent Amount” (as defined in the MPL Site MLA) for the MPL Sites that are the subject of the MPL Site MLA in accordance with the terms thereof, and each Sale Site Subsidiary shall sublease or otherwise make available to the T-Mobile Collocators the T-Mobile Collocation Space at the Sale Sites by entering into the Sale Site MLA, and the T-Mobile Collocators shall be obligated to pay the “T-Mobile Collocation Rent” (as defined in the Sale Site MLA) for Sale Sites that are the subject of the Sale Site MLA in accordance with the terms thereof;

(i)           The T-Mobile Parties, the T-Mobile SPEs, the Tower Operator and the Sale Site Subsidiaries shall enter into the Transition Services Agreement;

(j)           The T-Mobile Parties, Tower Operator and the Paying Agent shall enter into the Paying Agent Agreement;

(k)           T-Mobile, the T-Mobile SPEs and Crown shall enter into a Parent Indemnity Agreement substantially in the form attached as Exhibit P (the “Parent Indemnity Agreement”); and

(l)           The T-Mobile Parties, the T-Mobile SPEs, the T-Mobile Collocators, the Sale Site Subsidiaries, Crown, the Tower Operator and the Paying Agent shall duly execute and deliver the certificates and other contracts, documents and instruments required to be delivered under Article 10 and Article 11, including the Collateral Agreements.

SECTION 2.3   Items Excluded from Transaction.  Notwithstanding anything to the contrary contained herein, neither Crown nor the Tower Operator shall lease, acquire or have any rights or obligations with respect to (i) the Excluded Assets or the Excluded Liabilities and (ii) any and all rights or obligations that accrue or shall accrue to the T-Mobile Contributors or the T-Mobile SPEs or any of their respective Affiliates under this Agreement or any Collateral Agreement.

SECTION 2.4   [Reserved].

SECTION 2.5   As Is, Where Is.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT (I) IT IS THE EXPLICIT INTENT OF EACH PARTY THAT THE PROPERTY BEING CONTRIBUTED, CONVEYED, ASSIGNED, TRANSFERRED AND DELIVERED BY THE T-MOBILE CONTRIBUTORS, LEASED BY THE T-MOBILE SPES AND ACCEPTED BY THE TOWER OPERATOR IS BEING SO CONTRIBUTED, LEASED, TRANSFERRED AND ACCEPTED “AS IS, WHERE IS,” WITH ALL FAULTS, AND THAT NO T-MOBILE PARTY AND NO T-MOBILE SPE IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY GIVEN IN THIS AGREEMENT (WHICH SHALL SURVIVE ONLY TO THE EXTENT SET FORTH IN SECTION 12.4), INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE SITES OR THE TOWERS AND EQUIPMENT LOCATED THEREON (OR THE COLLOCATION AGREEMENTS), AND ANY REPRESENTATION OR WARRANTY AS TO THE ENVIRONMENTAL COMPLIANCE OR CONDITION OF THE SITES OR THE INCLUDED PROPERTY AND (II) PURSUANT TO THE MPL AND OTHER COLLATERAL AGREEMENTS, CROWN AND THE TOWER OPERATOR SHALL ASSUME AND PAY, HONOR AND DISCHARGE WHEN DUE IN ACCORDANCE WITH THEIR TERMS ANY AND ALL POST-CLOSING LIABILITIES.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NO REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT IS INTENDED TO, OR DOES, COVER OR OTHERWISE PERTAIN TO ANY EXCLUDED ASSETS OR EXCLUDED LIABILITIES.

SECTION 2.6   Closing Place and Dates.

(a)           Initial Closing.  The transactions contemplated by this Agreement shall take place at a closing (the “Initial Closing”) on the Target Date; provided, however, that if the applicable conditions set forth in Article 10 and Article 11 have not been satisfied on or prior to the Target Date, the Initial Closing shall take place within 10 business days following the date that the applicable conditions set forth in Article 10 and Article 11 (other than conditions which are to be satisfied by delivery at the Initial Closing) have been duly satisfied or waived or such other date as the Parties may mutually agree in writing.  The Initial Closing shall be held at Jones Day, 222 East 41st Street, New York, New York, or such other place upon which the Parties may agree in writing.

(b)           CA/NV Subsequent Closing.  In the event that the CA/NV Inclusion shall not have occurred at the Initial Closing, T-Mobile or Crown may, at any time from and after the Initial Closing Date and prior to the date that is 10 business days prior to the CA/NV Final Date, initiate a closing with respect to the CA/NV Sites (the “CA/NV Subsequent Closing”), so long as the initiating Party has provided the other Parties with at least 10 business days’ notice prior to the date on which the CA/NV Subsequent Closing shall be held (the “CA/NV Subsequent Closing Date”); provided that (i) all applicable conditions set forth in Article 10 (other than Section 10.4 and Section 10.5) have been satisfied or (to the extent permitted under applicable Law) waived on or prior to the CA/NV Subsequent Closing Date (all references in Article 10 and in any related provisions to the Initial Closing Date shall be deemed to refer to the CA/NV Subsequent Closing Date), (ii) if T-Mobile is the initiating Party, Crown shall have received, on or prior to the day that is 10 business days prior to the CA/NV Subsequent Closing Date, the CA/NV Consent and Acknowledgment, and (iii) if T-Mobile is the initiating Party, the inclusion of the CA/NV Sites in the transactions consummated on the Initial Closing Date would not have resulted in the failure of either the Minimum Lease Site and Assignable Site Closing Condition or the Minimum Contributable Site and Assignable Site Closing Condition as of the Initial Closing Date (based on the Site Designation of each of the CA/NV Sites as of the CA/NV Subsequent Closing Date); provided further that in no event shall the CA/NV Subsequent Closing be held on a day that is not a business day or on a date that is after the CA/NV Final Date unless and to the extent that Crown has breached any of its obligations under this Agreement that result in a substantial delay to, or preventing, the occurrence of the CA/NV Subsequent Closing prior to the CA/NV Final Date.  On the CA/NV Subsequent Closing Date, the Parties shall execute and deliver, if and to the extent applicable, (i) amended schedules and exhibits to the Sale Site MLA, (ii) amended schedules and exhibits to the Management Agreement, (iii) with respect to each CA/NV Site that is an Assignable Site, the documentation necessary to sell, convey, assign, transfer and deliver to the applicable Sale Site Subsidiary (or its designee) all rights of the T-Mobile Contributors and their Affiliates under the CA/NV Master Lease and all other CA/NV Site Agreements, CA/NV Ground Leases and related Collocation Agreements related to such CA/NV Site, and all their right, title and interest in, to and under such CA/NV Site and the Included Property of such CA/NV Site and (iv) amended schedules or exhibits to all other applicable Collateral Agreements.  At the CA/NV Subsequent Closing, (x) if the Subsequent Closing Total CA/NV Consideration is a positive number, Crown shall pay (by wire transfer as directed in writing by T-Mobile), to the applicable T-Mobile Party the Subsequent Closing Total CA/NV Consideration less any Tower Operator Reimbursable Expenses related to the CA/NV Sites, and (y) if the Subsequent Closing Total CA/NV Consideration is a negative number, T-Mobile shall pay (by wire transfer as directed in writing by Crown), to Crown (or its designee) the absolute value of the Subsequent Closing Total CA/NV Consideration together with any Tower Operator Reimbursable Expenses related to the CA/NV Sites.  Upon the occurrence of, and after giving effect to the CA/NV Subsequent Closing, the Initial Closing and the CA/NV Subsequent Closing shall be treated as a single closing hereunder, and the transactions consummated pursuant to the Initial Closing and the CA/NV Subsequent Closing shall be treated as a single, integrated and indivisible transaction for all purposes of this Agreement. In the event that the CA/NV Consent and Acknowledgement shall not have been obtained by the date that is 10 business days prior to the CA/NV Final Date, Crown may elect, in its sole discretion, to exclude the CA/NV Sites from the transactions contemplated by this Agreement, in which case all CA/NV Sites shall be designated and treated as Excluded Sites for all purposes of this Agreement.

(c)           Conversion Closings.  The conversion of a Non-Contributable Site to a Contributable Site, a Pre-Lease Site into a Lease Site or a Non-Assignable Site into an Assignable Site subsequent to the Applicable Closing Date (each a “Conversion Closing”) shall occur automatically following the satisfaction or cure of all of the Contribution Exceptions, Leasing Exceptions or Assignment Exceptions, as applicable, with respect to such Sites.  For purposes of clarification, a Non-Contributable Site which is converted to a Contributable Site, but for which there are remaining unsatisfied Leasing Exceptions, shall remain a Pre-Lease Site until such Leasing Exceptions are satisfied or cured.  In addition, as provided in Section 2.7, the Parties shall hold a closing (each a “Technical Closing”) to confirm the occurrence of a Conversion Closing with respect to each applicable Non-Contributable Site, Pre-Lease Site or Non-Assignable Site, as the case may be.  In addition, for purposes of clarification, subject to the terms and conditions of this Agreement, Sale Sites shall be subject to the Sale Site MLA and MPL Sites shall be subject to the MPL Site MLA.

SECTION 2.7   Technical Closings; Contributions to T-Mobile SPEs.

(a)           The Parties shall hold a Technical Closing on such dates as either T-Mobile or Crown may reasonably request (but in no event shall a Technical Closing be held on a day that is not a business day or more frequently than once a month), subject to the requesting Party providing the other Parties with at least 5 business days’ notice prior to the date of such Technical Closing; provided that the effective Closing Date for each Site that is converted from a Non-Contributable Site to a Contributable Site, from a Pre-Lease Site to a Lease Site or from a Non-Assignable Site to an Assignable Site shall be the Conversion Closing Date for such Site.

(b)           At each Technical Closing, each Party shall have executed and delivered to the other Parties, as applicable, (i) amended schedules and exhibits to the MPL, (ii) amended schedules and exhibits to the applicable MLA, (iii) amended schedules and exhibits to the Management Agreement, (iv) with respect to each Non-Assignable Site that is the subject to such Technical Closing, the documentation necessary to sell, convey, assign, transfer and deliver the applicable T-Mobile Contributor’s right, title and interest in, to and under such Site and the Included Property of such Site, (v) amended schedules or exhibits to all other applicable Collateral Agreements, (vi) the certificates and other contracts, documents and instruments required to be delivered under Article 10 and Article 11 with respect to a Technical Closing and (vii) such other agreements and documents as contemplated by Section 2.7 of this Agreement.

(c)           Subject to Section 2.7(e)(i), Crown shall pay (by wire transfer as directed in writing by T-Mobile), to the applicable T-Mobile Party or T-Mobile SPE the Deferred Managed Site Consideration for each Managed Site converted to a Lease Site or Assignable Site, as applicable, at such Technical Closing less any Tower Operator Reimbursable Expenses related to such Site.

(d)           In addition, at each Technical Closing, if either of the following events has occurred with respect to any Non-Contributable Site or Non-Assignable Site since the previous Technical Closing or the Applicable Closing, as applicable: (i) the Contribution Exceptions or Assignment Exceptions, as applicable, with respect to such Site have been corrected or addressed pursuant to Section 4.2 or Section 4.3 or (ii) the expiration of Crown’s notice period in the second sentence of Section 4.2(b), then T-Mobile Contributors shall contribute, convey, assign, transfer and deliver to the applicable T-Mobile SPE in the case of a Contributable Site, or to the applicable Sale Site Subsidiary (or its designee) in the case of an Assignable Site, all of their respective right, title and interest in, to and under the Included Property of such Sites and the related Collocation Agreements by the execution delivery of the instruments of conveyance and assignment as may be reasonably necessary for the T-Mobile Contributors to contribute, convey, assign, transfer and deliver to such T-Mobile SPEs or Sale Site Subsidiary (or its designee), as applicable, all of their respective right, title and interest in, to and under the Included Property of such Sites and the related Collocation Agreements and amended schedules or exhibits to all applicable Collateral Agreements, in each case, in form and substance reasonably acceptable to the Parties.

(e)           The T-Mobile Parties and the T-Mobile SPEs may, on at least 10 business days written notice, terminate, effective as of any date 18 months or more after the date of this Agreement as specified in such notice (the “Final Closing Date”), their obligations under this Agreement to use commercially reasonable efforts to cause any remaining Managed Sites (including any Special Zoning Sites) to be converted to Lease Sites or Assignable Sites, as applicable; provided, however, that the T-Mobile Parties and the T-Mobile SPEs did not deliberately and knowingly cause the delay in the conversion of such Sites.  Notwithstanding anything to the contrary contained in this Agreement, (i) the obligation of Crown and the Tower Operator to pay the Deferred Managed Site Consideration pursuant to Section 2.7(c) for any remaining Managed Sites that are subsequently converted to Lease Sites or Assignable Sites, as applicable, shall automatically and unconditionally terminate on the date that is 18 months after the date of this Agreement and (ii) from and after the Final Closing Date, Crown, Tower Operator or the Sale Site Subsidiaries or any other Affiliate of Crown may, in their respective discretion, continue any efforts, from time to time, to cause the conversion of any remaining Managed Sites to Lease Sites or Assignable Sites, as applicable, and the T-Mobile Parties and the T-Mobile SPEs shall provide Crown, Tower Operator or the Sale Site Subsidiaries, as applicable, with such reasonable assistance as may be reasonably requested by Crown, Tower Operator or the Sale Site Subsidiaries, as applicable, from time to time with respect thereto, including additional Technical Closings; provided, however, that the Tower Operator or Sale Site Subsidiaries, as applicable, shall reimburse the T-Mobile Contributor and the T-Mobile SPEs for their reasonable out-of-pocket costs and expenses related to providing such assistance after the Final Closing Date.

SECTION 2.8   Preparation of Closing Documents.

(a)           The T-Mobile Parties shall prepare (using the information set forth in the Site List or the Updated Site List, as applicable) and, if applicable, notarize all the Collateral Agreements and all the exhibits to the Collateral Agreements (except for the Site Lease Agreements and Memorandum of Site Lease Agreements, which shall be prepared in accordance with Section 2.8(b)) for the Applicable Closing, in each case in form and substance reasonably satisfactory to Crown and, to the extent applicable, in form sufficient for recordation.

(b)           The T-Mobile Parties shall use commercially reasonable efforts to prepare the Site Lease Agreement applicable to each of the Sites and the Memorandum of Site Lease Agreement applicable to each of the Lease Sites, in each case in form and substance reasonably satisfactory to Crown; provided, however, the execution and delivery of such Site Lease Agreements and Memoranda of Site Lease Agreements shall not be a condition to the Applicable Closing.  To the extent any such Site Lease Agreements or the Memoranda of Site Lease Agreements are not completed at the Applicable Closing, the T-Mobile Parties shall execute and deliver same to the Tower Operator within 180 days following the Applicable Closing Date or as earlier specified in the MPL Site MLA or Sale Site MLA, as applicable.  To the extent requested by the T-Mobile Contributors, the Tower Operator and Sale Site Subsidiaries shall use commercially reasonable efforts to assist the T-Mobile Parties in the preparation of the Site Lease Agreements and the Memoranda of Site Lease Agreements.

(c)           If the public land records do not reflect the current T-Mobile Contributor as the named tenant of record under a Ground Lease (or the named owner of an Owned Site), and any Ground Lessor Estoppel or other documentation obtained or prepared in connection with the transactions contemplated hereby does not cure this condition, Crown shall notify the T-Mobile Contributors and the T-Mobile Parties shall provide Crown with such documentation as is reasonably necessary to correct the public land records with respect to such ownership (the “Confirmatory Assignments”).  The T-Mobile Parties shall use commercially reasonable efforts to prepare all Confirmatory Assignments prior to the Applicable Closing; provided, however, that the execution and delivery of documentation with respect to the Confirmatory Assignments shall not be a condition to the Applicable Closing.  To the extent that any Confirmatory Assignments required under the preceding sentence of this Section 2.8(c) are not completed by the Applicable Closing, the T-Mobile Parties shall execute and deliver such Confirmatory Assignments to the Tower Operator or the Sale Site Subsidiaries, as applicable, within 180 days following the Applicable Closing.

(d)           At Crown’s request, the T-Mobile Parties shall use commercially reasonable efforts to prepare and record all intermediate assignments from the original lessee under a Ground Lease to the applicable T-Mobile Contributor that currently holds such Ground Lease that have not been recorded in the public land records (the “Corrective Assignments”), in each case in form and substance reasonably satisfactory to Crown and in form sufficient for recordation; provided, however, that the execution and recordation of such Confirmatory Assignments shall not be a condition to the Applicable Closing.  To the extent requested by the T-Mobile Contributors, the Tower Operator and the Sale Site Subsidiaries, as applicable, shall use commercially reasonable efforts to assist the T-Mobile Parties in the preparation of the Corrective Assignments.  The T-Mobile Contributors shall submit to the Tower Operator and the Sale Site Subsidiaries, as applicable, an invoice for, and the Tower Operator and the Sale Site Subsidiaries, as applicable, shall reimburse the T-Mobile Contributors for their reasonable out-of-pocket costs and expenses incurred in preparing any Corrective Assignments.

(e)           If, prior to or after the applicable Closing, any Party identifies, in its reasonable judgment, any corrections to any Site Lease Agreement, Memorandum of Site Lease Agreement, Confirmatory Assignment, Corrective Assignment, Ground Lessor Estoppel, Non-Disturbance Agreement or other recorded document, such Party shall promptly notify the other Party and the Parties shall cooperate in good faith to effect an appropriate correction to that document and, if such document is a recorded document, to promptly record such corrected document in accordance with Section 2.10.

SECTION 2.9   Prorating of Expenses.  Except as otherwise provided in the MPL and the MLAs, as of the Applicable Closing Date, prorations of receivables, payables, expenses, revenue and property or ad valorem Taxes relating to the use, occupancy and operation of the Included Property of the Sites shall be made on an accrual basis, with the T-Mobile Contributors being obligated to make any payments in respect of payables and expenses (including ground rent payments under Ground Leases), and being entitled to retain any receivables and revenue (including collocation revenue under Collocation Agreements and prepaid rent), in respect of events and for periods and portions thereof prior to the Applicable Closing Date, and the Tower Operator or the Sale Site Subsidiaries, as applicable, being obligated to make any payments in respect of payables and expenses (including ground rent payments under Ground Leases), and being entitled to receive any receivables and revenue (including collocation revenue under Collocation Agreements and prepaid rent), in respect of events and for periods and portions thereof on and subsequent to the Applicable Closing Date.  The Parties shall use good faith efforts to determine and finalize any amounts due under this Section 2.9 prior to the Applicable Closing Date.  The net amount of the prorations set forth in this Section 2.9 shall be credited to (or debited from) the Closing Total Consideration or the Subsequent Closing Total CA/NV Consideration payable by Crown at the Applicable Closing.  For purposes of this Section 2.9, Taxes shall be accrued in accordance with Section 12.1(a)(iii).

SECTION 2.10          Recordation; Signage.

(a)           The T-Mobile Parties and the T-Mobile SPEs acknowledge and agree that, from and after the Applicable Closing Date, Crown, the Tower Operator and the Sale Site Subsidiaries shall be permitted to record and, if necessary, re-record any documents (including any Site Lease Agreement, Memorandum of Site Lease Agreement, Corrective Assignment, Confirmatory Assignment, Ground Lessor Estoppel or Non-Disturbance Agreement) that are necessary or desirable to give effect to the transactions contemplated by this Agreement and the Collateral Agreements, in each case without any prior notice to or the prior consent of any T-Mobile Party or any T-Mobile SPE.

(b)           Prior to the recordation or re-recordation of any document, to the extent reasonably practicable, the Tower Operator or Sale Site Subsidiaries, as applicable, shall cause a copy thereof to be delivered to T-Mobile, and the Tower Operator or Sale Site Subsidiaries, as applicable, shall further cause a copy of the recorded or re-recorded document to be delivered to T-Mobile promptly after recordation thereof.  The T-Mobile Parties and the T-Mobile SPEs shall execute all documents reasonably requested by the Tower Operator or Sale Site Subsidiaries to effect any such recordation or re-recordation and shall cooperate with the Tower Operator or Sale Site Subsidiaries, as applicable, in pursuing such recordation or re-recordation.  The T-Mobile Contributors shall submit to the Tower Operator or Sale Site Subsidiaries, as applicable, an invoice for, and the Tower Operator or Sale Site Subsidiaries, as applicable, shall reimburse the T-Mobile Contributors and the T-Mobile SPEs for, their reasonable out-of-pocket costs and expenses incurred in cooperating with the Tower Operator or Sale Site Subsidiaries, as applicable, in pursuing such recordation or re-recordation.

(c)           The Tower Operator and Sale Site Subsidiaries shall, from and after the Applicable Closing Date, have the right to place, at their sole cost and expense, signage on any Site to put third parties on notice of its interest in such Site, subject to compliance with applicable Laws and any Ground Lease applicable to such Site in question.

SECTION 2.11          Taxes; Bulk Sales.

(a)           Taxes.  Except as expressly provided in this Agreement, the MPL or the MLAs, the T-Mobile Contributors shall be responsible for and shall pay all Taxes to the extent attributable to the ownership of the Sites or the Included Property of the Sites by any T-Mobile Party, any T-Mobile SPE or any third party (other than Tower Operator, any Affiliate of Tower Operator, any direct or indirect transferee of Tower Operator or of any Affiliate of Tower Operator, or any Tower Subtenant), and the Tower Operator and Sale Site Subsidiaries shall be responsible for and shall pay all Taxes to the extent attributable to the possession or operation of the Sites or the Included Property of the Sites or the ownership, possession or operation of any assets on the Sites by any Person described in the immediately preceding parenthetical clause.  For the avoidance of doubt, except as expressly set forth in the MPL or the MLAs, each Party shall be responsible for Taxes imposed on its own income and no Party shall be entitled to indemnification for Taxes imposed on income.

(b)           Payments.  Crown agrees that the payments contemplated by Article 3 to be made by Crown are non-refundable and that Crown shall not have any right of abatement, reduction, setoff, counterclaim, rescission, recoupment, refund, defense or deduction with respect thereto, including in connection with any event of default by the T-Mobile Parties, the T-Mobile SPEs or their respective Affiliates or any casualty or condemnation, in each case except as otherwise contemplated by this Agreement or the Collateral Agreements.

(c)           Bulk Sales.  Crown and the T-Mobile Contributors hereby waive compliance by Crown and the T-Mobile Contributors with the provisions of the “bulk sales,” “bulk transfer” and similar Laws; provided, however, that such waiver is not intended to preclude the T-Mobile Contributors from claiming bulk sale or bulk transfer treatment on the transfer of the assets to the T-Mobile SPEs and Sale Site Subsidiaries.

(d)           Tax Cooperation.  The Parties will furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Sale Site Subsidiaries and Included Property transferred pursuant to this Agreement (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any Claims relating to any Tax.  Any expenses incurred in furnishing such information or assistance will be borne by the Party requesting it.

(e)           Income Tax Treatment.  It is intended that, solely for United States federal (and other applicable) income Tax purposes, Crown will be treated as purchasing the Sale Sites (or, as applicable, the interests in the Sale Sites held by the T-Mobile Contributors and the T-Mobile SPEs) pursuant to this Agreement on the Applicable Closing Date, and each of Crown, T-Mobile and their Affiliates will file all Tax Returns consistent with such treatment.  Each of the Parties agrees that it shall (i) be bound by the allocation of the consideration set forth in Section 2.11(g) of this Agreement and Exhibits C and D of the MPL for purposes of determining Taxes (but not for any other purpose), (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation, and (iii) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, except as otherwise required by Law or an Order.  If such allocation is disputed by any Governmental Authority with taxing authority, the Party receiving notice of such dispute shall promptly notify the other Parties of such dispute.

(f)            Transfer Taxes. All Transfer Taxes imposed as a result of the sale of the Sale Sites (or, as applicable, the interests in the Sale Sites held by the T-Mobile Contributors and the T-Mobile SPEs) pursuant to this Agreement shall be borne equally by the T-Mobile Contributors, on the one hand, and Tower Operator, on the other hand. Such Transfer Taxes shall be governed by the rules and procedures set forth in Section 22(e) of the MPL (substituting references to “T-Mobile Contributors” in place of references to “T-Mobile Lessors”).

(g)           Tax Allocations.  Subject to Section 1.3, Section 2.9 and Article 3, the parties agree that the purchase price for the Sites shall be allocated among the groups of Sites for U.S. federal, state and local income tax purposes in accordance with the following principles:

(i)           the aggregate amount payable by Crown for Sites other than CA/NV Sites shall be the sum of the Final Lease Site Rent for each MPL Site that is a Lease Site (but not a CA/NV Site) on the Applicable Closing Date, the Final Assignable Price for each Sale Site that is an Assignable Site (but not a CA/NV Site) as of the Applicable Closing Date, and the Final Managed Site Consideration for each MPL Site or Sale Site that is a Managed Site (but not a CA/NV Site) as of the Applicable Closing Date (and, if and to the extent it becomes due and payable hereunder, the Deferred Managed Site Consideration for any such Managed Site (assuming the Final Total TCF for such Site has been determined) that becomes a Lease Site or an Assignable Site in accordance with the terms of this Agreement);

(ii)          the aggregate amount referred to in clause (i) shall be allocated among each of the 15 Tranches of Sites (as defined in the MPL) and the Sale Sites (other than CA/NV Sites) in accordance with an appraisal by Deloitte LLP of the aggregate value of the Sites in each of such 16 categories;

(iii)         if the CA/NV Inclusion occurs at a Subsequent CA/NV Closing, the aggregate amount allocated to the CA/NV Sites shall be the Subsequent Closing Total CA/NV Consideration;

(iv)         if the CA/NV Inclusion occurs at the Initial Closing, then (1) Deloitte LLP shall provide an appraisal of value of the CA/NV Sites, (2) such appraised value for the CA/NV Sites shall be allocated to the CA/NV Sites, and (3) to the extent the amount actually paid by Crown for such CA/NV Sites under the formula that would have applied to such Sites under clause (i) if they had not been CA/NV Sites exceeds the amount of such appraisal (the “Excess Payment”), such Excess Payment shall not be allocated to the purchase price of any Sites, and (4) a portion of the “T-Mobile Total Rent Amount” payable under the MPL Site MLA and the “T-Mobile Collocation Rent” payable under the Sale Site MLA (based on the excess of $1,905 over $1,850 per Site) having a discounted present value of the Excess Payment shall be treated as a repayment of the Excess Payment and interest thereon consistent with applicable U.S. federal income tax principles; the parties acknowledge that the amount of the Excess Payment is expected to be approximately $100,000,000; and

(v)          the aggregate consideration payable for the Sites shall equal the sum of the consideration so payable with respect to each Site or tranche of Sites as set forth in Section 2.11(g)(i) through (iv) above, as applicable.

SECTION 2.12          Integrated Transactions.  The Parties acknowledge and agree that: (i) the transactions contemplated by this Agreement and the Collateral Agreements are dependent upon one another, (ii) the Parties would not have entered into this Agreement and the Collateral Agreements unless this Agreement and all of the Collateral Agreements were being entered into as and when contemplated and (iii) this Agreement and the Collateral Agreements are to be treated as a single integrated and indivisible agreement for all purposes, including the Bankruptcy of any Party.

ARTICLE 3

TCF PROCEDURE FOR SITES

SECTION 3.1            Closing Total Consideration Determination.

(a)           T-Mobile has prepared, in each case derived from the books, records and processes of the T-Mobile Parties maintained in the ordinary course of business and consistent with past practice, and delivered to Crown the Site List, (A) which sets forth all Portfolio Sites and, with respect to each Portfolio Site, the TCF for such Portfolio Site as of August 1, 2012, prepared on a pro forma basis to include any Included Collocation Agreements entered into prior to the Signing Date, and (B) which categorically identifies, as of the Signing Date, (i) all Lease Sites, (ii) all Pre-Lease Sites, (iii) all Non-Contributable Sites, (iv) all CA/NV Sites, (v) all Shared Sites, (vi) all Special Zoning Sites, (vii) all Casualty Sites, (viii) all Portfolio Sites governed by a Multiple Site Ground Lease, (ix) all Portfolio Sites subject to Transaction Revenue Sharing Payments, (x) all Sale Sites (specifying whether such Sale Sites are Assignable Sites or Non-Assignable Sites), (xi) all Portfolio Sites with respect to which space at such Portfolio Site is occupied by a Tower Subtenant under a Master Collocation Agreement and (xii) all Excluded Sites (specifying whether any such Excluded Sites are Casualty Sites or Non-Compliant Sites). The Site List contains a description in reasonable detail of all Exceptions applicable to any Portfolio Site.  The Site List also identifies the applicable T-Mobile Contributor for all Portfolio Sites as well as the applicable T-Mobile SPE for each MPL Site and the applicable Sale Site Subsidiary for each Sale Site and such other information as may be required to prepare the Collateral Agreements.  T-Mobile has also delivered work papers and calculations in reasonable detail for each Site.

(b)           At least 5 business days prior to the Initial Closing Date, T-Mobile shall prepare, in each case derived from the books, records and processes of the T-Mobile Parties maintained in the ordinary course of business and consistent with past practice, and deliver a supplement to the Site List (as supplemented pursuant to Section 3.1(c), the “Updated Site List”) which (A) lists, with respect to each Portfolio Site, T-Mobile’s calculation of any Supplemental TCF for such Portfolio Site (provided that in no event shall the aggregate Supplemental TCF for all Portfolio Sites exceed the Supplemental TCF Cap) and (B) categorically identifies (i) all Lease Sites, (ii) all Pre-Lease Sites, (iii) all Non-Contributable Sites (specifying any Special Zoning Sites that are deemed to be Non-Contributable Sites pursuant to Section 4.5), (iv) all Assignable Sites, (v) all Non-Assignable Sites (specifying any Special Zoning Sites that are deemed to be Non-Assignable Sites pursuant to Section 4.5), (vi) all CA/NV Sites, (vii) all Excluded Sites (specifying (1) all Shared Sites that have not been bifurcated as required by Section 4.3(a), (2) all Casualty Sites that have been excluded pursuant to Section 4.6, (3) all Non-Compliant Sites that have been excluded pursuant to Section 4.9, (4) all Sites that have been excluded by the T-Mobile Contributors in accordance with Section 4.3(b)(iv) and (5) all Portfolio Sites subject to Transaction Revenue Sharing Payments that have been excluded pursuant to Section 4.8), (viii) all other Casualty Sites under Section 4.6, (ix) all Portfolio Sites alleged by Crown to be Non-Compliant Sites and with respect to which a dispute whether such Portfolio Sites are Non-Compliant Sites is pending on the Initial Closing Date, (x) all Portfolio Sites subject to Transaction Revenue Sharing Payments, (xi) all Portfolio Sites with respect to which space at such Portfolio Site is occupied by a Tower Subtenant under a Master Collocation Agreement that has not been bifurcated, (xii) all Sites governed by a Multiple Site Ground Lease that has not been bifurcated).  T-Mobile shall deliver work papers and calculations in reasonable detail for each Site with the delivery of the Updated Site List.

(c)           At least 5 business days prior to the CA/NV Subsequent Closing Date, T-Mobile shall prepare, in each case derived from the books, records and processes of the T-Mobile Parties maintained in the ordinary course of business and consistent with past practice, and deliver a supplement to the Updated Site List with respect to the CA/NV Sites which (A) categorically identifies the CA/NV Sites as (i) Assignable Sites, (ii) Non-Assignable Sites (specifying any Special Zoning Sites that are deemed to be Non-Assignable Sites pursuant to Section 4.5), (iii) Excluded Sites (specifying (1) all Shared Sites that have not been bifurcated as required by Section 4.3(a), (2) all Casualty Sites that have been excluded pursuant to Section 4.6, (3) all Non-Compliant Sites that have been excluded pursuant to Section 4.9, (4) all Sites that have been excluded by the T-Mobile Contributors in accordance with Section 4.3(b)(iv)), (iv) all other Casualty Sites under Section 4.6, (v) CA/NV Sites subject to Transaction Revenue Sharing Payments, (vi) CA/NV Sites with respect to which space at such Portfolio Site is occupied by a Tower Subtenant under a Master Collocation Agreement that has not been bifurcated and (vii) CA/NV Sites governed by a Multiple Site Ground Lease that has not been bifurcated).  T-Mobile shall deliver work papers and calculations in reasonable detail for each CA/NV Site with the delivery of the Updated Site List.

SECTION 3.2            Payment of Closing Date Consideration.  At the Initial Closing, Crown shall pay for the account of the T-Mobile SPEs or the T-Mobile Parties, as applicable, by wire transfer to an account designated by T-Mobile:

(a)           as consideration for the Lease of the Lease Sites and the Included Property of the Lease Sites (including the related Collocation Agreements), an amount for each Lease Site (the “Closing Lease Site Rent” for such Lease Site) equal to the product of (x) the Closing Total TCF for such Lease Site multiplied by (y) the TCF Multiple; plus

(b)           as consideration for the Sale Site Subsidiary Interests, the sum of the Closing Assignable Site Price for all Assignable Sites; plus

(c)           as consideration for the specified rights with respect to the Managed Sites and the Included Property of the Managed Site (including the related Collocation Agreements), an amount for each Managed Site (the “Closing Managed Site Consideration” for such Site) equal to (i) 90% of (ii) the product of (x) the Closing Total TCF for such Managed Site multiplied by (y) the TCF Multiple;

provided, however, that if the CA/NV Inclusion does not occur at the Initial Closing, the CA/NV Sites shall be excluded from the definitions of Closing Lease Site Rent, Closing Assignable Site Price, Closing Managed Site Consideration and Closing Total Consideration and for purposes of all calculations and payments made pursuant to or under this Section 3.2.

SECTION 3.3            Final Total TCF Determination.

(a)           Within 180 calendar days after the Initial Closing Date, Crown shall deliver to T-Mobile a statement (the “Crown Site Report”) that shall set forth (i) its calculation of the TCF and Supplemental TCF for each Portfolio Site as of the Applicable Closing Date (with respect to each such Portfolio Site, the “Crown Proposed TCF”) and (ii) subject to Section 4.4, its Site Designation (the “Crown Proposed Site Designation”) of each Portfolio Site as of the Applicable Closing Date, together with a list of all Portfolio Sites as to which Crown disputes the applicable Site Designation as set forth in the Updated Site List (which shall contain a reasonably detailed description of such dispute).  To facilitate the preparation of the Crown Site Report by Crown, the T-Mobile Parties shall promptly provide Crown with such documentation and information and access to such employees, officers and professionals of the T-Mobile Parties and their respective Affiliates as Crown may reasonably request in order to complete the Crown Site Report.

(b)           The Crown Site Report shall become final and binding upon the Parties with respect to each Portfolio Site, and (i) the Crown Proposed TCF shall become the Final Total TCF for such Portfolio Site and (ii) the Crown Proposed Site Designation shall become the Final Site Designation for such Portfolio Site, on the 30th calendar day following the delivery of the Crown Site Report, unless T-Mobile objects to the Crown Proposed TCF or the Crown Proposed Site Designation for such Portfolio Site in writing prior to such date.  For each Portfolio Site for which no dispute exists, Crown and T-Mobile shall execute a certificate that sets forth the Crown Proposed Site Designation of such Portfolio Site (which shall be the Final Site Designation of such Portfolio Site) and the amount of the agreed or undisputed TCF and Supplemental TCF for such Portfolio Site (which shall be the Final Total TCF for such Portfolio Site).  For any Portfolio Site for which a dispute exists and for which T-Mobile has provided a timely written notice, the Final Total TCF or the Final Site Designation for such Portfolio Site shall be determined in accordance with Section 3.3(c).

(c)           To the extent that T-Mobile and Crown are unable to resolve all disagreements they may have regarding the Site Designation of any Portfolio Site or the TCF and Supplemental TCF for any Portfolio Site, then any such disagreements shall promptly be submitted to the Settlement Firm for resolution and the Settlement Firm shall determine the Final Site Designation of any such Portfolio Sites and the Final Total TCF for any such Portfolio Sites (in each case, as of the Applicable Closing Date).  Crown and the T-Mobile Parties shall cooperate with the Settlement Firm and shall proceed reasonably and in good faith to cause the Settlement Firm to resolve any such disagreements not later than 30 calendar days after the engagement of the Settlement Firm.  Crown, on the one hand, and the T-Mobile Parties, on the other hand, each shall pay one-half of the fees and expenses of the Settlement Firm.  The Settlement Firm shall determine the Final Total TCF for any such Portfolio Site using only: (i) the definition of TCF and Supplemental TCF in this Agreement (and related provisions herein) and the information set forth in each Included Collocation Agreement and Ground Lease for such Portfolio Site, and (ii) the amounts, rates and terms under each Included Collocation Agreement and Ground Lease for such Portfolio Site in effect as of the Applicable Closing Date; to the extent that rent is paid or payable on an other-than-monthly basis, rent for the month shall include an apportioned amount of such rent attributable to such month. The Settlement Firm’s resolution of the disagreement shall be reflected in a written report (the “Settlement Firm Site Report”), which report shall be delivered promptly to Crown and the T-Mobile Parties and shall set forth the Settlement Firm’s determination of the Final Total TCF or Final Site Designation for each such Portfolio Site.  For completeness and administrative convenience, the Settlement Firm Site Report shall also incorporate all items from the Crown Site Report that have become final and binding pursuant to Section 3.3(b) and all items reflected in the certificate delivered pursuant to Section 3.3(b).  Judgment may be entered upon the Settlement Firm Site Report in any court having jurisdiction over the Party against which such report is to be enforced.

SECTION 3.4            Payment of Final Total Consideration.

(a)           On the business day following the determination of the Final Total TCF and Final Site Designation for all Portfolio Sites (the “Final Payment Date”), if (i) the sum of (x) the Closing Total Consideration plus (y) the Subsequent Closing Total CA/NV Consideration, if any, plus (z) the Aggregate Deferred Managed Site Consideration, in each case calculated based on the Site Designation set forth in the Updated Site List, less (ii) any refunds received by Crown pursuant to Section 4.8 or Section 4.9 plus (iii) any payments made by Crown pursuant to Section 4.8 or Section 4.9 less (iv) any Excluded Site Collocation Payments paid to or received by Crown, the Tower Operator or any Sale Site Subsidiary following the Initial Closing and on or prior to such date exceeds the sum of (1) the Final Total Consideration plus (2) the Aggregate Deferred Managed Site Consideration (calculated based on the assumption that the Deferred Managed Site Consideration for each Managed Site was based on the Final Total TCF for such Managed Site), in each case calculated based on the Final Site Designation and taking into account any Site re-designations pursuant to Section 4.8 and Section 4.9, then the T-Mobile Parties and the T-Mobile SPEs shall be obligated to pay Crown cash in an amount equal to such excess, together with interest thereon at a rate equal to 6% per annum (the “Interest Rate”), calculated on the basis of the actual number of days elapsed divided by 360, from the Initial Closing Date to the date of payment.

(b)           On the Final Payment Date, if the sum of (1) the Final Total Consideration plus (2) the Aggregate Deferred Managed Site Consideration (calculated based on the assumption that the Deferred Managed Site Consideration for each Managed Site was based on the Final Total TCF for such Managed Site), in each case calculated based on the Final Site Designation and taking into account any Site re-designations pursuant to Section 4.8 and Section 4.9, exceeds (i) the sum of (x) the Closing Total Consideration plus (y) the Subsequent Closing Total CA/NV Consideration, if any, plus (z) the Aggregate Deferred Managed Site Consideration, in each case calculated based on the Site Designation as set forth in the Updated Site List, less (ii) any refunds received by Crown pursuant to Section 4.8 and Section 4.9 plus (iii) any payments made by Crown pursuant to Section 4.8 and Section 4.9 less (iv) any Excluded Site Collocation Payments paid to or received by Crown, the Tower Operator or any Sale Site Subsidiary following the Initial Closing and on or prior to such date, then Crown shall be obligated to pay the T-Mobile SPEs or the T-Mobile Parties, as applicable, cash in an amount equal to such excess, together with interest thereon at the Interest Rate, calculated on the basis of the actual number of days elapsed divided by 360, from the Initial Closing Date to the date of payment.

(c)           On the Final Payment Date, in the event that, based on the Final Site Designation of each of the Portfolio Sites (and, for purposes of the definitions of Minimum Lease Site and Assignable Site Closing Condition, Target Contributable Site and Assignable Site TCF, Minimum Contributable Site and Assignable Site Closing Condition and Target Lease Site and Assignable Site TCF, based on the Final Total TCF for each Portfolio Site):

(i)           the Minimum Lease Site and Assignable Site Closing Condition would not have been satisfied as of the Initial Closing Date under either or both of Section 10.4 or Section 2.6(b)(iii), the T-Mobile Parties and the T-Mobile SPEs shall be obligated to pay Crown cash in an amount equal to 50% of the product of (x) the TCF Multiple multiplied by (y) the difference of (A) 80% of the aggregate Final Total TCF for all Portfolio Sites as set forth in the Settlement Firm Site Report and (B) the aggregate Final Total TCF for all Lease Sites and Assignable Sites as set forth in the Settlement Firm Site Report, together with interest thereon at the Interest Rate, calculated on the basis of the actual number of days elapsed divided by 360, from the Initial Closing Date to the date of payment;

(ii)          the Minimum Contributable Site and Assignable Site Closing Condition would not have been satisfied on the Initial Closing Date under either or both of Section 10.4 or Section 2.6(b)(iii), the T-Mobile Parties and the T-Mobile SPEs shall be obligated to pay Crown cash in an amount equal to 50% of the product of (x) the TCF Multiple multiplied by (y) the difference of (A) 95% of the aggregate Final Total TCF for all Portfolio Sites as set forth in the Settlement Firm Site Report and (B) the Final Total TCF for all Contributable Sites and Assignable Sites as set forth in the Settlement Firm Site Report, together with interest thereon at the Interest Rate, calculated on the basis of the actual number of days elapsed divided by 360, from the Initial Closing Date to the date of payment; or

(iii)         both the Minimum Lease Site and Assignable Site Closing Condition and the Minimum Contributable Site and Assignable Site Closing Condition would not have been satisfied on the Initial Closing Date under either or both of Section 10.4 or Section 2.6(b)(iii), the T-Mobile Parties and the T-Mobile SPEs shall be obligated to pay Crown cash in an amount equal to the greater of the amounts specified in clauses (i) and (ii) above;

provided, however, (x) that if the CA/NV Inclusion occurs but the CA/NV Closing Condition was not satisfied at the time of such occurrence, the TCF and Supplemental TCF of all CA/NV Sites shall be excluded for purposes of all calculations under this Section 3.4(c) (for the avoidance of doubt, if Crown waives the CA/NV Closing Condition, the amount set forth in this Section 3.4(c) shall be calculated as if such CA/NV Sites were not included in this transaction) and (y) in no event shall the amount payable by the T-Mobile Parties and the T-Mobile SPEs to Crown under this Section 3.4(c) exceed $200,000,000 in the aggregate.

(d)           On the second business day following the Final Payment Date (i) the Parties shall calculate the net amount owed to Crown or to the T-Mobile Parties and the T-Mobile SPEs, as the case may be, pursuant to this Section 3.4 and (ii) the Party that is obligated to pay such net amount shall make a single payment in immediately available funds by wire transfer to an account designated in writing by the Party to which such payment is owed.

SECTION 3.5            Further Assurances.

(a)           The T-Mobile Parties and the T-Mobile SPEs shall take all actions and execute all documents reasonably necessary to ensure that, in the event a Portfolio Site was incorrectly designated on the Updated Site List, Crown, the Tower Operator and, after the Initial Closing, the applicable Sale Site Subsidiary are put in the same legal and economic position as they would have been in had such Portfolio Site been correctly designated on the Updated Site List, including, in the event any Site has been re-designated as an Excluded Site from its original Site Designation on the Updated Site List, to rescind the transaction that occurred with respect to such Site at the applicable Closing under this Agreement and the Collateral Agreements.  In furtherance of the foregoing, the Parties shall execute and deliver, as applicable, (i) amended schedules and exhibits to the MPL, (ii) amended schedules and exhibits to the applicable MLA, (iii) amended schedules and exhibits to the Management Agreement, (iv) the documentation necessary to sell, convey, assign, transfer and deliver the applicable T-Mobile Contributor’s right, title and interest in, to and under each Assignable Site and the Included Property of such Assignable Site and (v) amended schedules or exhibits to all other applicable Collateral Agreements.

(b)           In furtherance of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the T-Mobile Parties and the T-Mobile SPEs shall be responsible for reimbursing, and shall promptly, but in any event no later than 10 business days following request therefor, reimburse, Crown, the Tower Operator and, after the Initial Closing, the applicable Sale Site Subsidiary for all costs and expenses incurred by any of them in connection with any Non-Compliant Site, including any actions taken by Crown, the Tower Operator or, after the Initial Closing, the applicable Sale Site Subsidiary pursuant to Section 3.5(a).

SECTION 3.6            Exclusive Remedy.  Subject to Section 1.3, Section 2.7(c), Section 2.9, Section 4.4, Section 4.8 and Section 4.9, each Party’s sole and exclusive remedy for any matters relating to Site Designations and the calculation of TCF, Supplemental TCF, Closing Total Consideration, Subsequent Closing Total CA/NV Consideration, Final Total Consideration is set forth in this Article 3, and the Parties hereby acknowledge and agree that they are not entitled to, and expressly waive, any and all other rights and remedies that the Parties may have (including under Article 12) relating to Site Designation and the calculation of TCF, Supplemental TCF, Closing Total Consideration, Subsequent Closing Total CA/NV Consideration and Final Total Consideration.

ARTICLE 4

OTHER PROCEDURES FOR SITES

SECTION 4.1            Contributable Sites; Lease Sites; Assignable Sites.

(a)           If (i) there are no Contribution Exceptions with respect to an MPL Site or (ii) all of the Contribution Exceptions with respect to an MPL Site have been corrected or addressed pursuant to Section 4.2 or Section 4.3, then, except as otherwise provided in this Article 4, such Site shall thereafter be deemed to be a “Contributable Site”; provided, however, that a Special Zoning Site shall not be deemed a Contributable Site.

(b)           With respect to each Contributable Site, if (i) there are no Leasing Exceptions with respect to such Site or (ii) all of the Leasing Exceptions with respect to such Site have been corrected or addressed pursuant to Section 4.2 or Section 4.3, then, except as otherwise provided in this Article 4, such Site shall thereafter be deemed to be a “Lease Site”.

(c)           If (i) there are no Assignment Exceptions with respect to a Sale Site or (ii) all of the Assignment Exceptions with respect to a Sale Site have been corrected or addressed pursuant to Section 4.2 or Section 4.3 (including, with respect to the CA/NV Sites, the CA/NV Consent and Acknowledgment has been received by Crown), then, except as otherwise provided in this Article 4, such Site will thereafter be deemed to be an “Assignable Site”; provided, however, that a Special Zoning Site shall not be deemed an Assignable Site.

SECTION 4.2            Certain Procedures with Respect to Identifying and Curing Exceptions.

(a)           Subject to Section 2.7(e), the T-Mobile Contributors and, after the Initial Closing Date, the T-Mobile SPEs shall use commercially reasonable efforts and shall cooperate in good faith with Crown and the Tower Operator to cause any Exceptions to be cured, in each case in accordance with Section 4.3(c) and as promptly as reasonably practicable.  Crown and the Tower Operator shall have the right, at any time, to contact Ground Lessors, Tower Subtenants or any other Persons in connection with the transactions contemplated by this Agreement, including in order to identify any Exceptions, whether in person or by telephone, mail or other means of communication, and the T-Mobile Parties (for themselves and the T-Mobile SPEs) hereby authorize such contacts; provided that, prior to the Initial Closing, the T-Mobile Parties and Crown shall coordinate and cooperate in good faith with each other in communicating with Ground Lessors, and each Party shall, to the extent reasonably practicable, provide the other Party the opportunity to attend or participate in any such communications with Ground Lessors.

(b)           Upon the cure of any Exceptions with respect to a Site, the T-Mobile Contributors and, after the Initial Closing Date, the T-Mobile SPEs shall provide written notice to Crown and the Tower Operator, identifying the Site together with the related Exceptions that were cured and containing a brief statement regarding how such Exceptions were cured.  If Crown and the Tower Operator do not object within 10 business days of receipt of such notice to the assertion by the T-Mobile Contributors or the T-Mobile SPEs, as applicable, that such Exceptions have been cured and (i) if there are no remaining uncured Contribution Exceptions as to any Non-Contributable Site, such Site shall be deemed a Contributable Site, (ii) if there are no remaining uncured Leasing Exceptions as to any Pre-Lease Site, such Site shall be deemed a Lease Site and (iii) if there are no remaining Assignment Exceptions to any Non-Assignable Site, such Site shall be deemed an Assignable Site.  All disputes over the method of cure with respect to an Exception shall be resolved by the dispute resolution process described in Section 4.4.

(c)           Until the Initial Closing Date, T-Mobile, on behalf of the T-Mobile Contributors and, after the Initial Closing Date, the T-Mobile SPEs, shall respond as soon as practicable (but in any event within 10 business days) with respect to any actions, waivers, consents or documents that Crown and the Tower Operator reasonably request from the T-Mobile Parties or the T-Mobile SPEs with respect to the identification and curing of Exceptions, including in connection with obtaining Ground Lessor Estoppels and Non-Disturbance Agreements.

SECTION 4.3            Shared Sites; Excluded Sites; T-Mobile Contributors’ Cure Rights.

(a)           Shared Sites.  The T-Mobile Contributors shall use commercially reasonable efforts to cause any Shared Site to be bifurcated; provided, however, that if such Shared Site is not bifurcated prior to the Applicable Closing Date in a manner satisfactory to Crown acting in good faith, such Shared Site shall be an Excluded Site hereunder.

(b)           Excluded Sites.  The T-Mobile Parties may elect, in their sole discretion, by written notice to Crown given at any time prior to the Initial Closing Date, to exclude from the transactions contemplated by this Agreement, subject to Section 10.4, (i) any Casualty Site, (ii) any Non-Compliant Site, (iii) any Portfolio Sites subject to Transaction Revenue Sharing in accordance with Section 4.8, and (iv) any other Site (each such excluded Site, an “Excluded Site”); provided, however, that the T-Mobile Parties may designate no more than 50 Excluded Sites pursuant to clause (iv) of this Section 4.3(b).  Crown may elect, to the extent permitted under and in accordance with Section 2.6, to exclude from the transactions contemplated by this Agreement the CA/NV Sites and designate such CA/NV Sites as Excluded Sites. Upon the designation of a Site as an Excluded Site in accordance with this Agreement, all references to such Site in the representations and warranties contained in this Agreement shall be deemed to have been deleted from and after the date of such designation.

(c)           Cure; Excluded Sites.  With respect to each Site subject to an Exception that has not been cured or waived, the T-Mobile Contributors and the T-Mobile SPE may, in their sole discretion, elect any of the following options to cure such Exception and, upon the taking of such action, such Exception shall be deemed to have been cured by T-Mobile Contributors:

(i)           Title Insurance.  If such Exception relates solely to title, if the Title Company shall have committed to issue to the Tower Operator or, after the Initial Closing, the applicable Sale Site Subsidiary, without indemnity from the Tower Operator or such Sale Site Subsidiary but following the Tower Operator’s or such Sale Site Subsidiary’s payment of the applicable premium, a leasehold title insurance policy (or lender’s policy, as applicable) in the case of a Leased Site or a fee title insurance policy in the case of an Owned Site (which policy is acceptable, including as to the applicable premium and coverage amount, to the Tower Operator or such Sale Site Subsidiary in its reasonable discretion) without exception for such Exception (other than standard printed exceptions), or with affirmative coverage over such Exception; or

(ii)           Corrective Action.  If the T-Mobile Contributors or the T-Mobile SPEs shall have taken corrective action with respect to such Exception (including, by way of example, by obtaining required consents or approvals from third parties, by obtaining Ground Lessor Estoppels, by acquiring rights or property from third parties, by obtaining or providing any affidavits or certificates or otherwise) in a manner that is reasonably acceptable to Crown and, if applicable, the Title Company, and that cures such Exception.

SECTION 4.4            Dispute Resolution.

(a)           The Parties intend to provide for an expedited dispute resolution process during the period from the Signing Date until the Applicable Closing that shall resolve any and all disputes solely with respect to the Site Designation of any Portfolio Site or whether any Exceptions to any Portfolio Site have been cured (each a “Site Designation Pre-Closing Dispute”).  As such, any Site Designation Pre-Closing Dispute shall be subject to the dispute resolution process provided in this Section 4.4.  Should a Party wish to initiate a dispute resolution process with respect to any Site Designation Pre-Closing Dispute, it shall first deliver to the other Parties a written notice (a “Notice of Dispute”) that specifies in reasonable detail the Site Designation Pre-Closing Dispute that such Party wishes to have resolved.

(b)           If the Parties are not able to resolve any Site Designation Pre-Closing Dispute within 10 days of a Party’s receipt of an applicable Notice of Dispute, then such Site Designation Pre-Closing Dispute shall be promptly submitted to the Settlement Firm for resolution and the Settlement Firm shall determine the Site Designation of the Portfolio Site subject to such Site Designation Pre-Closing Dispute.  The T-Mobile Parties and Crown shall cooperate with the Settlement Firm and shall proceed reasonably and in good faith to cause the Settlement Firm to resolve any Site Designation Pre-Closing Dispute not later than 10 days after the engagement of the Settlement Firm with respect thereto.  Crown, on the one hand, and the T-Mobile Parties, on the other hand, each shall pay one-half of the fees and expenses of the Settlement Firm.  The Settlement Firm’s resolution of the disagreement shall be reflected in a written report, which report shall be delivered promptly to Crown and the T-Mobile Parties and shall set forth the Settlement Firm’s determination of the Site Designation for the Portfolio Site subject to the Site Designation Pre-Closing Dispute.  Judgment may be entered upon the Settlement Firm’s report in any court having jurisdiction over the Party against which such report is to be enforced. The Parties agree that the Site Designation of any Portfolio Site, as determined by the Settlement Firm pursuant to this Section 4.4(b), shall be the Final Site Designation of such Site.

(c)           The Settlement Firm conducting any dispute resolution shall be bound by, and shall not have the power to modify, the provisions of this Agreement.  Without limiting the foregoing, any determination of the valuation of a Site made by the Settlement Firm shall be made in accordance with Article 3.  Unless otherwise provided in Section 4.8 or Section 4.9, each Party shall pay its own costs, fees and expenses (including for counsel, experts and presentation of proof) in connection with any dispute resolution under this Section 4.4; provided, however, that the expenses and fees of the Settlement Firm shall be shared equally by T-Mobile (on behalf of the T-Mobile Parties) and Crown.

(d)           Subject to Section 1.3, Section 2.7(c), Section 2.9, Section 4.4, Section 4.8 and Section 4.9, each Party agrees that the dispute resolution process conducted pursuant to this Section 4.4 is the exclusive mechanism for the resolution of disputes with respect to the subjects referred to in Section 4.4(a) or any other provision of this Agreement that makes reference to this Section 4.4 and agrees that no action, suit or proceeding may be brought in any other forum relating to any such matters.

SECTION 4.5            Special Zoning Sites.

(a)           If prior to the Closing with respect to a Site, the T-Mobile Parties or Crown discover that a Site constitutes a Special Zoning Site, the T-Mobile Parties or Crown, as the case may be, shall promptly provide written notice to the other Parties that it in good faith considers such Site to be a Special Zoning Site, and provide notice in reasonable detail of the reasons therefor.  If such other Parties do not object within 10 business days of receipt of such notice, such Site shall be deemed to be a Special Zoning Site.  All Site Designation Pre-Closing Disputes concerning the designation of a Site as a Special Zoning Site shall be resolved by the dispute resolution process described in Section 4.4.  If an MPL Site is a Special Zoning Site or a Sale Site is a Special Zoning Site, then such Site shall be deemed a Non-Contributable Site or Non-Assignable Site, as applicable, and the provisions of Section 4.2 with respect to the curing of Exceptions shall apply, mutatis mutandis, to remedying the circumstances causing such Site to be a Special Zoning Site.

SECTION 4.6            Casualty Sites.

(a)           If, prior to the Applicable Closing, the T-Mobile Parties or Crown discover that a Site constitutes a Casualty Site, the T-Mobile Parties or Crown, as the case may be, shall promptly notify the other Parties in writing that it considers such Site to be a Casualty Site, with reasonable specificity as to the reasons therefor.  If such other Parties do not object within 10 business days of receipt of such notice, such Site shall be deemed to be a Casualty Site.  All Site Designation Pre-Closing Disputes concerning the designation of a Site as a Casualty Site shall be resolved by the dispute resolution process described in Section 4.4.

(b)           If a Site is deemed a Casualty Site, then:

(i)           Excluded Site.  If such Site is a Casualty Site as a result of a condemnation (or pending condemnation) or a foreclosure, deed-in-lieu of foreclosure or similar proceeding involving a Lien or Ground Lessor Mortgage, any Party may elect by written notice to the other Parties given no later than 5 business days prior to the Applicable Closing to exclude such Casualty Site from the transactions contemplated by this Agreement (any such Casualty Site no longer being referred to as a Casualty Site and being referred to as an Excluded Site).

(ii)           Damaged Sites.  If such Site is a Casualty Site as a result of physical damage prior to the Applicable Closing Date (a “Damaged Site”), the T-Mobile Parties may, at their option, (A) elect to repair, at their sole cost and expense, the Tower so as to bring the condition of such Tower to substantially the same (or better) condition that it was in immediately prior to the event or occurrence of the event causing such Tower to be designated as a Damaged Site (as determined by Crown in good faith) or (B) elect to reimburse Crown for the amount estimated by Crown in good faith to be required to complete the repair of the Tower and, promptly upon the receipt of an invoice from Crown or the Tower Operator, any actual out-of-pocket expenses incurred by Crown or the Tower Operator to so repair the Tower in excess of such estimated amount paid, if any.  With respect to each Damaged Site, if the T-Mobile Parties or T-Mobile SPEs elect not to repair the Tower or pay Crown to repair the Tower pursuant to this Section 4.6(b) no later than 5 business days prior to the Applicable Closing, then such Damaged Site shall be treated as an Excluded Site as if the T-Mobile Parties and the T-Mobile SPEs had elected to exclude such Damaged Site pursuant to Section 4.2(a).

SECTION 4.7            Allocation of Rent.  After the Closing Total Consideration is determined and prior to the Initial Closing Date, the T-Mobile Contributors shall cause to be delivered to Tower Operator a draft of Exhibit D to the MPL based on the financial information for the Sites used to calculate the Closing Total Consideration in accordance with Article 3.  The method of allocating the prepaid rent for an MPL Site among the years in the applicable lease term as required for such Exhibit D shall be within the safe harbors permitted by Section 467 of the Code and Treasury Regulation §1.467-3(c)(3) (the “467 Safe Harbor Rules”) and otherwise as proposed by T-Mobile Contributors in a draft of such Exhibit D, and the T-Mobile Contributors’ draft of such Exhibit D shall be incorporated into the MPL.  In addition, promptly after the Final Total Consideration is determined, the T-Mobile Contributors shall cause to be delivered to the Tower Operator a revised draft of Exhibit D to the MPL based on the financial information for the Sites used to calculate the Final Total Consideration in accordance with Article 3.  Provided such revised draft complies with the 467 Safe Harbor Rules and absent any manifest error, the T-Mobile Contributors’ revised draft of such Exhibit D shall be incorporated into the MPL.

SECTION 4.8            Transaction Revenue Sharing Payments.

(a)           The Parties acknowledge and agree that it is in the best interests of each Party to determine on or prior to the Initial Closing Date whether any Transaction Revenue Sharing Payments exist or could reasonably be expected to become due and payable and, where possible, to quantify the amounts thereof.  As a result, prior to the Initial Closing, the T-Mobile Parties shall use commercially reasonable efforts to identify any such Transaction Revenue Sharing Payments and notify Crown thereof.  Each Party shall further promptly notify the other Parties in the event that any Ground Lessor makes a claim or demand for a Transaction Revenue Sharing Payment.

(b)           If the T-Mobile Parties reasonably and in good faith determine that Transaction Revenue Sharing Payments are reasonably likely to become due and payable with respect to any MPL Site following the consummation of the transactions contemplated by this Agreement and the Collateral Agreements, the T-Mobile Parties and the T-Mobile SPEs shall have the right, in their discretion but in consultation with Crown and the Tower Operator, (i) prior to the Initial Closing, to designate such Site as a Managed MPL Site, a Sale Site or an Excluded Site and (ii) after the Initial Closing, to rescind the transaction that occurred with respect to such MPL Site at the applicable Closing and (x) designate and treat such MPL Site as a Managed Site and grant to the Tower Operator or the applicable Sale Site Subsidiary, as applicable, pursuant to the Management Agreement, the right to operate such Site as a Managed Site and administer the related Collocation Agreements or (y) designate and treat such MPL Site as an Assignable Site and sell, assign and transfer such Site to the applicable Sale Site Subsidiary pursuant to this Agreement or similar purchase and sale documentation that is reasonably satisfactory to the Tower Operator; provided that, in each case, such designation and, if applicable, the rescission of such transactions shall eliminate, in the reasonable determination of Crown and T-Mobile, the grounds for such Transaction Revenue Sharing Payment with respect to such MPL Site; and provided further that, in the case of a rescission and re-designation of an MPL Site following the Initial Closing, (A) such re-designation would not have resulted in the failure of either the Minimum Lease Site and Assignable Site Closing Condition or the Minimum Contributable Site and Assignable Site Closing Condition as of the Initial Closing Date if such MPL Site had been initially designated as such by the T-Mobile Parties at the Initial Closing, (B) upon the exercise of such right, the T-Mobile Parties and the T-Mobile SPEs shall, in the case of a rescission and the re-designation of a Lease Site as a Managed Site, promptly (but in no event later than two business days following request therefor) refund to Crown the Deferred Managed Site Consideration for such Site (if a positive number), together with interest thereon at the Interest Rate, calculated on the basis of the actual number of days elapsed divided by 360, from the date of payment of the Closing Lease Site Rent for such Site to the date of refund (provided that if the Deferred Managed Site Consideration for such Site is a negative number, Crown shall pay the T-Mobile Parties and the T-Mobile SPEs an amount equal to the absolute value of the Deferred Managed Site Consideration for such Site, including interest thereon at the Interest Rate, calculated on the basis of the actual number of days elapsed divided by 360, from the date of payment of the Closing Lease Site Rent for such Site to the date of such payment), (C) in the case of a rescission and the re-designation of a Lease Site as an Assignable Site or an Managed MPL Site as a Sale Site, the sale, transfer and assignment of such Site to the applicable Sale Site Subsidiary shall be at no additional cost and expense to, and with no additional consideration to be paid by, Crown, and (D) upon the exercise of such right, the T-Mobile Parties and the T-Mobile SPEs shall take all other actions and execute all documents reasonably necessary (and any necessary amendments to existing documentation as appropriate) to ensure that the Parties are in the same legal and economic position as they would have been if such Site were originally a Managed Site or an Assignable Site, as the case may be.  For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, no MPL Site can be re-designated as a CA/NV Site.

(c)           In furtherance of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the T-Mobile Parties and the T-Mobile SPE shall be responsible for reimbursing, and shall promptly (but in no event later than 10 business days following request therefor) reimburse, Crown and the Tower Operator for all costs and expenses incurred by any of them in connection with the actions and transactions described in this Section 4.8.

SECTION 4.9            Material Site Title Issue or Material Site Non-Compliance Issue Arising Prior to the Applicable Date Closing.

(a)           If, at any time on or prior to the Applicable Closing Date, Crown determines in good faith that a Site has a Material Site Title Issue or a Material Site Non-Compliance Issue, Crown shall send T-Mobile a Notice of Dispute with respect to such Site explaining the reason for such determination in reasonable detail, along with reasonable supporting documentation.  Within 10 days of delivery of such Notice of Dispute, T-Mobile shall deliver written notice to Crown that it either agrees that such Site is a Non-Compliant Site (a “Site Non-Compliance Agreement Notice”) or that it disagrees that such Site is a Non-Compliant Site (a “Site Non-Compliance Dispute Notice”).  If the Notice of Dispute lists more than one Site, T-Mobile shall deliver a Site Non-Compliance Agreement Notice for all Sites where it agrees with the Notice of Dispute and a Site Non-Compliance Dispute Notice for all Sites where it disagrees with the Notice of Dispute.  The failure of T-Mobile to respond within such 10-day period shall be deemed a delivery by T-Mobile to Crown of a Site Non-Compliance Agreement Notice.  The Parties shall work together, acting in good faith, to reach agreement regarding any dispute as to whether a Site is a Non-Compliant Site.  In no event shall Crown’s delivery of a Notice of Dispute alleging that a Site is a Non-Compliant Site or a dispute regarding whether a Site is a Non-Compliant Site delay the Applicable Closing.

(b)           Upon delivery or deemed delivery of a Site Non-Compliance Agreement Notice by T-Mobile to Crown with respect to a Site, such Site shall be deemed an Excluded Site.  If the Parties cannot agree whether a Site is a Non-Compliant Site, the dispute shall be promptly submitted to the Settlement Firm for resolution in accordance with Section 4.4.

(c)           If a dispute over whether a Site is a Non-Compliant Site is pending on the Applicable Closing Date, such Site shall not be deemed a Non-Compliant Site (and such Site shall be included in the Sites that are the subject of the Applicable Closing); provided, however, that if such Site is later determined, as a result of the dispute resolution process pending under Section 4.4, to be a Non-Compliant Site, such Site shall be deemed an Excluded Site for all purposes of this Agreement and the Parties shall take all actions, make all payments and execute all documents reasonably necessary to ensure that: (i) the transactions that occurred with respect to such Site on the applicable Closing under this Agreement and the Collateral Agreements are rescinded and (ii) the Parties are in the same legal and economic position as they would have been if such Site were originally an Excluded Site, including T-Mobile or Crown, as the case may be, refunding any applicable portion of the Closing Total Consideration, Subsequent Closing CA/NV Total Consideration or Final Total Consideration, as applicable, and any Deferred Managed Site Consideration applicable to such Site to Crown (if the applicable portion was a positive number) and to T-Mobile (if the applicable portion was a negative number), net of any Excluded Site Collocation Payments theretofore paid to or received by Crown or the Tower Operator.

(d)           In furtherance of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the T-Mobile Parties and the T-Mobile SPE shall be responsible for reimbursing, and shall promptly (but in any event no later than 10 business days following request therefor) reimburse, Crown and the Tower Operator for all out-of-pocket costs and expenses incurred by any of them in connection with any Non-Compliant Site, including any related dispute resolution process under Section 4.4 or any actions taken by Crown or the Tower Operator pursuant to Section 4.9(c).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE
T-MOBILE PARTIES

Each T-Mobile Party represents and warrants to Crown and the Tower Operator as follows:

SECTION 5.1            Organization.

(a)           Each T-Mobile Party is a corporation or other entity duly organized, validly existing and in good standing under the laws of the state of its organization with the requisite corporate or other power and authority to carry on its business (including the ownership, lease and operation of the Included Property of the Sites) as it is now being conducted and is duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property owned, leased or operated by it requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Each T-Mobile Contributor and T-Mobile SPE is a wholly owned Subsidiary of T-Mobile.

(b)           At the Initial Closing, each T-Mobile SPE and Sale Site Subsidiary shall be a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware with the requisite limited liability power and authority to carry on its business (including, if applicable, the ownership, lease and operation of the Included Property of the Sites) as shall be conducted at the Initial Closing, and shall be duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property that shall be owned, leased or operated by it requires such qualification (or applications for such qualification shall have been filed), except for such qualifications (or filing of applications to qualify) the failure of which to obtain or file, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.2            Authority; Enforceability; No Conflicts.

(a)           Each T-Mobile Party has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and each T-Mobile Party has or shall have the requisite corporate or other power and authority to execute and deliver each Collateral Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by each T-Mobile Party of this Agreement and the consummation of the transactions contemplated by this Agreement have been, and the execution and delivery by each T-Mobile Party of the Collateral Agreements to which it is a party and the consummation of the transactions contemplated thereby shall have been on or prior to the Initial Closing Date duly authorized by all requisite corporate or other action of each T-Mobile Party.  Each T-Mobile Party (i) has duly executed and delivered this Agreement, (ii) on the Initial Closing Date shall have duly executed and delivered each of the Collateral Agreements to which it is a party (if any), and (iii) on each Technical Closing Date, shall have duly executed and delivered the amended schedules and exhibits to the existing, or new, Collateral Agreements to which it is a party, as the case may be.  Assuming the due execution and delivery of each such agreement by each party thereto other than each T-Mobile Party, this Agreement is the legal, valid and binding obligation of each T-Mobile Party, and on the Initial Closing Date each of the Collateral Agreements to which each T-Mobile Party is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(b)           At the Initial Closing, each T-Mobile SPE and Sale Site Subsidiary shall have the limited liability company power and authority to execute and deliver the applicable Joinder Agreement and each Collateral Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each T-Mobile SPE and Sale Site Subsidiary of the applicable Joinder Agreement and each Collateral Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby shall have been duly authorized on or prior to the Initial Closing Date by all requisite limited liability company action of each T-Mobile SPE and Sale Site Subsidiary.  Each T-Mobile SPE and Sale Site Subsidiary on the Initial Closing Date shall have duly executed and delivered the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party (if any).  Assuming the due execution and delivery of each such agreement by each party thereto other than each T-Mobile SPE and Sale Site Subsidiary, on the Initial Closing Date, the applicable Joinder Agreement and each of the Collateral Agreements to which each T-Mobile SPE and Sale Site Subsidiary is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(c)           The execution, delivery and performance by each T-Mobile Party of this Agreement and each of the Collateral Agreements to which it is a party (if any), and the consummation of the transactions contemplated hereby and thereby, do not and shall not with or without the giving of notice or the passage of time, or both, conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any Liability or result in the creation of any Lien upon any of the properties or assets of any T-Mobile Party under (i) any provision of the Certificates of Incorporation, Bylaws or other organizational documents of each T-Mobile Party, as applicable, (ii) except as set forth in Section 5.2(c)(ii) of the T-Mobile Disclosure Letter, any provision of Law or a Governmental Approval (excluding any Governmental Approval from a Governmental Authority in its role as a Ground Lessor under a Ground Lease) or (iii) any Material Agreement of any T-Mobile Party (including any Material Agreement with a Governmental Authority in its role as a Ground Lessor under a Ground Lease).

(d)           At the Initial Closing, the execution, delivery and performance by each T-Mobile SPE and Sale Site Subsidiary of the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, shall not with or without the giving of notice or the passage of time, or both, conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or Liability or result in the creation of any Lien upon any of the properties or assets of any T-Mobile SPE or Sale Site Subsidiary under (i) any provision of the T-Mobile SPE Certificate of Formation, the T-Mobile SPE LLC Agreement, the applicable Sale Site Subsidiary Certificate of Formation, the applicable Sale Site Subsidiary LLC Agreement or other organizational documents of each T-Mobile SPE or Sale Site Subsidiary, (ii) except as set forth in Section 5.2(d)(ii) of the T-Mobile Disclosure Letter, any provision of Law or a Governmental Approval (excluding any Governmental Approval from a Governmental Authority in its role as a Ground Lessor under a Ground Lease) or (iii) any Material Agreement of any T-Mobile SPE or Sale Site Subsidiary (including any Material Agreement with a Governmental Authority in its role as a Ground Lessor under a Ground Lease).

SECTION 5.3            Title to Property.

(a)           The applicable T-Mobile Contributor holds good and marketable fee simple title to the Owned Sites Land, and a valid and subsisting leasehold, subleasehold, easement, license or sublicense or other similar valid interest in the Leased Sites Land related to each Site, in each case free and clear of all Liens, except for Permitted Encumbrances.  Except as disclosed in Section 5.3(a) of the T-Mobile Disclosure Letter, the applicable T-Mobile Contributor owns all right, title and interest in, to and under all of the Included Property of each Site (other than the Land related to such Site), free and clear of any Liens, except for Permitted Encumbrances.

(b)           At the Initial Closing, with respect to each Contributable Site and Assignable Site, good and marketable fee simple title to the Owned Sites Land and a valid and subsisting leasehold, subleasehold, easement, license or sublicense interest in the Leased Sites Land related to each Site shall pass to the applicable T-Mobile SPE or Sale Site Subsidiary, as applicable, in each case free and clear of all Liabilities, except for Post-Closing Liabilities relating to such Contributable Site or Assignable Site, as applicable, and free and clear of all Liens, except for Permitted Encumbrances, and except as disclosed in Section 5.3(b) of the T-Mobile Disclosure Letter, good and marketable title to, and all other rights and interests of the T-Mobile Contributors and their Affiliates in, to and under all of the Included Property of each Contributable Site and Assignable Site (other than the Land related to such Site) shall pass to the applicable T-Mobile SPE or Sale Site Subsidiary, as applicable, in each case free and clear of all Liabilities, except for Post-Closing Liabilities relating to such Contributable Site or Assignable Site, and free and clear of all Liens, except for Permitted Encumbrances.

(c)           At the Applicable Closing, with respect to each CA/NV Site, if the CA/NV Closing Condition has been satisfied and the CA/NV Sites are Assignable Sites hereunder, all rights of the T-Mobile Contributors and their Affiliates under the CA/NV Master Lease and all other CA/NV Site Agreements, CA/NV Ground Leases and related Collocation Agreements, and all their right, title and interest in, to and under the CA/NV Sites and the Included Property of the CA/NV Sites, shall pass to the applicable Sale Site Subsidiary, in each case free and clear of all Liabilities, except for Post-Closing Liabilities relating to such CA/NV Site, and free and clear of all Liens, except for Permitted Encumbrances.

(d)           At the Applicable Closing, with respect to each Managed Site (including, for the avoidance of doubt, any CA/NV Site if (x) the CA/NV Inclusion occurs but the CA/NV Closing Condition was not satisfied or (y) the CA/NV Closing Condition has been satisfied but such CA/NV Site otherwise constitutes a Non-Assignable Site), the T-Mobile Parties and the T-Mobile SPEs party to the Management Agreement shall have the exclusive right to operate the such Managed Site (including the Included Property thereof), free and clear of all Liabilities, except for Post-Closing Liabilities relating to such Managed Site.

(e)           The interests with respect to (i) the Assignable Sites being sold, conveyed, assigned, transferred and delivered to the Sale Site Subsidiaries, (ii) the Lease Sites being Leased to the Tower Operator and (iii) the Managed Sites being granted to the Sale Site Subsidiaries and the Tower Operator, as applicable, at the Applicable Closing, include the sale, conveyance, assignment, transfer and delivery, the Lease or the right to operate and use, as applicable, all personal property, rights and agreements necessary to operate the Included Property of the Sites in all material respects as operated on or immediately prior to the Signing Date.

SECTION 5.4            Real Property.

(a)           Except as disclosed in Section 5.4(a) of the T-Mobile Disclosure Letter, (i) no T-Mobile Contributor or Affiliate of any T-Mobile Contributor owns the fee simple interest in or other Ground Lessor interest in any Leased Site, (ii) no Site is a Shared Site, (iii) no T-Mobile Contributor or Affiliate thereof is a party to any agreement with any Person (other than this Agreement) to transfer or encumber all or any portion of any Site (excluding, for these purposes, the rights of the Tower Subtenants under the Collocation Agreements, immaterial dedications to Governmental Authorities and Permitted Encumbrances) and (iv) none of the lenders of the T-Mobile Parties or any of their Affiliates has a security interest in a Site or the Included Property thereof.

(b)           To the T-Mobile Parties’ knowledge, all information contained in the extract data tape dated on or about August 1, 2012 relating to Ground Leases and Site Lease Agreements applicable to the Sites, delivered by the T-Mobile Parties to Crown is true, correct and complete in all material respects.

(c)           Except as disclosed on Section 5.4(c) of the T-Mobile Disclosure Letter, to the T-Mobile Parties’ knowledge, as of the Signing Date, no condemnation or re-zoning proceedings have been instituted with respect to any Site which would materially impact the use and occupancy of such Site.

SECTION 5.5            Personal Property.

(a)           Except as disclosed in Section 5.5(a) of the T-Mobile Disclosure Letter, each Site includes a Tower that is operational and in satisfactory order and repair (consistent with industry standards for wireless communications tower sites and other than immaterial ordinary wear and tear) and each Site includes Equipment and Tower Related Assets that are in satisfactory working order.

(b)           Except as disclosed in Section 5.5(b) of the T-Mobile Disclosure Letter, each Site has the rights to install, maintain and use utilities for provision of electric power and access to a form of telecommunications service, except where the failure to have such rights, individually or in the aggregate, has not resulted and would not reasonably be expected to result, in a Tower Liability.

(c)           Except as disclosed in Section 5.5(c) of the T-Mobile Disclosure Letter, each Site has vehicular ingress and egress to public streets or private roads that is suitable for four wheel drive vehicles, except where the failure to have such ingress or egress, individually or in the aggregate, has not resulted and would not reasonably be expected to result, in a Tower Liability and except for Sites which are accessed by helicopter or by other means of transportation in the ordinary course of maintenance and repair.

(d)           The Sites and the related Tower Equipment and Tower Related Assets, taken as a whole, have been operated and maintained, in all material respects, in the ordinary course of business and consistent with past practice and in accordance with industry standards.

SECTION 5.6            Material Agreements.  Except as set forth in Section 5.6 of the T-Mobile Disclosure Letter, true, correct and complete (in all material respects) copies of all Material Agreements in the possession of T-Mobile Contributors and their respective Affiliates have been made available to Crown.  Except as set forth in Section 5.6 of the T-Mobile Disclosure Letter:

(a)           Each Material Agreement (i) is in full force and effect, (ii) has been duly authorized, executed and delivered by the T-Mobile Contributors and, to the T-Mobile Parties’ knowledge, the other parties thereto, and (iii) is a legal, valid and binding obligation, enforceable against the T-Mobile Contributors and, to the T-Mobile Parties’ knowledge, each of the other parties thereto in accordance with its terms, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity;

(b)           The T-Mobile Contributors are in compliance with all Material Agreements, except where such failure, individually or in the aggregate, has not resulted, and would not reasonably be expected to result, in a Tower Liability.  No T-Mobile Contributor nor, to the T-Mobile Parties’ knowledge, any other party to a Material Agreement has, or to the T-Mobile Parties’ knowledge has, or has been alleged to have, defaulted, breached or violated any material term or condition thereof and no T-Mobile Contributor or Affiliate thereof has received written notice of cancellation, termination, non-renewal or rejection in Bankruptcy of such Material Agreement;

(c)           No Material Agreement contains any restriction or limitation on the ability of a T-Mobile Contributor or any Affiliate thereof to compete with any Person or to engage in any line of business with any Person that shall be binding on Crown or its Affiliates from and after the Initial Closing;

(d)           Except as provided in the Collateral Agreements, at the Initial Closing, there shall be no marketing, management or other contracts pursuant to which any Person other than the T-Mobile Parties on behalf of the other T-Mobile Contributors, the applicable T-Mobile SPE or the Sale Site Subsidiary has the right to market or lease tower space to any Person at a Site;

(e)           Except for the Material Agreements, there is no other material contract or agreement, other than any Collateral Agreement, relating to the construction, acquisition ownership, lease, operation, marketing, monitoring or maintenance of the Sites;

(f)           No T-Mobile Contributor holds or has the right to obtain, as a security deposit or similar collateral or security under a Collocation Agreement, any cash, cash equivalents, letters of credit or marketable securities; and

(g)           No Master Collocation Agreement provides reciprocal rights for a T-Mobile Contributor or any of its Affiliates to collocate on a wireless communication tower owned or leased by a Tower Subtenant.

SECTION 5.7            Litigation; Orders.  Except as disclosed in Section 5.7 of the T-Mobile Disclosure Letter, as of the Signing Date, there is no action, suit or proceeding pending or, to the T-Mobile Parties’ knowledge, threatened against any T-Mobile Contributor or Affiliate thereof, relating to any Site, Tower or any portion of the Included Property by or before any Governmental Authority or by any Person that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Tower Liability.  As of the Signing Date, there is no action, suit or proceeding pending or, to the T-Mobile Parties’ knowledge, threatened against any Sale Site Subsidiary. Except as disclosed in Section 5.7 of the T-Mobile Disclosure Letter, as of the Signing Date, there are no Orders pending or, to the T-Mobile Parties’ knowledge, threatened in writing against any T-Mobile Contributor or any Affiliate thereof with respect to the Included Property of any of the Sites or otherwise binding on any Included Property of any of the Sites that, individually or in the aggregate, have resulted or would reasonably be expected to result in a Tower Liability.  To the T-Mobile Parties’ knowledge, as of the Signing Date, there are no Orders, and there are no actions or proceedings by or before any Governmental Authority pending or threatened in writing, that challenge the validity of this Agreement or any Collateral Agreement or that are reasonably expected to have the result set forth in Section 11.2.

SECTION 5.8            Environmental Matters.  Except as disclosed in Section 5.8 of the T-Mobile Disclosure Letter, (a) the T-Mobile Parties have not received any written notification from a Governmental Authority that any Site is not in compliance with applicable Environmental Laws and (b) there have been no releases or disposals of any Hazardous Materials, and there are no other facts, circumstances or conditions, at or affecting any Site that would reasonably be expected to result in liability under applicable Environmental Law, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  To the T-Mobile Parties’ knowledge, T-Mobile Contributors have provided to Crown copies of all Phase I and Phase II environmental site assessment reports and ground water monitoring reports related to the Sites that are in the T-Mobile Contributors’ possession; provided, however, that neither T-Mobile Contributors nor any of their respective Affiliates makes any representation or warranty as to the scope, accuracy or comprehensiveness (or lack thereof) of such reports.

SECTION 5.9            Brokers, Finders, Etc.  The T-Mobile Parties have not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees for which Crown would be responsible in connection with the transactions contemplated by this Agreement or any of the Collateral Agreements.

SECTION 5.10          Per Tower Data.  Section 5.10 of the T-Mobile Disclosure Letter was derived from the books, records and processes of the T-Mobile Parties maintained in the ordinary course of business and consistent with past practice and in accordance with industry standards, and sets forth the following items with respect to each Site as of August 1, 2012:

(a)           each Tower, address, approximate height and Tower-type category;

(b)           whether the T-Mobile Contributors or any Affiliates thereof occupy any collocation space on such Site or have any Collocation Operations;

(c)           the Collocation Agreement number and the identity of each Tower Subtenant (including any Affiliate of a T-Mobile Contributor that is not a T-Mobile Contributor hereunder) on the Tower of such Site and the periodic revenue currently being billed related to the Tower Subtenants on the Tower of such Site along with the commencement date of the Collocation Agreement and the frequency, basis of calculation (either fixed amount or percentage) and amount of any rent escalation clauses associated with the Collocation Agreement;

(d)           the periodic amount of ground lease expense (including revenue share but excluding ground rent leveling expense recorded under SFAS 13) related to such Site; and

(e)           the identification number of each individual Site as used by any T-Mobile Contributor.

SECTION 5.11          Compliance with Laws and Governmental Approvals.

(a)           Except as set forth in Section 5.11(a) of the T-Mobile Disclosure Letter, the T-Mobile Parties have operated and are operating each Site and the related Tower and Equipment on such Site in all material respects in accordance with all applicable Laws.  The T-Mobile Parties have not received any notification that any Site lacks any necessary Governmental Approvals or is not in compliance with any applicable Laws (excluding any Environmental Laws) affecting such Site, except where the failure to have such Governmental Approvals or to be in such compliance, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Tower Liability.

(b)           None of the T-Mobile Contributors or any Affiliates thereof has received written notice of any Legal Action from any Governmental Authority or other Person as to the condition, operation or use of any Site that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Tower Liability.

SECTION 5.12         Solvency.  Immediately prior to the Initial Closing, each of the T-Mobile SPEs and the Sale Site Subsidiaries shall be solvent.  After giving effect to the transactions contemplated by this Agreement, each of T-Mobile, the T-Mobile Contributors, the T-Mobile SPEs and the Sale Site Subsidiaries shall be solvent.  No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Collateral Agreements with the intent to hinder, delay or defraud either present or future creditors of any of the T-Mobile Parties, the T-Mobile SPEs or the Sale Site Subsidiaries.

SECTION 5.13         Taxes.  Each T-Mobile Party has duly and timely filed, or shall so file when due, with the appropriate Governmental Authorities (or there have been or shall be duly and timely filed on their behalf) all U.S. federal and other material Tax Returns required to be filed by them, and all such Tax Returns are materially true, correct and complete.  Except to the extent of any timely filed appeal or protest, all material Taxes with respect to the Included Property that are due and payable prior to the Applicable Closing Date have been or shall be timely paid by the T-Mobile Parties, the T-Mobile SPEs or the Sale Site Subsidiaries.  Each T-Mobile SPE and the Sale Site Subsidiaries shall, for all times subsequent to their formation and through the Initial Closing Date, be treated as a disregarded entity for U.S. federal income Tax purposes and no T-Mobile SPE nor Sale Site Subsidiary shall elect to be treated as an association taxable as a corporation under Treasury Regulation § 301.7701-3.

SECTION 5.14         Ownership of the T-Mobile SPEs and Sale Site Subsidiaries.  When the T-Mobile SPEs and the Sale Site Subsidiaries are formed and at the Initial Closing Date: (a) all of the T-Mobile SPE Interests and Sale Site Subsidiary Interests shall be duly authorized and validly issued, and shall be owned, beneficially and of record, by one or more T-Mobile Parties, (b) the T-Mobile Parties shall have good and valid title, free and clear of all Liens, to all of the T-Mobile SPE Interests and Sale Site Subsidiary Interests, (c) there shall be no outstanding securities or other instruments convertible into or exchangeable for any limited liability company membership interests in any of the T-Mobile SPEs or the Sale Site Subsidiaries, (d) none of the T-Mobile SPEs nor the Sale Site Subsidiaries shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock or limited liability company membership interests or any warrants, options or other rights to acquire its limited liability company membership interests, (e) other than as set forth in the T-Mobile SPE LLC Agreements and the Sale Site Subsidiary LLC Agreements, there shall be no voting agreements, voting trusts or other agreements (including contractual or statutory preemptive rights or cumulative voting rights), commitments or understandings with respect to the voting or transfer of the T-Mobile SPE Interests or the Sale Site Subsidiary Interests and (f) none of the T-Mobile SPE Interests and Sale Site Subsidiary Interests shall be issued in contravention of any preemptive rights, rights of first refusal or first offer or similar rights or any applicable Law.

SECTION 5.15         Subsidiaries, Investments, No Prior Activities.  When the T-Mobile SPEs and the Sale Site Subsidiaries are formed and at the Initial Closing Date, none of the T-Mobile SPEs or the Sale Site Subsidiaries shall (a) have any Subsidiaries, (b) own any shares of, or control, directly or indirectly, or have any equity interest in (or any right (whether contingent or otherwise) to acquire the same) any corporation, partnership or limited liability company, (c) own or hold any indebtedness (other than amounts payable under the Collocation Agreements) or securities issued by or other investments in any Person or (d) have engaged in any activities other than in connection with or incidental to its formation, the execution and delivery of the applicable Joinder Agreement and the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby. No Sale Site Subsidiary holds any Excluded Assets or Excluded Liabilities.

SECTION 5.16         No Implied Representations.  NOTWITHSTANDING ANY OTHERWISE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY THE T-MOBILE PARTIES IN THIS AGREEMENT, NO T-MOBILE PARTY MAKES ANY REPRESENTATION OR WARRANTY TO CROWN AND THE TOWER OPERATOR WITH RESPECT TO:

(a)           ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO CROWN RELATING TO FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS;

(b)           EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE 5 OR ANY CERTIFICATE OR COLLATERAL AGREEMENT DELIVERED PURSUANT TO THIS AGREEMENT, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO CROWN OR ITS COUNSEL, ACCOUNTANTS OR ADVISERS WITH RESPECT TO THE T-MOBILE PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES, THE INCLUDED PROPERTY OF THE SITES OR THE POST-CLOSING LIABILITIES; OR

(c)           ANY MATTERS RELATED TO ZONING LAWS (EXCEPT AS PROVIDED IN SECTION 5.4) OR LAWS RELATED TO ELECTROMAGNETIC RADIATION.

SECTION 5.17          Additional Matters With Respect to Representations and Warranties.  For the avoidance of doubt, no representation, warranty, or covenant is being made hereunder with respect to any site which is an Excluded Site at the Applicable Closing.

SECTION 5.18         Securities Act.  At or prior to each Applicable Closing, none of the T-Mobile Parties, the T-Mobile SPEs or the Sale Site Subsidiaries or any of their respective Affiliates or any other Person acting on their behalf, shall have directly or indirectly engaged in any form of general solicitation or general advertising with respect to the T-Mobile SPE Interests or the Sale Site Subsidiary Interests nor shall any of such Persons have made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the T-Mobile SPE Interests or the Sale Site Subsidiary Interests under the Securities Act of 1933, as amended.

SECTION 5.19          CA/NV Representations and Warranties.  Set forth on Schedule 8 is a true, correct and complete list of all material agreements relating to the CA/NV Sites or the applicable T-Mobile Parties’ interests therein or obligations with respect thereto, including all amendments, modifications, supplements, assignments, guarantees, side letters and other documents related thereto (collectively, the “CA/NV Site Agreements”).  All CA/NV Site Agreements that are in the possession of T-Mobile or its Affiliates have been made available to Crown.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE
T-MOBILE SPES AND THE SALE SITE SUBSIDIARIES

At the Initial Closing Date (immediately after the transactions contemplated by the T-Mobile Internal Transfers Agreement have been consummated), each T-Mobile SPE and Sale Site Subsidiary represents and warrants, as to itself, to Crown and the Tower Operator as follows:

SECTION 6.1            Organization.  Each T-Mobile SPE and Sale Site Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware with the requisite limited liability power and authority to carry on its business (including, if applicable, the ownership, lease and operation of the Included Property of the Sites) as shall be conducted at the Initial Closing, and is duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property that shall be owned, leased or operated by it requires such qualification (or applications for such qualification shall have been filed), except for such qualifications (or filing of applications to qualify) the failure of which to obtain or file, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.2            Authority; Enforceability; No Conflicts.

(a)           Each T-Mobile SPE and Sale Site Subsidiary has the limited liability company power and authority to execute and deliver the applicable Joinder Agreement and each Collateral Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each T-Mobile SPE and Sale Site Subsidiary of the applicable Joinder Agreement and each Collateral Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby shall have been duly authorized by all requisite limited liability company action of each T-Mobile SPE and Sale Site Subsidiary.  Each T-Mobile SPE and Sale Site Subsidiary has duly executed and delivered the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party (if any).  Assuming the due execution and delivery of each such agreement by each party thereto other than each T-Mobile SPE and Sale Site Subsidiary, on the Initial Closing Date, the applicable Joinder Agreement and each of the Collateral Agreements to which each T-Mobile SPE and Sale Site Subsidiary is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(b)           The execution, delivery and performance by each T-Mobile SPE and Sale Site Subsidiary of the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not with or without the giving of notice or the passage of time, or both, conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any Liability or result in the creation of any Lien upon any of the properties or assets of any T-Mobile SPE under (i) any provision of the T-Mobile SPE Certificate of Formation, the T-Mobile SPE LLC Agreement, Sale Site Subsidiary Certificate of Formation, Sale Site Subsidiary LLC Agreement or other organizational documents of each T-Mobile SPE or Sale Site Subsidiary, (ii) except as set forth in Section 5.2(d)(ii) of the T-Mobile Disclosure Letter, any provision of Law or a Governmental Approval or (iii) any Material Agreement to which any T-Mobile SPE or Sale Site Subsidiary is a party.

SECTION 6.3            Title to Properties.

(a)           The applicable T-Mobile SPE holds valid and subsisting leasehold, subleasehold, easement, license or sublicense interest in the Leased Sites Land related to each Leased Site, in each case free and clear of all Liens, except for Permitted Encumbrances.  Except as disclosed in Section 6.3(a) of the T-Mobile Disclosure Letter, the applicable T-Mobile SPE owns all right, title and interest in, to and under all of the Included Property of each Contributable Site (other than the Land related to such Site), in each case free and clear of all Liens, except for Permitted Encumbrances.  No T-Mobile SPE holds any Excluded Assets or Excluded Liabilities.

(b)           The applicable Sale Site Subsidiary holds good and marketable fee simple title to the Owned Sites Land, and a valid and subsisting leasehold, subleasehold, easement, license, sublicense or other similar valid interest in the Leased Sites Land, respectively, free and clear of all Liens, except for Permitted Encumbrances.  Except as disclosed in Section 6.3(b) of the T-Mobile Disclosure Letter, the applicable Sale Site Subsidiary owns all right, title and interest in, to and under all of the Included Property of each Assignable Site (other than the Land related to such Site), in each case free and clear of all Liens, except for Permitted Encumbrances.  No Sale Site Subsidiary holds any Excluded Assets or Excluded Liabilities.

(c)           If the CA/NV Closing Condition has been satisfied and a CA/NV Site is an Assignable Site hereunder, the applicable Sale Site Subsidiary shall hold all rights of the T-Mobile Contributors and their Affiliates under the CA/NV Master Lease and all other CA/NV Site Agreements, CA/NV Ground Leases and related Collocation Agreements related to such CA/NV Site and all right, title and interest of the T-Mobile Contributors and their Affiliates in, to and under such CA/NV Site and the Included Property of such CA/NV Site, in each case free and clear of all Liabilities, except for Post-Closing Liabilities relating to such CA/NV Site, and free and clear of all Liens, except for Permitted Encumbrances.

(d)           Upon the execution and delivery of the Management Agreement, Tower Operator and the applicable Sale Site Subsidiary, as applicable, shall have the exclusive right to operate the Included Property of each Managed Site, in each case free and clear of all Liabilities.

SECTION 6.4            Solvency.  Each T-Mobile SPE and Sale Site Subsidiary is solvent.  No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any T-Mobile SPE or Sale Site Subsidiary.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF CROWN

Crown represents and warrants to the T-Mobile Parties as follows:

SECTION 7.1            Organization.

(a)           Crown is a corporation or other entity duly organized, validly existing and in good standing under the laws of the state of its organization with the requisite corporate or other power and authority to carry on in all material respects its business as it is now being conducted and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of its business requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, has not had and would not reasonably be expected to have a Tower Operator Material Adverse Effect.

(b)           At the Initial Closing, each Tower Operator Party shall be a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware with the requisite limited liability power and authority to carry on in all material respects its business as shall be conducted at the Initial Closing, and shall be duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property that shall be owned, leased or operated by it requires such qualification (or applications for such qualification shall have been filed), except for such qualifications (or filing of applications to qualify) the failure of which to obtain or file, individually or in the aggregate, has not had and would not reasonably be expected to have a Tower Operator Material Adverse Effect.

SECTION 7.2            Authority; Enforceability; No Conflicts.

(a)           Crown has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and Crown has or shall have the requisite corporate or other power and authority to execute and deliver each Collateral Agreement to which it is a party (if any), to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by Crown of this Agreement and the consummation of the transactions contemplated by this Agreement have been, and the execution and delivery by Crown of the Collateral Agreements to which it is a party (if any) and the consummation of the transactions contemplated thereby shall have been on or prior to the Initial Closing Date duly authorized by all requisite corporate or other action of Crown.  Crown (i) has duly executed and delivered this Agreement, (ii) on the Initial Closing Date shall have duly executed and delivered each of the Collateral Agreements to which it is a party (if any), and (iii) on each Technical Closing Date, shall have duly executed and delivered the amended schedules and exhibits to the existing, or new, Collateral Agreements to which it is a party (if any), as the case may be.  Assuming the due execution and delivery of each such agreement by each party thereto other than Crown, this Agreement is the legal, valid and binding obligation of Crown, and on the Initial Closing Date each of the Collateral Agreements to which it is a party, if any (as amended at such time and as theretofore amended), shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(b)           At the Initial Closing, the Tower Operator shall have the limited liability company power and authority to execute and deliver the applicable Joinder Agreement and each Collateral Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Tower Operator of the applicable Joinder Agreement and each Collateral Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby shall have been duly authorized on or prior to the Initial Closing Date by all requisite limited liability company action of the Tower Operator.  The Tower Operator on the Initial Closing Date shall have duly executed and delivered the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party.  Assuming the due execution and delivery of each such agreement by each party thereto other than the Tower Operator, on the Initial Closing Date the applicable Joinder Agreement and each of the Collateral Agreements to which the Tower Operator is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(c)           At the Initial Closing, the Paying Agent shall have the limited liability company power and authority to execute and deliver each Collateral Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by the Paying Agent of each Collateral Agreement to which it is a party and the consummation of the transactions contemplated thereby shall have been duly authorized on or prior to the Initial Closing Date by all requisite limited liability company action of the Paying Agent.  The Paying Agent on the Initial Closing Date shall have duly executed and delivered each of the Collateral Agreements to which it is a party.  Assuming the due execution and delivery of each such agreement by each party thereto other than the Paying Agent, on the Initial Closing Date each of the Collateral Agreements to which the Paying Agent is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of the Paying Agent, in each case enforceable against it in accordance with its respective terms subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(d)           The execution, delivery and performance by Crown of this Agreement and each of the Collateral Agreements to which it is a party (if any), and the consummation of the transactions contemplated hereby and thereby, do not and shall not, with or without the giving of notice or the passage of time, or both, conflict with, or result in a breach or violation of, or constitute a default under or permit the acceleration of any Liability under (i) any provision of the Certificates of Incorporation, Bylaws or other organizational documents of Crown or (ii) except as set forth in Section 7.2(d)(ii) of the Crown Disclosure Letter, any provision of Law or a Governmental Approval.

(e)           At the Initial Closing, the execution, delivery and performance by the Tower Operator of the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, shall not with or without the giving of notice or the passage of time, or both, conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any Liability under (i) any provision of the certificate of formation, limited liability company agreement or other organizational documents of the Tower Operator or (ii) except as set forth in Section 7.2(e)(ii) of Crown Disclosure Letter, any provision of Law or a Governmental Approval.

(f)           At the Initial Closing, the execution, delivery and performance by the Paying Agent of each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated thereby, shall not with or without the giving of notice or the passage of time, or both, conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any Liability under (i) any provision of the certificate of formation, limited liability company agreement or other organizational documents of the Paying Agent or (ii) except as set forth in Section 7.2(f)(ii) of Crown Disclosure Letter, any provision of Law or a Governmental Approval.

SECTION 7.3            Governmental Approvals, Consents, Reports, Etc.  Section 7.3 of Crown Disclosure Letter contains a list of all Governmental Approvals and other filings, applications or notices required to be made, filed, given or obtained by Crown or any of its Affiliates with, to or from any Governmental Authorities or other Persons in connection with the consummation of the transactions contemplated by this Agreement, except (a) the filing of any notification or report form required under the HSR Act, (b) those that become applicable solely as a result of the specific regulatory status of the T-Mobile Parties or (c) those approvals, filings, applications and notices the failure to make, file, give or obtain of which do not adversely affect or restrict in any material respect, or would not reasonably be expected to adversely affect or restrict in any material respect, Crown’s ability to consummate the transactions contemplated by this Agreement.

SECTION 7.4            Litigation; Orders.  Except as disclosed in Section 7.4 of the Crown Disclosure Letter, as of the Signing Date, there is no action, suit or proceeding pending or, to Crown’s knowledge, threatened against Tower Operator by or before any Governmental Authority or by any Person which challenges the validity of this Agreement or which would reasonably be likely to adversely affect or restrict (i) Tower Operator’s ability to consummate the transactions contemplated by this Agreement or (ii) Tower Operator’s or its Affiliates’ ability to lease or operate the Sites to be leased under the MPL or the MLAs or which, individually or in the aggregate, have had or would reasonably be expected to have a Tower Operator Material Adverse Effect.  To Crown’s knowledge, as of the Signing Date, there are no Orders pending or threatened in writing that adversely affect or restrict, or would reasonably be expected to adversely affect or restrict (i) Tower Operator’s ability to consummate the transactions contemplated by this Agreement or (ii) Tower Operator’s or its Affiliates’ ability to lease or operate the Sites pursuant to the MPL or the MLAs or which, individually or in the aggregate, have had or would reasonably be expected to have a Tower Operator Material Adverse Effect.

SECTION 7.5            SEC Reports.  Crown has filed all material forms, reports and documents, together with any required amendments thereto, required to be filed by it with the SEC since January 1, 2011 (collectively, the “SEC Documents”).  The SEC Documents (i) were prepared, in all material respects, in accordance with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Documents or necessary in order to make the statements made in such SEC Documents, in the light of the circumstances under which they were made, not misleading.

SECTION 7.6            Brokers, Finders, Etc.  Crown has not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees for which the T-Mobile Parties or their respective Affiliates would be responsible in connection with the transactions contemplated by this Agreement or any of the Collateral Agreements.

SECTION 7.7            Financial Capability.  Crown has, as of the date of this Agreement, and shall have on the Closing Date, sufficient funds to enable Crown and the Tower Operator to consummate the transactions contemplated hereby, including payment of the Closing Total Consideration and fees and expenses of Crown relating to the transactions contemplated hereby.

SECTION 7.8            Solvency.  Immediately prior to the Initial Closing, each Tower Operator Party shall be solvent.  After giving effect to the transactions contemplated by this Agreement, Crown and each of its Subsidiaries, including the Tower Operator Parties, shall be solvent.  No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Crown or any Tower Operator Party.

SECTION 7.9            Ownership of the Tower Operator Parties.  At the time the Tower Operator Parties are formed and at the Initial Closing Date: (a) all of the Tower Operator Party Interests shall be duly authorized and validly issued and shall be owned, beneficially and of record, by Crown or a Subsidiary thereof, (b) Crown or a Subsidiary thereof shall have good and valid title, free and clear of all Liens, to all of the Tower Operator Party Interests, (c) there shall be no outstanding securities or other instruments convertible into or exchangeable for any limited liability company membership interests in the Tower Operator, (d) the Tower Operator Parties shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock or limited liability company membership interests or any warrants, options or other rights to acquire its limited liability company membership interests, (e) other than as set forth in the organizational documents of the Tower Operator Parties, there shall be no voting agreements, voting trusts or other agreements (including contractual or statutory preemptive rights or cumulative voting rights), commitments or understandings with respect to the voting or transfer of the Tower Operator Interests and (f) none of the Tower Operator Party Interests shall be issued in contravention of any preemptive rights, rights of first refusal or first offer or similar rights or any applicable Law.

SECTION 7.10          Securities Act.  At or prior to the Initial Closing, none of Crown or any Tower Operator Party, or any of their respective Affiliates or any other Person acting on their behalf, shall have directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Tower Operator Interests nor shall any of such Persons have made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Tower Operator Interests under the Securities Act of 1933, as amended.

SECTION 7.11          Subsidiaries, Investments, No Prior Activities.  At the time the Tower Operator Parties are formed and at the Initial Closing Date, no Tower Operator Party shall (a) have any Subsidiaries (other than, in the case of the Tower Operator the Paying Agent), (b) own any shares of, or control, directly or indirectly, or have any equity interest in (or any right (whether contingent or otherwise) to acquire the same) any corporation, partnership, or limited liability company, (c) own or hold any indebtedness or securities issued by or other investments in any Person or (d) have engaged in any activities other than in connection with or incidental to its formation, the execution and delivery of any applicable Joinder Agreement and the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF THE TOWER OPERATOR

At the Initial Closing Date, the Tower Operator represents and warrants to the T-Mobile Parties and the T-Mobile SPEs as follows:

SECTION 8.1            Organization.  The Tower Operator is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware with the requisite limited liability power and authority to carry on its business as shall be conducted at the Initial Closing, and is duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property that shall be owned, leased or operated by it requires such qualification (or applications for such qualification shall have been filed), except for such qualifications (or filing of applications to qualify) the failure of which to obtain or file, individually or in the aggregate, has not had and would not reasonably be expected to have a Tower Operator Material Adverse Effect.

SECTION 8.2            Authority; Enforceability.  The Tower Operator has the limited liability company power and authority to execute and deliver the applicable Joinder Agreement and each Collateral Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Tower Operator of the applicable Joinder Agreement and each Collateral Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action of the Tower Operator.  The Tower Operator has duly executed and delivered the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party.  Assuming the due execution and delivery of each such agreement by each party thereto other than the Tower Operator, on the Initial Closing Date the applicable Joinder Agreement and each of the Collateral Agreements to which the Tower Operator is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

SECTION 8.3            No Conflicts.  The execution, delivery and performance by the Tower Operator of the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not with or without the giving of notice or the passage of time, or both, conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any Liability under (i) any provision of the certificate of formation, limited liability company agreement or other organizational documents of the Tower Operator or (ii) except as set forth in Section 8.3(ii) of the Crown Disclosure Letter, any provision of Law or a Governmental Approval.

SECTION 8.4            Solvency.  After giving effect to the transactions contemplated by this Agreement, each Tower Operator Party shall be solvent.  No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Tower Operator Party.

ARTICLE 9

COVENANTS

SECTION 9.1            Investigation of Sites; Access to Properties and Records.

(a)           Prior to the Applicable Closing, but subject to (i) contractual and legal restrictions applicable to the T-Mobile Parties and (ii) applicable Law, T-Mobile and the T-Mobile Contributors shall, upon reasonable advance notice to T-Mobile, make their personnel available to Representatives of Crown and afford to such Representatives reasonable access to the Sites and their respective offices, properties and books and records of and relating to the Sites during normal business hours.  In no event shall Crown take or permit any action in its investigation of any Site which impairs or otherwise interferes with the use and operation of any active Equipment on or communications operations being conducted at a Site.  All requests for access shall be made to a representative of the T-Mobile Contributors as designated by the T-Mobile Contributors from time to time, who shall be solely responsible for coordinating all such requests and all access permitted under this Agreement and who may arrange for personnel to accompany Crown on any actual inspections. Crown shall indemnify the T-Mobile Contributors and their respective Affiliates for any claims, losses or causes of action as a result of physical or tangible damages caused by, or incurred in connection with, Crown’s inspection of the Sites or other due diligence activities occurring prior to the Applicable Closing Date; provided, however, that Crown shall not indemnify the T-Mobile Contributors or their respective Affiliates for any claim, loss or cause of action caused by (A) the gross negligence or willful misconduct of any T-Mobile Contributor or such Affiliate or (B) any physical condition existing on any Site prior to Crown’s or its Representative’s entry thereon (except for any incremental damage or exacerbation of any existing condition caused by Crown or its Representatives’ with respect to any such physical condition).  Prior to conducting any physical inspection or testing at any Sites, Crown shall obtain, and during the period of such inspection or testing shall maintain, at its expense, commercial general liability insurance, on an “occurrence” basis, including a contractual liability endorsement, and personal injury liability coverage, with T-Mobile Contributors and their respective Affiliates as additional insureds, from an insurer reasonably acceptable to T-Mobile Contributors, which insurance policies must have limits of not less than $1,000,000 (combined single limit) for each occurrence for bodily injury, death and property damage.  Prior to making any entry upon any Site, Crown shall furnish to T-Mobile Contributors certificates of insurance evidencing the foregoing coverages.

(b)           Without limiting the generality of Section 9.1(a), the T-Mobile Parties shall use commercially reasonable efforts to cooperate with Crown and to provide to Crown and its Affiliates, from time to time, upon reasonable advance notice from Crown, (i) access to relevant financial and other information pertaining to the Sites, which information is in any T-Mobile Party’s possession and relevant and reasonably necessary, in the reasonable opinion of Crown or its Affiliates’ outside, third party accountants (“Accountants”), to enable Crown or its Affiliates and their Accountants (and the accountants of the T-Mobile Parties) to prepare financial statements required by Crown in order to comply with (A) the requirements of Rule 3-14 of SEC Regulation S-X (or, if required by applicable authorities, Rule 3-05 of SEC Regulation S-X) promulgated under the Securities Act of 1933, (B) any other rule issued by the SEC and applicable to Crown or its Affiliates, and (C) any registration statement, report or disclosure statement filed with the SEC by or on behalf of Crown or its Affiliates, and (ii) if required by the Accountants (or the accountants of the T-Mobile Parties) in order to render any opinion or to issue any report concerning the financial statements of the T-Mobile Parties or the Sites for any date or period as of or prior to the Applicable Closing Date, provide to the Accountants (and the accountants of the T-Mobile Parties, if applicable) a representation letter, in reasonable and satisfactory form under generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, executed by the appropriate individual(s).  The T-Mobile Parties shall, upon the reasonable request of Crown, provide reasonable assistance in order to enable Crown or its Affiliates to (i) prepare any financial information relating to the Sites for filing or furnishing with the SEC or (ii) respond to any requests for information from the SEC.  The T-Mobile Parties and the T-Mobile SPEs shall, and shall use commercially reasonable efforts to cause their Representatives to, reasonably cooperate with and assist Crown with any financing related to the transactions contemplated by this Agreement and the Collateral Agreements to be consummated by Crown or its Affiliates prior to or concurrently with the Initial Closing, including providing Crown with any relevant financial and other information pertaining to the Sites (which are in their possession and control) as Crown may reasonably request.

(c)           Prior to the Applicable Closing, no information provided to Crown or its Representatives pursuant to this Agreement shall be used for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and the Collateral Agreements, or any financings thereof, and all such information shall be held by Crown, its Affiliates and its Representatives in accordance with, and shall be subject to the terms of, Section 9.11 and the Confidentiality Agreement.

(d)           Crown or its Affiliates shall (i) hold all of the books and records received from the T-Mobile SPEs or their Affiliates relating to the Sites and not destroy or dispose of any thereof for a period of three years from the Applicable Closing Date, and thereafter, if it desires to destroy or dispose of the non-privileged books and records, to offer first in writing, at least 30 days prior to such destruction or disposition, to surrender them to the T-Mobile SPEs and (ii) afford the T-Mobile SPEs, their advisors, accountants and legal counsel, during normal business hours, upon reasonable request, reasonable access to such non-privileged books and records and, if required in connection with the foregoing, to the employees of Crown or its Affiliates, in each case to the extent that such access may be requested for any legitimate purpose, unless such non-privileged books and records have been disposed of in accordance with this Section 9.1(d).

SECTION 9.2            Efforts to Close; Cooperation.

(a)           Subject to the provisions of this Agreement, the T-Mobile Parties and Crown each shall use their commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Collateral Agreements, and to cooperate with the other in connection with the foregoing and (ii) refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which would reasonably be expected to impede or impair the prompt consummation of the transactions contemplated by this Agreement, including using their commercially reasonable efforts to (A) obtain all necessary waivers, consents, releases and approvals that are required for the consummation of the transactions contemplated by this Agreement, (B) obtain all consents, approvals and authorizations that are required by this Agreement or any Collateral Agreement to be obtained under any Law, (C) lift or rescind any Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and the Collateral Agreements, (D) effect all necessary registrations and filings, including filings and submissions of information requested or required by any Governmental Authority, and (E) fulfill all conditions to this Agreement.  With respect to any threatened or pending preliminary or permanent injunction or other Order or Law that would adversely affect the ability of the Parties to promptly consummate the transactions contemplated by this Agreement and the Collateral Agreements, the Parties shall use their commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.  In no event, however, shall the T-Mobile Parties or Crown or any of their respective Affiliates be obligated to divest or hold separate any business or assets in connection with the consummation of the transactions contemplated by this Agreement or any Collateral Agreement or, except as otherwise expressly provided in this Agreement or any Collateral Agreement (including with respect to any Transaction Revenue Sharing Payments), to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with its obligations under this Section 9.2.  In addition, notwithstanding anything to the contrary in this Section 9.2 or otherwise, nothing in this Agreement or any Collateral Agreement shall prevent or restrict Crown or the T-Mobile Contributors or any of their respective Affiliates from engaging in any merger, acquisition or business combination transaction or any sale, disposition or transfer of any assets (other than a sale, disposition or transfer of any Included Property or any related Collocation Agreements to any Person other than Crown) or any other corporate transaction, except, in each case, as would be reasonably likely to prevent the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

(b)           Subject to the provisions of this Agreement, the T-Mobile Parties and Crown each shall use their commercially reasonable efforts to obtain the CA/NV Consent and Acknowledgment as promptly as practicable following the Signing Date and to cooperate with each other in connection therewith.

(c)           Without limiting the generality or effect of the foregoing, in the event that a Party determines that any filing or other action is required under any Antitrust Laws in connection with this Agreement or the consummation of the transactions contemplated hereby, the Parties shall make such filings and take all such other actions such that the transactions contemplated hereby can be consummated as promptly as possible.

SECTION 9.3            Further Assurances.  From time to time, whether before, at or after the applicable Closing Date, each of the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries and Crown and the Tower Operator shall execute and deliver such further instruments of conveyance and assignment and take such other actions as may be necessary, appropriate or desirable to carry out the purposes and intent of this Agreement and the transactions contemplated by this Agreement and the Collateral Agreements.  The T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries shall furnish and provide to Crown and the Tower Operator, upon the request of Crown, such books, files and records in their possession (including ground lessor reimbursement or similar requests) as may be necessary or useful in connection with the prosecution or defense by Crown or the Tower Operator of any litigation or other proceeding relating to the Included Property of the Sites, the related Collocation Agreements, the Post-Closing Liabilities, or the Sale Sites; provided, however, that the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries shall not be required to deliver to Crown or the Tower Operator any privileged document, unless the Parties enter into a joint defense or similar agreement.

SECTION 9.4            Conduct of Collocation Operations and the Sites.

(a)           From the Signing Date until the Applicable Closing Date, except as expressly permitted by this Agreement or set forth in Section 9.4(a) of the T-Mobile Disclosure Letter, the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries and their respective Affiliates shall operate, manage, maintain and repair the Collocation Operations and the Sites (including the Included Property and any actions or activities relating to Ground Leases) in compliance with all applicable Laws in all material respects, in accordance with industry standards for wireless communication tower sites and in the ordinary course of business consistent in all material respects with past practice and, at their sole cost and expense, shall use commercially reasonable efforts to discharge (i) all Liens (other than Permitted Encumbrances) on the interests of the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries and their respective Affiliates in the Sites and (ii) all Liabilities of the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries and their respective Affiliates relating to the Sites, in each case prior to the Applicable Closing Date.

(b)           From the Signing Date until the Applicable Closing Date with respect to each Site, except as expressly contemplated by this Agreement or set forth in Section 9.4(b) of the T-Mobile Disclosure Letter, the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries and their respective Affiliates shall not, without the consent of Crown:

(i)           sell, dispose of, transfer, lease, license or encumber any of their interests in any of the Sites (including the Included Property), other than Permitted Encumbrances incurred in the ordinary course of business consistent in all material respects with past practice;

(ii)          manage, operate or maintain any Site in a manner that would diminish its expected residual value in any material respect or shorten its remaining economic life;

(iii)         enter into, modify, accelerate, amend, renew, terminate, cancel or grant any waiver or release under any Material Agreement except on commercially reasonable and prevailing market terms and in the ordinary course of business consistent in all material respects with past practice;

(iv)        accelerate or delay collection of accounts receivable or payment of any account payable in advance of or beyond their regular due dates or the dates when the same would have been collected or paid, as applicable, except in the ordinary course of business consistent with past practice; or

(v)         authorize, commit to, resolve or agree, whether in writing or otherwise, to take any of the actions set forth in this Section 9.4(b) and not otherwise permitted by such Section or this Agreement or the Collateral Agreements.

(c)           Notwithstanding this Section 9.4, nothing in this Agreement or any Collateral Agreement shall be construed or interpreted to restrict the T-Mobile Parties in their sole discretion from (i) engaging in any activity not related to the Sites, (ii) taking any action with respect to any Sites expressly contemplated under Article 4, including designating a Site as an Excluded Site, subject to the limitations contained in Article 4 of this Agreement and elsewhere herein, (iii) removing Excluded Assets from, or modifying Excluded Assets located at, the Sites in a manner that does not adversely impact or affect any Site in any material respect or (iv) taking any action with respect to any Excluded Site that does not adversely impact or affect any Site in any material respect.

(d)           Prior to the Applicable Closing, the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries and their respective Affiliates shall cancel and terminate any and all services provided by third parties pursuant to which such third parties negotiate or otherwise assist in any way with, on behalf of or in the name thereof, any modification, acceleration, amendment, renewal, termination, cancelation, waiver or release to, of or under any Ground Lease or Collocation Agreement.

(e)           As promptly as reasonably practicable following each applicable Closing Date, the T-Mobile Parties and the T-Mobile SPEs shall, with respect to each Assignable, Contributable and Pre-Lease Site registered with the FCC pursuant to 47 C.F.R §17.7, change the ownership name of such Site on the FCC registry to the applicable T-Mobile SPE or, at the Initial Closing Date, the applicable Sale Site Subsidiary.

SECTION 9.5            Public Announcements.  The initial press release announcing the Agreement, any Collateral Agreement and the transactions contemplated hereby and thereby shall be in substantially the form attached to this Agreement as Exhibit Q.  Except as otherwise agreed to by the Parties, the Parties shall not (and shall cause their Affiliates not to) publish any report, statement or press release or otherwise make any public statements with respect to this Agreement, any Collateral Agreement or the transactions contemplated hereby or thereby, except as in the good faith judgment of a Party which may be required by Law or by the rules of a national securities exchange, and in any event a Party shall use commercially reasonable efforts to consult with the other Party at a reasonable time in advance of such required disclosure, including furnishing (to the extent reasonably practicable) a draft thereof to the other Parties in advance of publication or release and considering in good faith any comments of such other Parties.

SECTION 9.6            Corporate Names.

(a)           Crown acknowledges and agrees that the T-Mobile Parties and their respective Affiliates have the absolute and exclusive proprietary rights, by ownership or license, to use all Names incorporating “T-Mobile” by itself or in combination with any other Name and the corporate design logo associated with “T-Mobile” and its color scheme, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being Leased, or otherwise assigned or transferred, hereby or in connection herewith.  Crown shall not, nor shall it permit any of its Affiliates to, use any name, phrase or logo incorporating “T-Mobile” or such corporate design logo or its color scheme in or on any of its literature, sales materials, agreements or products or otherwise in connection with the sale of any products or services or in the operation of the Sites.

(b)           The T-Mobile Parties acknowledge and agree that Crown and its Affiliates have the absolute and exclusive proprietary rights, by ownership or license, to use all Names incorporating “Crown Castle” by itself or in combination with any other Name, including the corporate design logo associated with “Crown Castle” and its color scheme, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being Leased, or otherwise assigned or transferred, hereby or in connection herewith.  The T-Mobile Parties shall not, nor shall they permit any of their Affiliates, including the T-Mobile SPEs, to, use any Name, phrase or logo incorporating “Crown Castle” or such corporate design logo or its color scheme in or on any of its literature, sales materials, agreements or products or otherwise in connection with the sale of any products or services or in the operation of the Sites.

SECTION 9.7            Actions by Crown and T-Mobile Parties’ Subsidiaries.  Crown and each of the T-Mobile Parties shall ensure that each of their respective Subsidiaries (if any) takes all actions necessary to be taken by such Subsidiary in order to fulfill their respective obligations under this Agreement and the Collateral Agreements.

SECTION 9.8            Environmental Matters.

(a)           Crown may commission, at Crown’s or Tower Subtenant’s cost and expense, Phase I (and, if not prohibited under the applicable Ground Lease, Phase II) environmental assessments of all Sites.  Crown shall indemnify the T-Mobile Contributors and the T-Mobile SPEs and their respective Affiliates for any Claims resulting from or arising out of the activities undertaken by or on behalf of Crown to conduct Phase I or Phase II environmental assessments of any Site; provided, however, that Crown shall not indemnify the T-Mobile Contributors and the T-Mobile SPEs and their respective Affiliates for any Claim to the extent caused by (i) the gross negligence or willful misconduct of any T-Mobile Contributor, T-Mobile SPE or such Affiliate or (ii) any physical condition existing on any Site prior to Crown’s or its agent’s entry thereon (except for any incremental damage, release or exacerbation of an existing condition caused by Crown or its agents with respect to any such physical condition).

(b)           If requested by the T-Mobile Contributors, Crown shall promptly provide (at T-Mobile Contributors’ cost and expense) to the T-Mobile Contributors and the T-Mobile SPEs (i) the results of any and all environmental sampling and other analytical testing that may be conducted or commissioned by Crown or Tower Subtenant on the Sites pursuant to Section 9.8(a) and (ii) any and all environmental reports commissioned by Crown on the Sites (including the results of the aforementioned Phase I and, if applicable, Phase II reports) or summaries generated by Crown as a result of these studies.  Unless otherwise required by applicable Law, none of such results, reports or any information contained in such reports or otherwise generated by Crown or Tower Subtenant under this Agreement shall be released to any Person without the prior written consent of Crown, the T-Mobile SPE and the T-Mobile Contributors, which shall not be unreasonably withheld, except that any of Crown, the T-Mobile SPE or the T-Mobile Contributors may provide such reports, on a confidential basis, to their respective Representatives and financing sources (and Representatives of their financing sources) or in connection with any merger or other corporate transaction of Crown or any T-Mobile Party, or disposition of assets, that includes the Sites to which the reports apply (or any Liability with respect thereto).  If this Agreement is terminated pursuant to Section 13.1 or if any Site becomes an Excluded Site, Crown shall, if requested by the T-Mobile Contributors, promptly (A) turn over to the T-Mobile Contributors (at the T-Mobile Contributors’ sole cost and expense) all reports, documents, data and other writings and information, including copies and, if available, electronic format thereof, relating to any and all investigations or studies conducted pursuant to Section 9.8(a) with respect to environmental conditions or compliance associated with such (or all, in the event of termination of this Agreement) Sites, and such reports, documents or writings shall become the exclusive property of the T-Mobile Contributors; provided, however, that the T-Mobile Parties may not rely thereon and Crown shall have no obligations or liability with respect thereto, or (B) destroy such documentation and information in accordance with Section 9.1(d).

SECTION 9.9            Title Insurance Commitments.  Tower Operator or any Sale Site Subsidiary, at its sole cost and expense, may purchase upon the occurrence of the Applicable Closing or any subsequent Closing, as applicable, fee title, leasehold or leasehold lenders title insurance policies (the “Title Policies”), but the T-Mobile Contributors shall not be required to execute any affidavits, indemnities or other documentation in connection therewith.  Obtaining Title Policies for any of the Sites shall not be a condition to the occurrence of the Applicable Closing.  The Tower Operator and the Sale Site Subsidiaries shall instruct any Title Company that is preparing title reports or commitments for the Tower Operator to deliver copies thereof to the T-Mobile Contributors at the same time it delivers such reports or commitments to the Tower Operator and the Sale Site Subsidiaries.

SECTION 9.10         Other Documentation.  To the extent it has not already been done, prior to the Initial Closing, the T-Mobile Parties shall use commercially reasonable efforts to post to T-Mobile’s online data room copies of all written (and effective) Material Agreements and Governmental Approvals solely related to the Sites and in the possession of the T-Mobile Parties or their respective Affiliates or, to the extent not solely related, appropriate extracts thereof; provided, however, that the T-Mobile Parties and their Affiliates shall not be required to deliver to Crown any privileged document.

SECTION 9.11          Confidentiality.

(a)           Crown and its Representatives shall treat all nonpublic information obtained in connection with this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby as confidential in accordance with the terms of the Confidentiality Agreement, which is incorporated in this Agreement by reference.  The Confidentiality Agreement shall terminate at the Initial Closing; if this Agreement is, for any reason, terminated prior to the Initial Closing, the Confidentiality Agreement shall survive as provided in Section 13.2.

(b)           The T-Mobile Parties and the T-Mobile SPEs shall keep confidential, and shall cause their Affiliates and instruct their and their Affiliates’ respective Representatives to keep confidential, all information relating to the Sites or the Included Property of the Sites, this Agreement and the Collateral Agreements and the transactions contemplated hereby, (i) except as required to be disclosed by Law, stock exchange rule, governmental request, court order, subpoena, regulation or other process of Law, provided that the party required to disclose such information shall have (x) promptly notified Crown, Tower Operator and, after the Initial Closing Date, the Sale Site Subsidiaries of any such disclosure obligation prior to such disclosure and (y) cooperated with Crown, Tower Operator and, after the Initial Closing Date, the Sale Site Subsidiaries in all reasonable efforts to protect all such information from such disclosure, including seeking a protective order, (ii) except for information that is available to the public on the Initial Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 9.11(b) and (iii) except as required to fulfill any of their obligations under this Agreement or any Collateral Agreement.  The covenant set forth in this Section 9.11(b) shall terminate three years after the Initial Closing.

SECTION 9.12          Exclusivity.

(a)           From the Signing Date through the earlier of the Initial Closing Date or the termination of this Agreement, the T-Mobile Parties shall not (and shall not cause or permit any of their Representatives to) (i) solicit, initiate, facilitate or encourage the submission of any proposal or offer from any Person relating to the acquisition or lease of a material portion of the Portfolio Sites (a “Competing Transaction”), including from any Person (other than Crown or its Affiliates) that was at any time involved in the bidding and selection process for the sale or Lease of the Portfolio Sites (the “Auction”) in 2012; or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  The T-Mobile Parties shall notify Crown immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any Competing Transaction.

(b)           From the Signing Date through the earlier of the Initial Closing Date or the termination of this Agreement, T-Mobile agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which T-Mobile or any of its Affiliates is a party with respect to the Auction, and shall use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Crown.  T-Mobile shall promptly request each Person that has executed a confidentiality agreement in connection with the Auction or its consideration of any other Competing Transaction to return all confidential information furnished to such Person by or behalf of T-Mobile or its Affiliates.

SECTION 9.13          Notices of Certain Events; Supplemental Disclosure.  Each Party shall promptly notify the other Parties of any changes or events occurring between the date of this Agreement and any Closing with respect to:

(a)           a Site or the Included Property of a Site which, individually or in the aggregate, has resulted or would reasonably be expected to result in or give rise to a Tower Liability;

(b)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Collateral Agreements; and

(c)           (i) the damage or destruction by fire or other casualty of any Site or part thereof, (ii) in the event that the Sites or part thereof becomes the subject of any proceeding or, to the T-Mobile Contributors’ knowledge or Tower Operator’s knowledge, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action, or (iii) to the T-Mobile Contributors’ knowledge or Tower Operator’s knowledge, any foreclosure, deed in lieu of foreclosure or similar proceeding with respect to any Lien against a Site, including any Ground Lessor Mortgage.

SECTION 9.14         T-Mobile and its Affiliates’ Rights.  Notwithstanding any other provision in this Agreement or any Collateral Agreement, the Parties acknowledge and agree that, except with respect to the Sites, nothing in this Agreement or any Collateral Agreement is intended to create any prohibition or restriction on T-Mobile’s or its Affiliates’ ability to construct, lease or otherwise obtain the right to use (and lease tower space to third parties on) wireless communications tower sites.

SECTION 9.15          Tower Bonds.  Unless and until the Tower Operator has exercised its purchase option under the MPL with respect to any MPL Site, the applicable T-Mobile SPE shall maintain or replace all Tower Bonds that are in existence as of the Initial Closing Date with respect to such MPL Site (and provide the Tower Operator copies of same), unless any such Tower Bond is no longer required with respect to such Site.  Unless and until any Non-Assignable Site is converted to an Assignable Site and a Technical Closing with respect to such Site is held in accordance with Section 2.7, the applicable T-Mobile Party shall maintain or replace all Tower Bonds that are in existence as of the Applicable Closing Date with respect to such Site (and provide the Sale Site Subsidiaries (or their designees) copies of same), unless any such Tower Bond is no longer required with respect to such Site.  With respect to any Sale Site, no later than the date which is six months following the Applicable Closing Date in the case of an Assignable Site, or six months following the applicable Technical Closing Date in the case of any Non-Assignable converted to an Assignable Site, the applicable Sale Site Subsidiary shall, at its own cost and expense, (i) cause all Tower Bonds with respect to such Assignable Site to be replaced and, to the extent applicable, terminated and discharged (including when any such Tower Bond expires or becomes subject to renewal during such six-month period), and (ii) cause all funds, property or other collateral related to such Tower Bonds that are actually received by such Sale Site Subsidiary to be promptly returned and paid to T-Mobile Contributors.  The T-Mobile Contributors and their respective Affiliates will have no obligation to maintain any Tower Bonds with respect to such Assignable Sites following the expiration of the applicable six-month period.

SECTION 9.16          Delivery of Rule 3-14 Financial Statements.  T-Mobile Parties shall prepare and deliver, or cause to be prepared and delivered, no later than 60 days following the Signing Date, an audited combined consolidated income statement for the Sites for the fiscal year ended December 31, 2011 and an unaudited combined consolidated income statement for the Sites for the six-month period ended June 30, 2012 (in each case, with any notes thereto as may be required by GAAP), including such items as are, in the reasonable opinion of counsel and the Accountants for Crown, required for financial statements relating to the Sites prepared in accordance with Rule 3-14 of SEC Regulation S-X (the “Required Financial Statements”).  When delivered, the Required Financial Statements shall present fairly in all material respects the results of operations of the Sites on a combined consolidated basis for the periods indicated, in conformity with GAAP consistently applied except as noted in the Required Financial Statements.  Prior to the Initial Closing Date, the T-Mobile Parties shall use commercially reasonable efforts to cause the independent registered public accounting firm that completed the audit of the Required Financial Statements to provide a written consent to the inclusion of its audit report in appropriate filings by Crown or the Tower Operator with the SEC.  As soon as practicable upon request of Crown (but in any event within 40 days after the end of each fiscal quarter), T-Mobile Parties shall deliver to Crown an unaudited combined consolidated income statement for the Sites for the prior stub period(s); provided that the T-Mobile Parties shall have no obligation to deliver any such stub period statements for periods beginning after the Applicable Closing Date.  The out-of-pocket costs and expenses of preparing the Required Financial Statements and subsequent stub period updates thereof shall be shared equally between Crown and the T-Mobile Parties.

SECTION 9.17          CA/NV Purchase Option.  If the CA/NV Inclusion occurs and a CA/NV Site is a Non-Assignable Site, T-Mobile and the applicable T-Mobile Parties shall, and shall cause their respective Affiliates to, (A) exercise, subject to the last sentence of this Section 9.17, at the direction of Crown and in accordance with the CA/NV Site Agreements, the option to purchase such CA/NV Site and (B) sell, convey, assign, transfer and deliver such CA/NV Site to Crown (or its designee).  If the sale, conveyance, assignment, transfer and delivery of any CA/NV Site cannot be effected without the Authorization or consent of a third-party, T-Mobile and the applicable T-Mobile Parties shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to obtain all such Authorizations and consents.  Until such time as all such Authorizations and consents are obtained and such CA/NV Site is sold, conveyed, assigned, transferred and delivered to Crown (or its designee), such CA/NV Site shall remain subject to the Management Agreement.  Upon the exercise of any option to purchase any CA/NV Site in accordance with this Section 9.17, concurrently with CA/NV Counterparty’s sale, conveyance, assignment, transfer and delivery of such CA/NV Site to the T-Mobile Parties or Crown (or its designee), Crown (or its designee) shall pay the CA/NV Counterparty, on behalf of T-Mobile and its Affiliates, the purchase price for the exercise of such option to purchase.

ARTICLE 10

CONDITIONS TO CROWN’S OBLIGATION TO CLOSE

Crown’s and the Tower Operator’s obligation to consummate the transactions contemplated by this Agreement at the Initial Closing Date and each Technical Closing Date is subject to the satisfaction on or prior to the applicable Closing Date (unless otherwise provided below) of each of the following conditions, any or all of which may be waived in whole or in part (to the extent permitted under applicable Law) by Crown and the Tower Operator:

SECTION 10.1          Representations, Warranties and Covenants of the T-Mobile Parties and the T-Mobile SPEs.  (a)  (i) The Specified Representations and Warranties of the T-Mobile Parties and the T-Mobile SPEs and the representations and warranties of the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries set forth in Section 5.3, Section 5.4, Section 5.5(a) and Section 6.3 shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Initial Closing Date, except for any such representations and warranties that speak as of a specific date or time other than the date of this Agreement or the Initial Closing Date (which shall be true and correct as of such specified date or time) and (ii) all other representations and warranties of the T-Mobile Parties, the T-Mobile SPEs, and the Sale Site Subsidiaries in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Initial Closing Date, except for representations and warranties that speak as of a specific date or time other than the date of this Agreement or the Initial Closing Date (which shall be true and correct as of such specified date or time); provided, however, that clause (ii) shall nevertheless be deemed satisfied unless the inaccuracy, falsity or incorrectness of any such representations or warranties (disregarding all qualifications relating to materiality, Tower Liability or Material Adverse Effect) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           The covenants and agreements of the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries to be performed on or before the Initial Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c)           Since December 31, 2011, there shall have been no state of facts, change, effect, condition, development, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           All transactions contemplated by the T-Mobile Internal Transfers Agreement shall have been consummated in accordance with the T-Mobile Internal Transfers Agreement and applicable Law, without any amendment to or waiver of any material terms or conditions of the T-Mobile Internal Transfers Agreement from the form attached as an Exhibit to this Agreement not approved by Crown.

(e)           Crown shall have received a certificate, dated as of the Initial Closing Date, from (i) each T-Mobile Contributor signed on behalf of such T-Mobile Contributor by an authorized officer thereof and (ii) an authorized officer of T-Mobile with respect to itself, in each case, to the effect set forth in paragraphs (a) through (d) above.

SECTION 10.2          No Injunction or Proceedings; HSR Filings.

(a)           On the Initial Closing Date, no Order shall be in effect prohibiting the closing of the transactions contemplated by this Agreement and the Collateral Agreements and no legal proceedings shall be pending involving any challenge to, or seeking material damages or other relief in connection with, any of the transactions contemplated by this Agreement and the Collateral Agreements or that would reasonably be expected to have the effect of preventing, making illegal or otherwise materially interfering with the transactions contemplated by this Agreement and the Collateral Agreements.

(b)           On the Initial Closing Date, any waiting periods applicable to the consummation of the transactions contemplated by this Agreement and the Collateral Agreements under the HSR Act shall have expired or been terminated, or the T-Mobile Parties and Crown shall have mutually concluded that no filing under the HSR Act is required with respect to the transactions contemplated by this Agreement and the Collateral Agreements, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement and the Collateral Agreements, which action shall not have been withdrawn or terminated.

SECTION 10.3          Agreements and Additional Closing Deliveries.

(a)           At the Initial Closing, the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries shall have executed and delivered to Crown, as applicable, all Collateral Agreements and such other agreements and documents contemplated by Section 2.2 of this Agreement to which any of them is a Party.

(b)           At each Technical Closing, the T-Mobile Parties and the T-Mobile SPEs shall have executed and delivered to Crown and the Tower Operator (i) amended schedules and exhibits to the MPL and the applicable MLA and (ii) such other agreements and documents as contemplated by Section 2.7 of this Agreement.

(c)           At the Initial Closing, on the terms and subject to the conditions of this Agreement, the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries (individually and jointly, as applicable) shall have delivered, or caused to be delivered, to Crown and the Tower Operator, as applicable:

(i)           to the extent not available in T-Mobile’s online data room, a copy of the determination of “No Hazard” to air navigation from the FAA for each Tower with respect to which such determination was issued and the T-Mobile Parties, the T-Mobile SPEs or the Sale Site Subsidiaries are in possession of such determinations;

(ii)          all keys and other security access codes or devices providing entry to the Towers (other than T-Mobile Improvements);

(iii)         to the extent not available in T-Mobile’s online data room, a copy of the currently existing FCC Form 854R for each Tower with respect to which such form is required, to that extent that such forms were created and are in the possession of the T-Mobile Parties, the T-Mobile SPEs or the Sale Site Subsidiaries;

(iv)        the books, files and records required pursuant to this Agreement;

(v)         (1) a copy of each T-Mobile SPE Certificate of Formation and each Sale Site Subsidiary Certificate of Formation, certified by the Secretary of State of Delaware as of a recent date, and (2) a certified copy of each T-Mobile SPE LLC Agreement and Sale Site Subsidiary LLC Agreement;

(vi)        a duly executed certification of non-foreign status of each T-Mobile Contributor in a form complying with the requirements of Section 1445 of the Code (a “FIRPTA Certificate”); provided, however, that if a T-Mobile Contributor fails to deliver such FIRPTA Certificate, no Party will be entitled to prevent or delay the Initial Closing but will be entitled to withhold and pay over to the US Internal Revenue Service all requisite amounts, if any, as required in accordance with Section 1445 of the Code;

(vii)       such other items and certificates contemplated by Section 2.2 and Section 2.7 as may be reasonably required to consummate the transactions contemplated by this Agreement and the Collateral Agreements.

SECTION 10.4         Contributable Sites; Lease Sites.  At the Initial Closing, each of the Minimum Lease Site and Assignable Site Closing Condition and Minimum Contributable Site and Assignable Site Closing Condition shall have been satisfied.

SECTION 10.5         CA/NV Inclusion. With respect to the CA/NV Sites only, Crown shall have received, on or prior to the day that is 5 business days prior to the Initial Closing Date, the CA/NV Consent and Acknowledgment.

SECTION 10.6         Frustration of Closing Condition.  Crown and the Tower Operator may not rely on the failure of any condition set forth in this Article 10 to be satisfied in connection with the Initial Closing if such failure was caused by their failure to act in good faith or to use their commercially reasonable efforts to cause the Initial Closing to occur, as required by Section 9.2.

ARTICLE 11

CONDITIONS TO T-MOBILE’S OBLIGATIONS TO CLOSE

The T-Mobile Parties’, the T-Mobile SPEs’ and the Sale Site Subsidiaries’ obligation to consummate the transactions contemplated by this Agreement at the Initial Closing Date and the T-Mobile Parties’ and the T-Mobile SPEs’ obligation to consummate the transactions contemplated by this Agreement at each Technical Closing Date is subject to the satisfaction on or prior to the applicable Closing Date (unless otherwise provided below) of each of the following conditions, any or all of which may be waived in whole or in part (to the extent permitted under applicable Law) by the T-Mobile Parties, the T-Mobile SPEs and, with respect to the transactions contemplated by this Agreement to be consummated at the Initial Closing Date, the Sale Site Subsidiaries.

SECTION 11.1          Representations, Warranties and Covenants of Crown and the Tower Operator.

(a)           The Specified Representations and Warranties of Crown and the Tower Operator shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Initial Closing Date, except for any such representations and warranties that speak as of a specific date or time other than the date of this Agreement or the Initial Closing Date (which shall be true and correct as of such specified date or time) and (ii) all other representations and warranties of Crown and the Tower Operator contained in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Initial Closing Date, except for representations and warranties that speak as of a specific date or time other than the date of this Agreement or the Initial Closing Date (which shall be true and correct as of such specified date or time); provided, however, that clause (ii) shall nevertheless be deemed satisfied unless the inaccuracy, falsity or incorrectness of any such representations or warranties (disregarding all qualifications relating to materiality or Tower Operator Material Adverse Effect) has had or would reasonably be expected to have, individually or in the aggregate, a Tower Operator Material Adverse Effect.

(b)           The covenants and agreements of Crown and the Tower Operator to be performed on or before the Initial Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c)           Since December 31, 2011, there shall have been no state of facts, change, effect, condition, development, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Tower Operator Material Adverse Effect.

(d)           The T-Mobile Contributors shall have received a certificate, dated the Initial Closing Date, from Crown signed on behalf of Crown by an authorized officer of Crown with respect to itself to the effect set forth in paragraphs (a) though (c) above.

SECTION 11.2          No Injunction or Proceedings.

(a)           On the Initial Closing Date, no Order shall be in effect prohibiting the closing of the transactions contemplated by this Agreement and the Collateral Agreements and no legal proceedings shall be pending involving any challenge to, or seeking material damages or other relief in connection with, any of the transactions contemplated by this Agreement and the Collateral Agreements or that would reasonably be expected to have the effect of preventing, making illegal or otherwise materially interfering with the transactions contemplated by this Agreement and the Collateral Agreements.

(b)           At the Initial Closing Date, any waiting periods applicable to the consummation of the transactions contemplated by this Agreement and the Collateral Agreements under the HSR Act shall have expired or been terminated, or the T-Mobile Parties and Crown shall have mutually concluded that no filing under the HSR Act is required with respect to the transactions contemplated by this Agreement and the Collateral Agreements, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement or the Collateral Agreements, which action shall not have been withdrawn or terminated.

SECTION 11.3          Collateral Agreements; Additional Closing Deliveries.

(a)           At the Initial Closing, Crown, the Tower Operator and the Paying Agent shall have executed and delivered to the T-Mobile Contributors and the T-Mobile SPE, as applicable, all Collateral Agreements and such other agreements and documents contemplated by Section 2.2 of this Agreement to which any of them is a Party.

(b)           At each Technical Closing, Crown and the Tower Operator shall have executed and delivered to the T-Mobile Parties and the T-Mobile SPEs (i) amended schedules and exhibits to the MPL and the applicable MLA and (ii) such other agreements and documents as contemplated by Section 2.7 of this Agreement.

(c)           At the Initial Closing, on the terms and subject to the conditions of this Agreement, Crown shall have delivered, or caused to be delivered, to the T-Mobile Contributors and the T-Mobile SPE (1) a copy of the certificate of formation of the Tower Operator, certified by the Secretary of State of Delaware as of a recent date, (2) a certified copy of the limited liability company agreement of the Tower Operator (3) a copy of the certificate of formation of the Paying Agent, certified by the Secretary of state of Delaware as of a recent date and (4) a certified copy of the limited liability company agreement of the Paying Agent.

SECTION 11.4          Frustration of Closing Condition.  None of the T-Mobile Parties or the T-Mobile SPEs may rely on the failure of any condition set forth in this Article 11 to be satisfied in connection with the Initial Closing if such failure was caused by its failure to act in good faith or to use its commercially reasonable efforts to cause the Initial Closing to occur, as required by Section 9.2.

ARTICLE 12

SURVIVAL; INDEMNIFICATION

SECTION 12.1          Indemnification Obligations of the T-Mobile Parties and the T-Mobile SPEs.

(a)           Subject to this Article 12 and Section 14.10, and without limiting the T-Mobile Parties’ other obligations under this Agreement or any Collateral Agreement, the T-Mobile Parties shall, jointly and severally, defend, indemnify and hold each of the Crown Indemnified Parties harmless from, against and in respect of any and all Claims that arise out of or relate to:

(i)           any breach or inaccuracy of any representation or warranty, other than any Non-Surviving Representation and Warranty, made by any T-Mobile Party or any Sale Site Subsidiary in this Agreement (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Claim with respect thereto, the Specified Representations and Warranties, to the extent they are qualified as to materiality or by reference to a Material Adverse Effect or Tower Liability, shall be deemed not to be so qualified);

(ii)          any breach or nonperformance of any covenant or agreement made by any T-Mobile Party or, prior to the Initial Closing, any Sale Site Subsidiary in this Agreement;

(iii)         any Taxes with respect to a Site that are attributable to any taxable period (or portion thereof) ending on or before the Applicable Closing Date with respect to such Site (excluding for this purpose Transfer Taxes arising on the Applicable Closing Date with respect to such Site as a result of or after the Applicable Closing).  For this purpose, Taxes determined on a periodic basis (e.g., property Taxes) shall be treated as accruing on a daily pro rata basis during the taxable period to which they relate;

(iv)        the Excluded Assets;

(v)         the Pre-Closing Liabilities;

(vi)        all Excluded Liabilities (other than Pre-Closing Liabilities);

(vii)       any Transfer Taxes with respect to a Site imposed with respect to the transactions contemplated by the T-Mobile Internal Transfers Agreement that occur before the Applicable Closing with respect to such Site;

(viii)      in the case of a Site that is transferred pursuant to Section 2.7(d) on a Technical Closing, any Transfer Taxes relating to such Site with respect to (or that occur before) the transactions contemplated by Section 2.7(d) and that arise on or before a transfer to a T-Mobile SPE, or before a transfer to a Sale Site Subsidiary; or

(ix)         any and all Claims incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such Crown Indemnified Party with respect to the foregoing.

(b)           Subject to this Article 12 and Section 14.10, and without limiting other obligations of the T-Mobile SPEs under this Agreement or any Collateral Agreement, the T-Mobile SPEs shall, jointly and severally, defend, indemnify and hold each of Crown Indemnified Parties harmless from, against and in respect of any and all Claims that arise out of or relate to:

(i)           any breach or inaccuracy of any representation or warranty made by any T-Mobile SPE in this Agreement (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Claim with respect thereto, the Specified Representations and Warranties, to the extent they are qualified as to materiality or by reference to a Material Adverse Effect or Tower Liability, shall be deemed not to be so qualified);

(ii)          any breach or nonperformance of any covenant or agreement made by any T-Mobile SPE in this Agreement; or

(iii)         any and all Claims incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such Crown Indemnified Party with respect to the foregoing.

(c)           Crown, the Tower Operator and, after the Initial Closing Date, each Sale Site Subsidiary, shall take and shall cause its Affiliates to take reasonable steps to mitigate any Claims upon becoming aware of any event which would reasonably be expected to or does give rise to any Claims subject to this Section 12.1, but shall not be required to incur costs to remedy the breach which gives rise to the Claims.

(d)           The rights of Crown Indemnified Parties to indemnification under this Agreement shall not be affected by any investigation conducted or actual or constructive knowledge acquired at any time by a Crown Indemnified Party, whether before or after the date hereof or any Closing Date.

SECTION 12.2          Indemnification Obligations of Crown and the Tower Operator.

(a)           Subject to this Article 12 and Section 14.10, and without limiting Crown’s other obligations under this Agreement or any Collateral Agreement, Crown shall defend, indemnify and hold each of the T-Mobile Indemnified Parties harmless from, against and in respect of any and all Claims, that arise out of or relate to:

(i)           any breach or inaccuracy of any representation or warranty other than a Non-Surviving Representation and Warranty made by Crown in this Agreement (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Claim with respect thereto, the Specified Representations and Warranties, to the extent they are qualified as to materiality or by reference to a Tower Operator Material Adverse Effect, shall be deemed not to be so qualified);

(ii)          any breach or nonperformance of any covenant or agreement made by Crown in this Agreement;

(iii)         the Post-Closing Liabilities; or

(iv)        any and all Claims incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such T-Mobile Indemnified Party with respect to the foregoing.

(b)           Subject to this Article 12 and Section 14.10, and without limiting the Tower Operator’s other obligations under this Agreement or any Collateral Agreement, the Tower Operator shall defend, indemnify and hold each of the T-Mobile Indemnified Parties harmless from, against and in respect of any and all Claims, that arise out of or relate to:

(i)           any breach or inaccuracy of any representation or warranty made by the Tower Operator in this Agreement (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Claim with respect thereto, the Specified Representations and Warranties, to the extent they are qualified as to materiality or by reference to a Tower Operator Material Adverse Effect, shall be deemed not to be so qualified);

(ii)          any breach or nonperformance of any covenant or agreement made by the Tower Operator in this Agreement;

(iii)         the Post-Closing Liabilities;

(iv)         the failure of the Tower Operator to comply with the conditions of the Tower Bonds or any claim made by an obligee on, or any payment made to, such obligee under any Tower Bond; or

(v)          any and all Claims incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such T-Mobile Indemnified Party with respect to the foregoing.

(c)           The T-Mobile Parties and the T-Mobile SPEs shall take and shall cause their respective Affiliates to take reasonable steps to mitigate any Claims upon becoming aware of any event which would reasonably be expected to or does give rise to any Claim under this Section 12.2, but shall not be required to incur costs to remedy the breach which gives rise to the Claims.

(d)           The rights of the T-Mobile Indemnified Parties to indemnification under this Agreement shall not be affected by any investigation conducted or actual or constructive knowledge acquired at any time by a T-Mobile Indemnified Party, whether before or after the date hereof or any Closing Date.

(e)           Crown’s and the Tower Operator’s payment and indemnification obligations with respect to Taxes (other than indemnification obligations with respect to Taxes as a result of Section 12.7) shall be governed solely under Section 22 and Section 34 of the MPL and Section 2.11 hereof and not this Article 12.

SECTION 12.3          Indemnification Claim Procedure.

(a)           Any Party asserting a claim for indemnification (the “Indemnified Party”) shall promptly notify the Party or Parties alleged to be obligated to indemnify (the “Indemnifying Party”) in writing of any relevant pending or threatened Claim by a third-party (a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of the Claim; provided, however, that delay in providing such notice shall not release the Indemnifying Party from any of its obligations under this Article 12, except to the extent (and only to the extent) the delay actually and materially prejudices the Indemnifying Party’s ability to defend such Claim.

(b)           The Indemnifying Party may assume and control the defense of any Third-Party Claim with counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party by accepting its obligation to defend in writing and agreeing to pay defense costs (including attorney’s fees and expenses) within 30 days of receiving notice of the Third-Party Claim.  If the Indemnifying Party declines, fails to respond to the notice, or fails to assume defense of the Third-Party Claim within such 30-day period, then the Indemnified Party may control the defense and the Indemnifying Party shall pay all defense costs as incurred by the Indemnified Party.  The Party that is not controlling the defense of the Third-Party Claim shall have the right to participate in the defense and to retain separate counsel at its own expense.  The Party that is controlling the defense shall use reasonable efforts to inform the other Party about the status of the defense.  The Parties shall cooperate in good faith in the defense of any Third Party Claim.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot reasonably be separated from any related claim for money damages.  If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(c)           The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising out of or in connection with, any Third-Party Claim, without the consent of any Indemnified Party, provided, however, that the Indemnified Party shall not withhold its consent if such settlement or judgment involves solely the payment of money, without any finding or admission of any violation of Law or admission of any wrongdoing.  The Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement and obtain, as a condition of any settlement or judgment, a complete and unconditional release of each relevant Indemnified Party from any and all liability in respect of such Third-Party Claim.

(d)           For indemnification Claims other than Third-Party Claims, the Indemnified Party promptly shall notify the Indemnifying Party in writing of any Claim for indemnification, describing in reasonable detail the basis for such Claim.  Within 30 days following receipt of this notice, the Indemnifying Party shall respond, stating whether it disputes the existence or scope of an obligation to indemnify the Indemnified Party under this Article 12.  If the Indemnifying Party does not notify the Indemnified party within such 30-day period that the Indemnifying Party disputes its liability to the Indemnified Party under Section 12.1(a), Section 12.1(b), Section 12.2(a) or Section 12.2(b) , as applicable, such Claim specified by the Indemnified Party in such notice shall be conclusively deeded a liability of the Indemnifying Party under Section 12.1(a), Section 12.1(b), Section 12.2(a) or Section 12.2(b), as applicable, and the Indemnifying Party shall pay the amount of such Claim to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.  If the Indemnifying Party disputes the existence or scope of an obligation to indemnify for the Claim within such 30-day period, it shall explain in reasonable detail the basis for the dispute.  If the Parties disagree on the scope or existence of an indemnification obligation for the Claim, management representatives of the Indemnified Party and the Indemnifying Party, at the Vice President level or higher, shall meet or confer by telephone within 20 business days in an attempt in good faith to resolve such dispute.  If such Persons are unable to resolve the dispute, either Party may act to resolve the dispute in accordance with Section 14.12 and Section 14.13.

(e)           The T-Mobile Contributors and their Affiliates shall control the defense of all Claims related to Excluded Liabilities.

SECTION 12.4          Indemnity Period.  Except with respect to fraud, by or on behalf of the Indemnifying Party:

(a)           the obligations of any Indemnifying Party to indemnify any Indemnified Party pursuant to Section 12.1(a)(i), Section 12.1(b)(i), Section 12.2(a)(i) or Section 12.2(b)(i) shall terminate on the date that is 12 months following the Applicable Closing Date; provided, however, that the obligations of any Indemnifying Party to indemnify any Indemnified Party from, against and in respect of any and all Claims that arise out of or relate to any breach or inaccuracy of any Specified Representation and Warranty shall survive indefinitely;

(b)           the obligations of any Indemnifying Party to indemnify any Indemnified Party pursuant to Section 12.1(a)(ii), Section 12.1(b)(ii), Section 12.2(a)(ii) or Section 12.2(b)(ii) shall survive until the time period stated in the covenant that is the subject of such Claim or indefinitely if unstated;

(c)           the obligations of the T-Mobile Parties to indemnify each of the Crown Indemnified Parties pursuant to Section 12.1(a)(iii), Section 12.1(a)(vii) or Section 12.1(a)(viii)shall terminate on the date that is 180 days following the expiration of the applicable statute of limitations, including as it may be extended from time to time by any of the Parties;

(d)           the obligations of the T-Mobile Parties to indemnify each of the Crown Indemnified Parties pursuant to Section 12.1(a)(v) shall terminate on the date that is 5 years following the Applicable Closing Date; and

(e)           the obligations of the T-Mobile Parties to indemnify each of the Crown Indemnified Parties pursuant to Section 12.1(a)(iv) and Section 12.1(a)(vi) shall survive indefinitely.

Notwithstanding anything to the contrary in this Agreement, notices for Claims must be delivered before expiration of any applicable survival period specified in this Section 12.4; provided, however, that if prior to the close of business on the last day of the applicable Indemnity Period, an Indemnifying Party has been properly notified of a Claim for Losses under this Agreement and such Claim has not been finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity under this Agreement until such Claim is finally resolved or disposed of in accordance with the terms of this Agreement.

SECTION 12.5          Liability Limits.

(a)           Notwithstanding anything to the contrary in this Agreement, the T-Mobile Parties and the T-Mobile SPEs, collectively, shall have no obligation to indemnify (including any obligation to make any payments to) any Crown Indemnified Party with respect to (i) any single Claim less than $25,000 (each, a “De Minimis Claim”) under Section 12.1(a)(i) or Section 12.1(b)(i), (ii) any Claims under Section 12.1(a)(i) or Section 12.1(b)(i) (including De Minimis Claims) unless and until the aggregate amount of such Claims exceeds an amount equal to $25,000,000 (the “Representations and Warranties Deductible”), after which the T-Mobile Parties and the T-Mobile SPEs, collectively, shall only be liable for all such Claims in excess of the Representations and Warranties Deductible, (iii) any Claims under Section 12.1(a)(v) unless and until the aggregate amount of such Claims exceeds $5,000,000 (the “Pre-Closing Liabilities Deductible”), after which the T-Mobile Parties and the T-Mobile SPEs, collectively, shall only be liable for all such Claims in excess of the Pre-Closing Liabilities Deductible, and (iv) any Claims under Section 12.1(a)(i) or Section 12.1(b)(i) in an aggregate cumulative amount in excess of an amount equal to $125,000,000; provided, however, that Claims for indemnification (x) that arise out of or relate to breaches of the Specified Representations and Warranties or (y) due to fraud, by or on behalf of the Indemnifying Party, shall not be subject to the limitations set forth in this sentence of Section 12.5.

(b)           Notwithstanding anything to the contrary in this Agreement, Crown and the Tower Operator, collectively, shall have no obligation to indemnify (including any obligation to make any payments to) any T-Mobile Indemnified Party with respect to (i) any De Minimis Claim under Section 12.2(a)(i) or Section 12.2(b)(i), (ii) any Claims under Section 12.2(a)(i) or Section 12.2(b)(i) (including De Minimis Claims) unless and until the aggregate amount of such Claims exceeds the Representations and Warranties Deductible, after which Crown and the Tower Operator, collectively, shall only be liable for all such Claims in excess of the Representations and Warranties Deductible and (iii) any Claims under Section 12.2(a)(i) or Section 12.2(b)(i) in an aggregate cumulative amount in excess of an amount equal to $125,000,000; provided, however, that Claims for indemnification (x) that arise out of or relate to breaches of the Specified Representations and Warranties or (y) due to fraud, by or on behalf of the Indemnifying Party, shall not be subject to the limitations set forth in this sentence of Section 12.5

SECTION 12.6          Exclusive Remedies.  After the Initial Closing, except with respect to fraud by or on behalf of the Indemnifying Party and except as expressly provided in Article 3 and Section 1.3, Section 2.7(c), Section 2.9, Section 4.4, Section 4.8 and Section 4.9, the Parties acknowledge and agree that the indemnification provisions of Section 2.11 and this Article 12 shall be the sole and exclusive monetary remedy for any breach of or inaccuracy in any representation, warranty or covenant of the Parties contained in this Agreement.  Notwithstanding the foregoing, nothing contained herein shall impair the right of Crown and the Tower Operator to compel, at any time, specific performance by any T-Mobile Party or any T-Mobile SPE of its obligations under this Agreement or any of the Collateral Agreements or the right of the T-Mobile Parties and the T-Mobile SPEs to compel, after the Initial Closing, specific performance by Crown or the Tower Operator of its obligations under this Agreement or any of the Collateral Agreements that survive the Initial Closing.

SECTION 12.7          Netting of Losses; Tax Treatment.  All payments made pursuant to this Article 12 shall, to the fullest extent permitted by applicable Law, be treated for all Tax purposes (to the extent such treatment is consistent with the rent allocations made for purposes of Section 467 of the Code pursuant to Section 12 of the MPL) as adjustments to the Final Total Consideration.  The amount of any indemnified Claim under this Article 12 shall take into account (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third-party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually collected by the Indemnified Party in connection with the Claim, (iii) any Tax benefits actually realized or realizable in the year of the loss or the following taxable year by the Indemnified Party in connection with such Claims and the recovery thereof and (iv) any Tax costs actually incurred or to be incurred in the year of receipt of the indemnity payment hereunder or the following taxable year by the Indemnified Party in connection with such Claims and the recovery thereof. Any amount paid by the Indemnifying Party for an indemnified Claim that is in excess of the amount owed after applying the netting amounts described above shall be reimbursed promptly by the Indemnified Party.

ARTICLE 13

TERMINATION

SECTION 13.1          Termination of Agreement.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Initial Closing Date:

(a)           By mutual written consent of the T-Mobile Parties and Crown;

(b)           By the T-Mobile Parties or Crown, if the Initial Closing shall not have occurred on or prior to the day that is 180 days after the date of this Agreement so long as the terminating Party has not breached any of its obligations under this Agreement that result in a substantial delay to, or preventing, the Initial Closing; provided that neither party shall have the right to terminate this Agreement pursuant to this Section 13.1(b) prior to the date that is 270 days after the date of this Agreement if the principal reason the Initial Closing has not occurred on or prior to the day that is 180 days after the date of this Agreement is the failure of the conditions to Closing set forth in Section 10.2 or Section 11.2 to be satisfied.

(c)           By the T-Mobile Parties; provided that the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries are not then in material breach of any of their obligations under this Agreement, if Crown or the Tower Operator (i) fails in any material respect to perform any of its covenants under this Agreement when performance is due or (ii) has breached in any material respect any of the representations or warranties contained in Article 7 or Article 8 of this Agreement and, in each case, such failure or breach has not been cured within 30 days after the T-Mobile Contributors deliver written notice thereof;

(d)           By Crown; provided that Crown and the Tower Operator are not then in material breach of any of their obligations under this Agreement, if the T-Mobile Parties, the T-Mobile SPEs or the Sale Site Subsidiaries (i) fail in any material respect to perform any of their covenants under this Agreement when performance is due or (ii) have breached in any material respect any of the representations and warranties contained in Article 5 or Article 6 of this Agreement, and in each case, such failure or breach has not been cured within 30 days after Crown delivers written notice thereof;

(e)           By either the T-Mobile Parties or Crown, if any permanent injunction, decree or judgment of any Governmental Authority preventing consummation of the transactions contemplated by this Agreement and the Collateral Agreements shall have become final and nonappealable or any Law shall make consummation of the transactions contemplated by this Agreement and the Collateral Agreements illegal or otherwise prohibited; or

(f)           By the T-Mobile Parties; provided that the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries are not then in material breach of any of their obligations under this Agreement, if (i) all of the conditions set forth in Article 10 (other than Section 10.5) have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Initial Closing) on the date the Initial Closing should have occurred pursuant to Section 2.6, (ii) Crown and the Tower Operator fail to consummate the transactions contemplated by this Agreement within three business days of the date the Initial Closing should have occurred pursuant to Section 2.6 and (iii) the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries have irrevocably committed, by written notice to Crown that all conditions set forth in Article 11 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Initial Closing) or that they are willing to waive any unsatisfied conditions (to the extent such conditions may be waived) in Article 11, to consummate the transactions contemplated by this Agreement on such date.

SECTION 13.2          Effect of Termination.

(a)           If terminated pursuant to Section 13.1, this Agreement shall terminate and become null and void and have no effect, without any liability on the part of any Party or its Affiliates, directors, officers or stockholders, except that: (i) Section 5.9, Section 7.6, Section 9.1(a), Section 9.5, Section 9.6, Section 9.11(a), Section 9.11(b) (in so far as it relates to information relating to this Agreement, the Collateral Agreements or the transactions contemplated hereby), this Article 13 and Article 14 shall survive any termination, (ii) any provisions not covered by clause (i) requiring the payment or reimbursement of any costs or expenses relating to, or incurred during, the period from the Signing Date to the Initial Closing Date shall survive any termination until paid in full and (iii) subject in all cases to Section 13.3, any such termination shall not relieve any Party from liability for fraud.  With respect to the provisions that expressly survive termination, each of Crown and the T-Mobile Parties shall be entitled to pursue any and all rights and remedies to which it or they may be entitled at Law or in equity.

SECTION 13.3          Termination Fee.

(a)           In the event that this Agreement is terminated by the T-Mobile Parties, pursuant to Section 13.1(f) Crown shall pay to T-Mobile, on behalf of the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries, a termination fee in an amount equal to $250,000,000 (the “Termination Fee”); it being understood that in no event shall Crown be required to pay the Termination Fee on more than one occasion. Any amount due under this Section 13.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by T-Mobile to Crown within two business days of the date of such termination.

(b)           Notwithstanding anything to the contrary contained in this Agreement, T-Mobile’s right, on behalf of the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries, to receive payment of the Termination Fee pursuant to Section 13.3(a) shall constitute the sole and exclusive remedy of the T-Mobile Parties, the T-Mobile SPEs and the Sale Site Subsidiaries and their respective Affiliates for any and all Claims suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for any breach or failure to perform hereunder at or prior to the Initial Closing, and upon payment of the Termination Fee, none of Crown, the Tower Operator and any of their Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or in respect of any Collateral Agreement or theory of Law or equity, whether in equity or at Law, in contract, in tort or otherwise.

(c)            Each Party acknowledges and agrees that the agreements contained in this Section 13.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not have entered into this Agreement.  Accordingly, if Crown fails to timely pay the Termination Fee as required hereby and, in order to obtain the payment of the Termination Fee, T-Mobile commences an Action which results in a judgment against Crown for the payment of the Termination Fee, Crown shall pay T-Mobile its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest thereon at the prime rate (as published in the Wall Street Journal) in effect on the date payment of the Termination Fee was required to be made through the date such payment was actually received by T-Mobile.

ARTICLE 14

MISCELLANEOUS

SECTION 14.1          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 14.2          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

SECTION 14.3          Entire Agreement.  This Agreement and the Collateral Agreements, constitute the entire agreement between the Parties with respect to the subject matter of the Agreement and supersede all prior agreements, both written and oral, between the Parties with respect to the subject matter of this Agreement.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns.

SECTION 14.4         Fees and Expenses.  Except as otherwise expressly set forth in this Agreement, whether the transactions contemplated by this Agreement are or are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

SECTION 14.5          Notices.  All notices, requests, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been delivered (i) the next business day when sent overnight by a nationally recognized overnight courier service, (ii) upon transmission of an e-mail (followed by delivery of an original via nationally recognized overnight courier service), or (iii) upon delivery when personally delivered to the receiving Party.  All such notices and communications shall be sent or delivered as set forth below or to such other person(s), e-mail address or address(es) as the receiving Party may have designated by written notice to the other Party.  All notices delivered by any T-Mobile Party shall be deemed to have been delivered on behalf of the T-Mobile Parties and the T-Mobile SPEs.  All notices shall be delivered to the relevant Party at the address set forth below:

If to the T-Mobile Parties, the T-Mobile SPEs or, prior to the Initial Closing, the Sale Site Subsidiaries, to:

T-Mobile USA, Inc.
12920 S.E. 38th Street
Bellevue, Washington 98006
Attention: Director of Lease Compliance
E-mail address: leasemanagement@T-Mobile.com

with copies not constituting notice to:

T-Mobile USA, Inc.
12920 S.E. 38th Street
Bellevue, Washington 98006
Attention: General Counsel
E-mail address: Dave.Miller@T-Mobile.com

and

Jones Day
222 East 41st Street
New York, New York 10017
Attention: Robert A. Profusek
E-mail address: raprofusek@jonesday.com

All notices delivered by Crown shall be deemed to have been delivered on behalf of Crown or the Tower Operator.  All notices shall be delivered to the relevant Party at the address set forth below:

If to Crown, Tower Operator or, after the Initial Closing, the Sale Site Subsidiaries, to:

Crown Castle International Corp.
1220 Augusta Drive, Suite 500
Houston, Texas 77057
Attention: CFO (Jay Brown)
E-mail Address: jay.brown@crowncastle.com

Attention: General Counsel (E. Blake Hawk)
E-Mail Address: blake.hawk@crowncastle.com

with copies not constituting notice to:
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention: Stephen Burns
E-mail Address: sburns@cravath.com

Attention: Erik Tavzel
E-mail Address: etavzel@cravath.com

Attention: Johnny Skumpija
E-mail Address: jskumpija@cravath.com

SECTION 14.6          Assignment; Successors and Assigns; Third-Party Beneficiaries.  This Agreement shall not be assignable by any Party without the express prior written consent of the other Parties and any such assignment shall be null and void, except that (i) each of the Parties may assign all or a portion of its rights and remedies (but none of its obligations) under this Agreement to one or more of its respective Affiliates, including any special purpose entity formed in connection with the transactions contemplated by this Agreement and (ii) Crown, the Tower Operator and, after the Initial Closing, the Sale Site Subsidiaries may assign all or any portion of their rights and remedies to its lenders.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for Section 12.1, which is intended to benefit and may be enforced by any of the Crown Indemnified Parties and Section 12.2, which is intended to benefit and may be enforced by any of the T-Mobile Indemnified Parties.

SECTION 14.7          Amendment.  This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

SECTION 14.8          Time of Essence.  Time is of the essence in this Agreement, and whenever a date or time is set forth in this Agreement, the same has entered into and formed a part of the consideration for this Agreement.

SECTION 14.9          Specific Performance.  Each Party recognizes and agrees that, in the event of any failure or refusal by any Party to perform its obligations required by this Agreement, remedies at law would be inadequate, and that in addition to such other remedies as may be available to it at Law, in equity or pursuant to this Agreement, each Party may seek injunctive relief and may enforce its rights under, and the terms and provisions of, this Agreement by an action for specific performance to the extent permitted by applicable Law.  Each Party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief.  Notwithstanding the foregoing, each Party acknowledges and agrees that, prior to the Initial Closing, none of the T-Mobile Parties, the T-Mobile SPEs or the Sale Site Subsidiaries shall be entitled to seek injunctive relief to prevent breaches of this Agreement or seek to enforce specifically its rights under, or the terms and provisions of, this Agreement by an action for specific performance, and that the sole and exclusive remedy available to any T-Mobile Party, T-Mobile SPE or Sale Site Subsidiary for any and all Claims suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for any breach or failure to perform hereunder shall be the Termination Fee set forth in Section 13.3 (which fee is only payable in the event this Agreement is terminated pursuant to Section 13.1(f)).

SECTION 14.10       Limitation of Liability.  Notwithstanding anything in this Agreement or the Collateral Agreements to the contrary, no Party shall be liable to any other Party for indirect, incidental, special or consequential damages, loss of anticipated profits or punitive damages that arise out of or relate to this Agreement or the performance or breach hereof or any liability retained or assumed hereunder, in each case except as may be payable to a claimant in a Third Party Claim and provided that the foregoing shall not limit recovery for diminution in value of an asset as a result of a breach.

SECTION 14.11       Disclosures.  Disclosure of any fact or item in the T-Mobile Disclosure Letter or Crown Disclosure Letter, by reference to a particular Article or Section in this Agreement shall, should the existence of the fact or item be reasonably apparent on its face to relate to any other Article or Section of this Agreement, be deemed to be disclosed with respect to such other Article or Section of this Agreement to which it relates.

SECTION 14.12        Jurisdiction.  Subject to Section 3.3 and Section 4.4, in connection with any suit, action or proceeding (an “Action”) arising out of or relating to this Agreement, each of the Parties:

(a)           Submits to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all Actions hereunder shall be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court;

(b)           Consents that any such Actions may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same; and

(c)           Agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process.

SECTION 14.13       Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT WAIVES ITS RIGHT TO A JURY TRIAL IN ANY COURT ACTION ARISING AMONG ANY OF THE PARTIES HEREUNDER, WHETHER UNDER OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTER CLAIM, THIRD-PARTY CLAIM OR OTHERWISE.

SECTION 14.14        Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

T-MOBILE USA, INC.		CROWN CASTLE INTERNATIONAL CORP.
By:	/s/ Michael J. Morgan	By:	/s/ Jay A. Brown
	Name: Michael J. Morgan		Name: Jay A. Brown
	Title: SVP & CFO		Title: CFO

SUNCOM WIRELESS OPERATING COMPANY, L.L.C.		VOICESTREAM PITTSBURGH, L.P.
By:	/s/ Michael J. Morgan	By:	/s/ Michael J. Morgan
	Name: Michael J. Morgan		Name: Michael J. Morgan
	Title: SVP & CFO		Title: SVP & CFO

COOK INLET/VS GSM IV PCS HOLDINGS, LLC		T-MOBILE WEST LLC
By:	/s/ Michael J. Morgan	By:	/s/ Michael J. Morgan
	Name: Michael J. Morgan		Name: Michael J. Morgan
	Title: SVP & CFO		Title: SVP & CFO

T-MOBILE CENTRAL LLC		T-MOBILE NORTHEAST LLC
By:	/s/ Michael J. Morgan	By:	/s/ Michael J. Morgan
	Name: Michael J. Morgan		Name: Michael J. Morgan
	Title: SVP & CFO		Title: SVP & CFO

T-MOBILE SOUTH LLC		WIRELESS ALLIANCE, LLC
By:	/s/ Michael J. Morgan	By:	/s/ Michael J. Morgan
	Name: Michael J. Morgan		Name: Michael J. Morgan
	Title: SVP & CFO		Title: SVP & CFO

POWERTEL/MEMPHIS, INC.		SUNCOM WIRELESS PROPERTY COMPANY, L.L.C.
By:	/s/ Michael J. Morgan	By:	/s/ Michael J. Morgan
	Name: Michael J. Morgan		Name: Michael J. Morgan
	Title: SVP & CFO		Title: SVP & CFO